    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH   , 2000.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 EGROUPS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7375                                    94-3302741
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

          350 BRANNAN STREET, SAN FRANCISCO, CA 94107, (415) 546-2700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL B. KLEIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
          350 BRANNAN STREET, SAN FRANCISCO, CA 94107, (415) 546-2700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

            RALPH L. ARNHEIM III, ESQ.                           MICHAEL J. HALLORAN, ESQ.
           CYNTHIA CLARFIELD HESS, ESQ.                          ROBERT E. SULLIVAN, ESQ.
                JOHN S. WILLS, ESQ.                             W. WARREN H. BINFORD, ESQ.
                 PERKINS COIE LLP                              PILLSBURY MADISON & SUTRO LLP
          180 TOWNSEND STREET, 3RD FLOOR                             50 FREMONT STREET
              SAN FRANCISCO, CA 94107                             SAN FRANCISCO, CA 94105
                  (415) 344-7000                                      (415) 983-1000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                                 AGGREGATE                           AMOUNT OF
              SECURITIES TO BE REGISTERED                           OFFERING PRICE(1)                   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value..........................             $75,000,000.00                        $19,800.00
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
               , 2000

                                     [LOGO]
                                      SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

         EGROUPS, INC.:

         - We provide the most widely used email group communication platform on the Internet.

         - eGroups, Inc.
           350 Brannan Street
           San Francisco, CA 94107
           (415) 546-2700

         PROPOSED SYMBOL AND MARKET:

         - EGPS/Nasdaq National Market
THE OFFERING:

- We are offering          shares of our common stock.

- The underwriters have an option to purchase an additional shares from us to cover over-allotments.

- This is our initial public offering. We anticipate that the initial
  public price will be between $     and $     per share.

- We plan to use the net proceeds from this offering for the development of our services, sales and marketing, and general corporate purposes.

- Closing:           , 2000.

         ------------------------------------------------------------------------------------
                                                    Per Share                    Total
         ------------------------------------------------------------------------------------
         Public Offering Price:                $                          $
         Underwriting Fees:
         Proceeds to eGroups, Inc.:
         ------------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 7.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
DONALDSON, LUFKIN & JENRETTE
                                       CHASE H&Q
                                                              ROBERTSON STEPHENS

[Inside Front Cover of Prospectus]

The top of the page has the following header:

THE LEADER IN EMAIL GROUP COMMUNICATION


The following four subheaders are located across the page directly under the above header:


"eGroups empowers individuals and businesses to communicate and collaborate around common interests."

"Our 14 million active members exchange 2 billion emails per month."

"The majority of our new members are referred by existing members."

"Our members have created 600,000 active email groups."

Below these sub-headers, on the right side of the page, there is screen shot of an eGroups web page, including a magnified "My Groups" menu from that page. To the left of this screen shot, and below the sub-headers, there are photographs of an individual and four groups, each arranged on a separate circular pod. The four groups have the following captions: "Music Fans;" "Class of '85;" "Investing Group;" and "Regional Sales Managers."

------------------------------------------------------------------------
[Inside Front Cover Gatefold]

The top of the page has the following centered header:

HIGHLY TARGETED ADVERTISING AND DIRECT MARKETING SOLUTIONS

The following three sub-headers are located across the page directly under the above header:

"eGroups offers advertising inventory of 2 billion email impressions and 163 million web page views each month."

"We deliver highly targeted marketing messages to our members based on their self-declared interests."

"We have 2.5 million opt-in subscriptions from members who have elected to receive email promotional offers."

Below these sub-headers, on the right-center and left-center of the page, there are screen shots of two eGroups web pages, including a magnified message from the group. There are several photographs of individuals arrayed around the gatefold, along with eleven interspersed circles with the following text:

"Corvette World;" "Class of '85;" "Tech Investor;" Regional Sales Managers;" "College Intramurals;" "Santana Fans;" "FlightSim Jockeys;" Golf-Pros;" "Parenting;" "Sports Fans Now;" and "Spring Landscapes."

The following text is also interspersed among the photographs and circles:

"Prominent banner positioning on eGroups' web pages"

"Targeted sponsorships"

"Opt-in offers in specific categories of interest"

"Ad banners embedded within group messages and delivered to the email inbox"

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock. In this prospectus, unless the context indicates otherwise, the Company, eGroups, we, us and our refer to eGroups, Inc., a Delaware corporation.

     eGroups, eGroup, email Groups, ONElist and the eGroups logo are our trademarks. This prospectus also contains trademarks and service marks of other companies.

     Unless otherwise indicated, all information in this prospectus:

     - gives effect to the conversion of all our outstanding shares of series A, B, C and D convertible preferred stock into shares of common stock upon the closing of this offering and the conversion of approximately $3.2 million in principal amount of subordinated debt into 437,500 shares of our common stock prior to the closing of this offering;

     - assumes the effectiveness of our amended and restated certificate of incorporation in the State of Delaware upon the completion of this offering; and

     - assumes no exercise of the underwriters' over-allotment option.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................     3
Risk Factors........................     7
Use of Proceeds.....................    18
Dividend Policy.....................    18
Corporate Information...............    18
Forward-Looking Statements..........    18
Capitalization......................    19
Dilution............................    20
Selected Consolidated Financial
  Data..............................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    22
Business............................    29

                                      Page
Management..........................    43
Relationships and Related
  Transactions......................    52
Principal Stockholders..............    55
Description of Capital Stock........    57
Shares Eligible for Future Sale.....    60
Underwriting........................    62
Legal Matters.......................    65
Experts.............................    65
Additional Information..............    65
Index to Consolidated Financial
  Statements........................   F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                                    EGROUPS

OUR BUSINESS

     eGroups is the most widely used email group communication platform on the Internet. Our service enables our members to easily create, join and manage online groups focused on business and personal interests. As of February 2000, we had over 14 million active members participating in approximately 600,000 member-created groups, with new members joining our service at a rate of approximately 1.5 million per month. During February 2000, our members exchanged email messages at a rate of approximately 2 billion per month, and our web site generated 163 million page views. We derive revenue from permission-based direct marketing programs, sponsorships and other forms of online advertising.

     By aggregating our members who have segmented themselves into groups based on their interests, we offer advertisers and direct marketers a broad audience as well as enable them to deliver highly targeted marketing messages. Our proprietary, high-volume ad-serving technology allows advertisers and direct marketers to place context-sensitive advertisements in emails and web pages based on member-designated interests, demographic information and other data. In addition, through our permission-based direct marketing programs, we deliver full-page emails to members who have elected to receive promotional offers in specific categories of interest. We currently have approximately 2.5 million subscriptions from our members for this opt-in advertising.

     Our rapid growth in members has been driven by the inherently viral nature of our business and the ease of using our service. The organic growth of our member base occurs as existing members expand their groups by inviting new members, who often form their own groups and invite additional new members. Our member base has expanded rapidly in both the United States and abroad, with over 20% of our members coming from international domains.

     BENEFITS TO OUR MEMBERS

     Our easy-to-use and customizable email group communication service provides numerous benefits to our members. Through our service, group members communicate with each other using a single group email address, rather than the individual email addresses of each member. We deliver group email directly to the member's email inbox, allowing the member to read and reply at his or her convenience. In addition, we archive group email communications over the prior six months, enabling prospective and existing members to search our archives for past communications among group members. Each group also has access to a group calendar, an online chat application, a group polling feature, and dedicated storage space to share files such as photographs, documents and digital music. In April 2000, our members will have access to our web-based platform in 14 different languages and will be able to continue sending emails to other group members in any language. We are able to align advertisements more effectively with our members' self-designated interests, providing them with relevant advertisements that they are more likely to find useful.

     BENEFITS TO ADVERTISERS AND DIRECT MARKETERS

     We offer advertisers and direct marketers broad reach as well as a variety of targeting capabilities. Because our 14 million active members have segmented themselves across approximately 600,000 groups based on business and personal interests, we enable advertisers and direct marketers to deliver highly targeted advertisements to specific audiences. We currently deliver approximately 2 billion emails and 163 million web page views per month, nearly all containing an advertisement. For example, online financial services firms can target advertisements to members of an investment group, while pharmaceutical companies can promote new therapies to a health-related group. Because consumers spend a significant portion of their online time using email, we believe advertisers are better able to reach these consumers by delivering advertisements in email messages. In addition, we currently have approximately
2.5 million subscriptions from our members who have elected to receive promotional offers by email in specific categories of interest.

OUR MARKET OPPORTUNITY

     The Direct Marketing Association estimates that a total of $309 billion was spent on advertising and direct marketing in the United States in 1999. Because the Internet enables precise targeting of consumers through the use of behavioral, demographic and other data, advertisers and direct marketers are increasingly adopting online forms of advertising. Forrester Research estimates that the amount spent on online advertising and direct marketing worldwide will increase ten-fold from $3.3 billion in 1999 to $33.1 billion in 2004.

     The Internet enables group communications to occur on a global scale and offers efficiencies currently unavailable offline. Because email is the most widely used application on the Internet, we believe that groups will utilize email as a preferred medium for creating and managing their group communications. Given the self-segmented nature of groups, we believe that advertisers and direct marketers will embrace an email-based group communication platform that enables them to deliver highly targeted advertisements to their desired audience.

THE EGROUPS STRATEGY

     Our objective is to maintain our leading position as the most widely used email group communication platform on the Internet. The following are key elements of our strategy:

     - Continue to develop, acquire and license proprietary products and technology to improve our member experience with enhanced functionality and new features;

     - Continue to increase the size of our member base and the level of group activity among existing members;

     - Maximize awareness of our brand among members and advertisers through various marketing channels;

     - Increase revenue by expanding our direct sales efforts, increasing our inventory of rich-media email advertisements, improving our ability to target our web and email advertising, refining our opt-in direct marketing programs, and introducing new subscription-based services; and

     - Leverage our email group communication platform to further expand internationally.

EGROUPS, INC.

     We were incorporated in Delaware in June 1998. Our principal office is located at 350 Brannan Street, San Francisco, California, and our telephone number is (415) 546-2700. We maintain a web site at www.egroups.com. Information contained on our web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by
eGroups..........................                   shares

Common stock to be outstanding
after the offering...............                   shares

Use of proceeds..................    We plan to use the net proceeds from this
                                     offering for the development of our
                                     services, sales and marketing, and general corporate purposes.

Proposed Nasdaq National Market
symbol...........................    EGPS

     The number of shares to be outstanding after this offering is based on shares outstanding as of March 15, 2000. This number excludes:

     - 8,817,293 shares of our common stock reserved for issuance under our option and employee stock purchase plans, of which 2,711,453 shares of our common stock are issuable upon the exercise of outstanding stock options; and

     - 8,330 shares of our common stock issuable upon exercise of an outstanding warrant.

     See "Capitalization," "Management--Stock Plans," and Notes 8 and 11 of Notes to our Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes the consolidated statement of operations data for our business. The shares used in calculating our pro forma net loss per share data include the assumed conversion of all shares of convertible preferred stock into shares of our common stock from the date of issuance, but exclude the issuance of 437,500 shares of common stock upon the conversion of subordinated debt prior to the closing of this offering, the repurchase of 600,478 shares of our common stock from one of our founders in March 2000 under a repurchase right, and the purchase of 971,946 shares of our common stock from February 1, 2000 to March 15, 2000 by some employees through the exercise of stock options. For a more detailed explanation of this financial data, see "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements located elsewhere in this prospectus.

                                                       PERIOD FROM
                                                        INCEPTION           SIX MONTHS ENDED
                                                    (JUNE 5, 1998) TO          JANUARY 31,
                                                        JULY 31,         -----------------------
                                                          1999              1999          2000
                                                                         (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenue.........................................       $   489           $    43      $  3,464
  Gross profit (loss).............................           267               (44)        3,139
  Operating loss..................................        (6,804)           (1,240)      (12,605)
  Net loss attributable to common stockholders....       $(6,857)          $(1,235)     $(12,903)
  Net loss per share attributable to common
     stockholders
       Basic and diluted..........................       $ (1.25)          $ (0.29)     $  (1.61)
       Shares used in per share calculation.......         5,465             4,303         8,011
  Pro forma net loss per share attributable to
     common stockholders
       Basic and diluted (unaudited)..............       $ (0.49)                       $  (0.56)
       Shares used in pro forma per share
          calculation (unaudited).................        13,641                          22,643

     The following table summarizes our consolidated balance sheet data. The pro forma data reflects the assumed conversion of all of our shares of convertible preferred stock into shares of our common stock, the issuance of 437,500 shares of common stock upon the conversion of subordinated debt prior to the closing of this offering, the repurchase of 600,478 shares of our common stock from one of our founders in March 2000 under a repurchase right, and the purchase of 971,946 shares of our common stock from February 1, 2000 to March 15, 2000 by some employees through the exercise of stock options. The pro forma as adjusted consolidated balance sheet data also gives effect to the sale of shares of common stock at an assumed initial public offering
price of $     per share in this offering, after deducting estimated
underwriting discounts, commissions and offering expenses payable by us, and the application of the resulting net proceeds.

                                                                  JANUARY 31, 2000
                                                          ---------------------------------
                                                                       PRO       PRO FORMA
                                                          ACTUAL      FORMA     AS ADJUSTED
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.............................  $44,586    $44,585      $
  Working capital.......................................   44,578     44,576
  Total assets..........................................   52,211     51,312
  Long-term capital lease obligations and debt..........   (8,149)    (4,999)      (4,999)
  Total stockholders' equity............................   41,555     43,806

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before making an investment decision about our common stock. Additional risks and uncertainties that we do not presently know about or that we currently deem immaterial may also impair our business operations. Any of the following risks could harm our business, financial condition or operating results, or cause the trading price of our common stock to decline. As a result, you could lose all or part of the money you paid to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY, UNPROVEN BUSINESS MODEL, RECENT MERGER, AND UNPREDICTABLE OPERATING RESULTS, COMBINED WITH THE UNCERTAINTIES OF OUR RAPIDLY EVOLVING MARKET, MAKE EVALUATING OUR BUSINESS DIFFICULT AND MAY LEAD TO VOLATILITY IN OUR STOCK PRICE.

     We were incorporated and began providing email group communication services in mid-1998, and have only recently begun to recognize revenue. Our historical financial information offers limited value in projecting our future operating results due to our limited operating history and the frequently changing nature of our market. Our business model is still evolving and could change significantly. In addition, because our merger with ONElist, Inc., was completed only recently in November 1999, we continue to integrate our operations and business activities. For example, we are planning to launch the integrated eGroups and ONElist web site in April 2000.

     Our operating results have varied during our short operating history and may continue to fluctuate significantly. As a result, we may fail to meet the expectations of investors and securities analysts, causing our stock price to become volatile or decline. Factors that may adversely affect our operating results include:

     - Failure to convince advertisers and direct marketers to adopt and continue to use our service;

     - Decreases in the price that advertisers and direct marketers will pay to deliver advertisements through our service;

     - Inability to increase our advertising response rates and targeting capabilities;

     - Introduction of new web sites, products or services by our competitors;

     - Inability to build brand awareness;

     - Inability to retain an active member base and attract new members;

     - Inability to increase the size and productivity of our engineering, marketing and sales forces;

     - Decreases in the rate at which our members opt into our direct marketing programs;

     - Failure to enhance our services to members and advertisers in a timely and effective manner;

     - Service interruptions that lead to significant downtime in our services to members or advertisers;

     - General economic conditions and economic conditions specific to the Internet; and

     - Seasonal changes in Internet usage and advertising revenues.

     As a result of all the factors described above, we believe that period-to-period comparisons of our historical operating results do not offer any indicator of our future performance and that unfavorable period-to-period comparisons could cause our stock price to become volatile and to decline.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT INCREASED LOSSES FOR THE FORESEEABLE FUTURE.

     We have experienced increasing operating losses since we began operations in June 1998. As of January 31, 2000, we had an accumulated deficit of approximately $19.4 million. Although we have experienced revenue growth in recent periods, our revenue may not continue to increase at its current rate and we expect to experience increased losses for the foreseeable future as we:

     - Increase our marketing activities to members and advertisers;

     - Continue to expand our product development activities, including enhancing our email-serving and ad-serving technology, developing new service features and increasing our operational infrastructure;

     - Increase our number of personnel; and

     - Incur higher general and administrative expenses to support our growing business.

     We are investing considerable resources in our expansion strategies in advance of anticipated growth, and these expenditures may delay our profitability. We cannot predict when or if we will achieve sustained profitability. Our failure to become and remain profitable would hinder our ability to sustain our business.

WE FACE INTENSE AND INCREASING COMPETITION FOR MEMBERS AND ADVERTISERS THAT MAY ADVERSELY AFFECT OUR BUSINESS.

     Our market is intensely competitive and we expect that competition will persist and intensify in the future. We face competition for members and for advertising and direct marketing customers. Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, technical, sales, marketing and other resources. Many of these competitors can devote substantially more resources to the development of their products and services. In addition, our competitors may form strategic alliances or complete acquisitions of businesses, technologies or products that could reduce our competitive advantage.

     We compete for members with:

     - Communication services such as Critical Path's RemarQ division, eCircles, Inc., Microsoft Corporation's Listbot Service, Topica, Inc., and Visto Corporation; and

     - Community and club services of established portals such as Excite@Home Networks, Inc., Lycos, Inc., Microsoft Corporation's MSN, and Yahoo! Inc.

     We compete for Internet advertising, direct marketing and sponsorship revenues with:

     - Major web publishers and portals such as America Online, Inc., Excite@Home Networks, Inc., Lycos, Inc., MSN and Yahoo! Inc.;

     - Internet advertising networks such as DoubleClick, Inc.; and

     - Opt-in email companies such as LifeMinders.com, Inc., NetCreations, Inc. and yesmail.com, Inc.

     We also compete with traditional advertising channels including television, radio, print and outdoor media for a share of advertisers' and direct marketers' total advertising budgets. Increased competition for advertising and direct marketing spending may result in price reductions and reduced gross margins.

WE DEPEND UPON REVENUE FROM ADVERTISERS AND DIRECT MARKETERS, AND IF THEY DO NOT ADOPT AND CONTINUE TO USE OUR SERVICE, OUR OPERATING RESULTS WOULD SUFFER.

     We derive substantially all of our revenue from the sale of web-based and email-based banner advertising, sponsorships and opt-in direct marketing programs. The sale and deployment of email-based advertising remains a new and unproven business, and we face significant hurdles and potential delays in convincing many advertisers and direct marketers to utilize our platform to reach their desired audiences. Even if we succeed in increasing the number of these customers, a majority of our contracts are purchased on a short-term basis and may be terminated at any time without penalty. The cancellation or deferral of even a small number of advertising contracts could harm our business, and we might not adjust our spending in time to compensate for any unexpected revenue shortfall. Competitive pressures could cause us to decrease the prices we charge advertisers, which would have a negative impact on our revenue.

WE RELY ON OUR ABILITY TO ENABLE ADVERTISERS AND DIRECT MARKETERS TO DELIVER TARGETED ADVERTISEMENTS, AND IF WE FAIL TO CONTINUE ENHANCING OUR CAPABILITIES FOR TARGETING ADVERTISING TO INDIVIDUAL MEMBERS, WE MAY LOSE CUSTOMERS.

     The growth of our business will depend upon our ability to increase our revenue from targeted advertising. We believe that our ability to realize such increases will depend partly on our ability to acquire, develop and refine technologies that better identify the preferences of individual members. For example, we recently licensed technology intended to enable us to develop better information regarding our members' interests and activities. We may fail to implement this technology in a timely fashion or may not achieve the results we expect from this technology. Our ability to analyze and predict accurately the members who are likely to respond to particular advertisements will significantly affect the prices that we can charge advertisers and may influence their willingness to pay for advertisements at all. If we fail to increase our capabilities to provide targeted advertising, our results of operations would be harmed.

FAILURE TO REALIZE SUSTAINED OR HIGHER "CLICK THROUGH" RATES ON OUR ADVERTISEMENTS MAY ADVERSELY AFFECT OUR ABILITY TO ATTRACT AND RETAIN ADVERTISING CUSTOMERS.

     To achieve the high response rates for our advertisers, we need to identify and deliver the types and placement of advertisements that our members find most appealing. Our ability to achieve higher "click through" or response rates on our advertisements may be diminished by factors such as a failure to place advertisements appropriately, a lack of interest in online advertising in general, or a failure to deliver appealing advertising messages, such as those using hyper-text markup language, or HTML. Consequently, advertisers and direct marketers may not adopt, increase or continue their utilization of our service, which would harm our operating results.

IF RESPONSE RATES TO OUR ADVERTISEMENTS FALL BELOW ADVERTISERS' EXPECTATIONS, WE MAY NEED TO DELIVER MORE ADVERTISEMENTS THAN PLANNED, REDUCING OUR AVAILABLE ADVERTISEMENT INVENTORY AND HARMING OUR OPERATING RESULTS.

     Advertisers have demonstrated a keen interest in the level of response to advertisements placed on our service. We base the deployment of advertisements upon the rate of response that we expect.

However, if we realize lower rates of response to particular advertisements than we anticipated, sometimes we may choose to deliver more of those advertisements than we have guaranteed to advertisers to achieve the desired absolute levels of click-through responses. This could result in the over-delivery of some advertisements, thereby reducing our available web site and email inventory to sell to other advertisers and potentially harming our operating results.

IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, IT WILL PLACE SIGNIFICANT STRAIN ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

     We have rapidly expanded our operations and plan to continue this expansion. For example, from June 1998 to March 15, 2000, we grew from three employees to 154 employees. We also recently commenced operations in Japan, Germany, England and France. This recent growth has placed a significant strain on our managerial, operational and financial resources, and we expect this strain to continue.

     We also may establish additional web sites, acquire additional companies or develop new geographic markets, each of which would create additional managerial, operational and financial challenges. We must expand our procedures and controls to support our operations. If we fail to continue to implement and improve our operational and financial systems or to train our employees adequately, it could disrupt our business or place additional strain on our management team.

     In addition, nearly all of our management team have joined us in the last nine months and have not worked together previously. This may compound future growth-related strains on our operations. It may also prevent our management team from making decisions rapidly enough to exploit market opportunities for our member and advertiser services.

OUR INTERNATIONAL EXPANSION IS SUBJECT TO ADDITIONAL RISKS THAT COULD HARM OUR BUSINESS AND OPERATING RESULTS.

     A key component to our business strategy is to further expand internationally. Our international operations will continue to be subject to a number of risks. These risks include:

     - Difficulties in staffing and managing foreign operations;

     - Compliance with multiple, conflicting and changing laws and regulations;

     - Uncertainty of acceptance of our services by potential members, advertisers and direct marketers in international markets; and

     - Costs of customizing our web pages and securing domain names for foreign countries.

     Our international operations also face foreign currency-related risks, and we have not engaged in any hedging activity to mitigate these risks. Fluctuations in the value of foreign currencies could have an adverse effect on our operating results.

ATTEMPTS TO EXPAND BY MEANS OF ACQUISITIONS AND STRATEGIC ALLIANCES MAY FAIL, AND SUCH FAILURES COULD DISRUPT OUR BUSINESS.

     We anticipate that we will expand our operations and market presence by entering into business combinations, investments, strategic alliances and joint ventures in the United States and internationally. We may have difficulty assimilating the operations, technology and personnel of acquired companies, and other disruptions and costs may arise from these combinations. If our members disapprove of these transactions or feel that they harm our services or reputation, our brand and business could suffer. Employees may not wish to continue working for us following any business combination, and duplication of responsibilities between our personnel and that of acquired companies may force us to dismiss some employees.

     We recently completed a merger with ONElist in November 1999, and we continue to integrate our businesses and technologies. For example, we continue to operate out of two facilities and are continuing the integration of the ONElist and eGroups web sites. This integration process may prove to consume more of management's time and energy and involve greater expense than we currently anticipate and may not ultimately succeed. Although we have not entered into any agreements to acquire other companies, we continually evaluate potential acquisitions. In conjunction with any such business combination, we may need to incur debt or issue equity securities to pay for acquisitions. We also may assume contingent liabilities or amortize expenses related to goodwill. If we are unsuccessful in closing or integrating any business combination, our business and operating results could suffer.

THE TERMINATION OF CERTAIN PRE-EXISTING STRATEGIC ALLIANCES MAY DIVERT MANAGEMENT RESOURCES OR RESULT IN LITIGATION THAT COULD HARM OUR BUSINESS.

     In the past, we have entered into strategic alliances, some of which have diverted engineering and other resources from other efforts or have involved terms that restricted our growth. We are in the process of terminating, and have previously terminated, agreements with third parties that we believe have hindered our business. The termination of these agreements may result in substantial costs and diversion of management and technical resources. In the future, we may decide to terminate other contracts that we feel do not serve the goals of our business. The termination of any contracts may result in litigation or penalties, which could harm our business and operating results.

WE DEPEND ON KEY PERSONNEL FOR WHOM INTENSE COMPETITION EXISTS, AND ANY FAILURE TO ATTRACT AND RETAIN THOSE PERSONNEL COULD HARM OUR BUSINESS.

     Our future performance will depend on our ability to retain and motivate our officers and key employees. The loss of the services of any of our executive officers or other key employees, especially members of our engineering, operations, sales, marketing and business development teams, could harm our business. We intend to purchase a "key person" life insurance policy on our chief executive officer, and the proceeds from that policy could aid us in recruiting his replacement, if needed. However, this policy would not remedy the likely disruption of our business that would be caused by his loss and subsequent efforts to recruit and assimilate new senior management. We do not maintain "key person" life insurance policies on any other employees. We do not have long-term employment agreements with any members of senior management, and losing any of these personnel could significantly harm our business. Competition for talented and experienced personnel is intense, especially in the San Francisco Bay area where our headquarters are located. Our future success will depend on our ability to attract, train, integrate, retain and motivate highly skilled individuals.

OUR FAILURE TO EXPAND, UPDATE AND CREATE REDUNDANCIES IN OUR INFRASTRUCTURE COULD MATERIALLY HARM OUR BUSINESS.

     Our future success will depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our reputation and ability to attract and retain members and advertisers depend on the satisfactory performance, reliability and availability of our web site, email-servers and ad-servers, and operations infrastructure. If the volume of traffic on our web site continues to increase, we will need to expand, upgrade and create redundancies in our technology, systems and operations infrastructure to assure minimal disruptions. We currently house all of our data storage and servers at Global Crossing Ltd.'s Global Center facility in Sunnyvale,

California, and these systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, vandalism and other events. Any such damage or disruption to Global Crossing's Global Center facility and services could prohibit us from delivering emails, page views and advertisements to members. We may enter into agreements with other third parties that lead us to depend upon their timely and effective performance and delivery of services. If these services are not performed according to our expectations, our business may suffer.

IF WE FAIL TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE GROWTH OF OUR BUSINESS MAY SUFFER.

     We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. The steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies and services. We pursue the registration of our trademarks and service marks in the United States and internationally. However, effective intellectual property protection may not be available in every country in which our services are made available. Enforcing and protecting our intellectual property rights may require substantial amounts of management's time and resources and may harm our financial results. If we prove unable to protect our intellectual property, our actual and potential competitors could improve their services and detract from our ability to attract and retain members, advertisers and direct marketers.

FAILURE TO INTEGRATE AND MAINTAIN TECHNOLOGIES THAT WE LICENSE MAY ADVERSELY AFFECT OUR OPERATIONS AND BUSINESS.

     We rely on certain technologies that we license from third parties. These third-party technology licenses may not remain available to us on commercially reasonable terms. Our loss of this technology could require us to re-engineer the technology internally, putting an unanticipated strain on our engineering and operations teams, or to obtain substitute technology of lower quality or performance standards, or at greater cost from third parties. Any of these outcomes could harm our ability to maintain and improve our services. For example, we currently license certain database technology from E.piphany, Inc. The failure to integrate and maintain these technologies successfully may adversely affect our operations and business.

WE ARE VULNERABLE TO CLAIMS THAT OUR PRODUCTS INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, AND ANY RESULTING LITIGATION COULD HARM OUR BUSINESS.

     We may become exposed to future litigation based on claims that our service infringes the intellectual property rights of others. Claims of infringement could require us to obtain licenses from third parties to continue offering our services or cause us to cease offering them. To date, we have not been notified that our technologies infringe the proprietary rights of others. However, third parties may claim infringement by us in the future with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could significantly strain our financial resources and harm our reputation. We rely on technologies that we license from third parties, and these licenses may not continue to be available to us on commercially reasonable terms. Failure to obtain these licenses may have an adverse affect on our operating results and business.

WE MAY BECOME SUBJECT TO LIABILITY FOR CONTENT THAT OUR MEMBERS INCLUDE IN THEIR EMAIL MESSAGES OR FOR VIOLATION OF MEMBERS' PRIVACY RIGHTS.

     We face potential liability for defamation, negligence, copyright infringement or other claims based on the nature and content of materials that our members publish or distribute. In the past, plaintiffs have brought these types of claims and successfully litigated them against other online services. In addition, we plan to collect personal information from our members that we will use internally to improve our services and products. Although we have instituted a policy on member privacy related to such information, and publish that policy on our web site, our policy may not prevent members from claiming that we have infringed their privacy rights.

WE MAY REQUIRE ADDITIONAL FINANCING, WHICH WE MAY NOT BE ABLE TO OBTAIN ON FAVORABLE TERMS, IF AT ALL.

     Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for development of our services, sales and marketing, and general corporate purposes, including working capital and capital expenditures, for at least 12 months. If we require additional funding, we cannot be certain that it will be available to us on favorable terms, if at all. If we raise additional funds by issuing equity or debt securities, such securities may have rights, preferences or privileges senior to our common stock, and our stockholders may experience additional dilution. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline.

IF WE DO NOT BUILD OUR BRAND RECOGNITION, WE MAY FAIL TO ATTRACT AND RETAIN MEMBERS, ADVERTISERS AND DIRECT MARKETERS.

     Quickly building recognition of our brand is critical to expanding and retaining our base of members, advertisers and direct marketers. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality member experiences and to meet or exceed the expectations of our advertisers. We anticipate that we will incur significantly greater marketing and promotional expenses than we have previously expended in our efforts to build brand awareness and to attract members, advertisers and direct marketers to our service. Our increased brand-promotion activities may not yield increased revenues, and any increased revenues may not offset the expenses we incur to build our brand.

                         RISKS RELATED TO THE INTERNET

IF WE FAIL TO KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGES THAT CHARACTERIZE THE INTERNET, OUR SERVICES MAY BECOME LESS DESIRABLE TO MEMBERS, ADVERTISERS AND DIRECT MARKETERS.

     Rapid innovations in technology, markets and business models characterize the Internet. The emerging nature of Internet-based markets and the fact that many other companies will introduce new Internet products and services in the near future amplify these characteristics. For example, the widespread adoption of new communication platforms such as personal digital assistants and digital telephones could affect the nature and viability of our service and advertising solutions. Our future success also will depend on our ability continually to improve our product offerings, technology and services to attract and retain the interest of members and advertisers.

NEW AND EXISTING REGULATION OF THE INTERNET COULD HINDER OUR BUSINESS.

     Due to the increasing popularity and use of the Internet and online services, it is likely that the government will adopt new laws and regulations with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, spam, freedom of expression, fraud, content and quality of products and services, advertising, intellectual property rights and information security. For example, recent laws adopted in Europe have restricted our right to use information about our users and have required us to amend some member agreements in order to attempt to maintain compliance with these laws. Applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, libel, obscenity and user privacy remains uncertain. The vast majority of laws were adopted prior to the advent of the Internet and related technologies and fail to address the unique issues that have emerged. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, have not yet been extensively interpreted by the courts, and their applicability and reach are therefore uncertain. Current and future laws and regulations could harm our business and have potentially significant adverse effects on our financial and operating results.

     We may be vulnerable to recently proposed regulations regarding unsolicited email, known as "spam." We do not send unauthorized email, and we have instituted mechanisms to prevent others from sending unauthorized emails to our members. However, negative public perception, press reports or governmental action related to spam could result in claims against us or our members. Although we have instituted mechanisms to reduce the likelihood of a claim, including limiting the addition of large numbers of email addresses to a particular group at one time, we cannot assure you that a claim will not be made. In addition, Internet service providers who misperceive our distribution of email as spam could impede our ability to deliver emails. Any failure or delay in the delivery of such emails would adversely affect our business and operating results.

OUR BUSINESS IS SUBJECT TO ONLINE SECURITY RISKS THAT COULD LEAD TO MISAPPROPRIATION OF OUR DATA AND SERVICE INTERRUPTIONS AND COULD HARM OUR REPUTATION WITH MEMBERS.

     We monitor and collect information regarding member-designated interests, demographics and other data that we obtain from our members' use of our service. Although we do not distribute or sell this information to third parties, our security measures may not prevent security breaches and misappropriation of data that we collect. A party who circumvents our security measures could cause interruptions in our operations. Our reputation and popularity with members could suffer if this misappropriation occurs. We may need to expend significant resources to protect against security breaches or service interruptions or to address problems caused by these breaches. These expenditures could be significant and harm our operating results.

UNFORESEEN PROBLEMS WITH CONTINUED YEAR 2000 COMPLIANCE COULD DISRUPT OUR
SERVICE.

     To date, we have not experienced any material disruption in our services as a result of, nor are we aware that any of the third-party vendors on which we depend has been materially affected by, the commencement of the year 2000. In light of our experiences to date, we have not developed any specific contingency plan for year 2000 issues. Although we do not anticipate that our services will be affected by the year 2000, if we, or our third-party providers, fail to remedy any year 2000 issues, the result could be lost revenues, increased operating expenses, the loss of members or advertisers, and other business interruptions, any of which could harm our business. If we fail to address adequately year 2000 compliance issues, we may experience legal claims against us which could be costly and time-consuming to defend. If we did experience significant year 2000 problems and were unable to provide services to our members and advertisers, our business and operating results would suffer.

              RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

THERE HAS BEEN NO PUBLIC MARKET FOR OUR STOCK PRIOR TO THIS OFFERING AND OUR STOCK PRICE COULD BE EXTREMELY VOLATILE.

     Previously there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market or how liquid any trading market might become. The public market may not agree with or accept the valuation determined in connection with this offering, and the initial public offering price for the shares of our common stock might not reflect prices that will prevail in the trading market. The stock market has experienced extreme price and volume fluctuations, and the market prices of technology-company securities, particularly those related to the Internet, have been highly volatile. After this offering, you might not succeed in reselling your shares at or above the initial public offering price.

WE COULD BE NAMED AS A DEFENDANT IN SECURITIES CLASS ACTION LAWSUITS, WHICH COULD DIVERT MANAGEMENT ATTENTION AND HARM OUR BUSINESS.

     In the past, following periods of volatility in the market price of their stock, many companies have been named in securities class action lawsuits. If we, or our directors or officers, were named in a securities class action lawsuit, it could result in substantial costs and a diversion of management's attention and resources and could cause our stock price to fall.

     As has been the case for other Internet companies, we expect that the market price of our common stock could fluctuate significantly. These fluctuations could result in a class action lawsuit. Volatility in our stock price may occur as a result of various factors, such as the following, some of which are beyond our control:

     - Actual or expected variations in our quarterly results from operations;

     - Initiation of coverage and changes in financial estimates by securities analysts;

     - Announcements by us or our competitors of significant new ventures, acquisitions, strategic alliances or capital commitments;

     - Announcements of technological innovations or new products or services by us or our competitors;

     - Additions or departures of key personnel;

     - Changes in the operating performance or market valuations of other Internet companies;

     - Releases of lock-up agreements or other transfer restrictions on our outstanding shares of common stock, or sales or announcements of sales of additional shares of common stock;

     - Potential or actual litigation; and

     - Changes in Internet regulation.

A SIGNIFICANT NUMBER OF SHARES IS ELIGIBLE FOR SALE AND THE SALE OF THESE SHARES COULD DEPRESS OUR STOCK PRICE.

     Sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering could depress the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of
this offering, we will have outstanding                shares of common stock
based upon shares
outstanding as of March 15, 2000, assuming no exercise of the underwriters'
over-allotment option. Of these shares, the                shares sold in this
offering are freely tradable.

     All of the holders of our common stock and stock options are subject to agreements that limit their ability to sell common stock. These holders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette. However, 25% of a holder's shares may be sold on the earlier of 90 days after the date of this offering or on the second trading day after the first public release of our quarterly results if the last recorded sale price on the Nasdaq National Market for 20 of the 30 trading days ending on that date is at least twice the price per share in this initial public offering. Under these agreements, an additional 25% of each holder's shares may be sold 135 days after the date of this offering if the price per share of common stock has achieved the same target level. When these agreements expire, all of the shares of common stock and the shares underlying the options will become eligible for sale, in most cases only pursuant to the volume, manner of sale and notice requirements of Rule 144.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE STOCK YOU PURCHASE.

     The assumed public offering price is substantially higher than the net tangible book value per outstanding share of common stock. Purchasers of our common stock will incur immediate and substantial dilution of approximately
$          to $     per share in the net tangible book value of our common stock
from the assumed initial public offering price of $     per share. Additional
dilution will occur upon the exercise of outstanding options.

MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE ALLOCATION OF PROCEEDS FROM THIS OFFERING.

     The net proceeds to us from the sale of the                shares of common
stock we are offering are estimated to be approximately $     million after
deducting estimated underwriters' discounts, commissions and offering expenses payable by us. We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. Our investment of the proceeds may not yield a significant return. Pending their application, substantially all of our proceeds from the offering will be invested in short-term, interest-bearing, investment-grade securities immediately following the offering.

WE ARE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WHO MAY MAKE DECISIONS WITH WHICH YOU DISAGREE.

     Upon completion of this offering, a small number of stockholders and our executive officers and directors and their affiliates will own approximately
     % of our outstanding common stock. They will have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock.

PROVISIONS OF OUR CHARTER AND BYLAWS MAY DELAY OR PREVENT TRANSACTIONS THAT MANY STOCKHOLDERS FAVOR.

     Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

     - Authorizing the issuance of "blank check" preferred stock without any need for stockholder action;

     - Prohibiting the removal of directors without cause;

     - Limiting the ability of stockholders to call special meetings of stockholders;

     - Prohibiting stockholders from acting by written consent;

     - Prohibiting stockholders from filling vacancies on the board of directors;

     - Requiring a super-majority stockholder vote to amend our bylaws and certain provisions of our certificate of incorporation; and

     - Establishing advance notice requirements for nominations of directors or other matters to be voted on by stockholders other than by or at the direction of the board of directors.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the      shares of
common stock we are selling in this offering will be approximately $
million, at an assumed initial public offering price of $     per share, after
deducting estimated underwriters' discounts, commissions and offering expenses
payable by us. If the underwriters' option to purchase an additional      shares
of common stock is exercised in full, we estimate the aggregate net proceeds to
be approximately $     million.

     We expect to use the net proceeds for the development of our services, sales and marketing, and general corporate purposes, including working capital, capital expenditures and possible acquisitions or investments in complementary businesses or technologies. We have no current plans, agreements or commitments relating to any such acquisition or investment. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including the amount of our future revenue and the other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all of our earnings to finance our operations and do not anticipate paying cash dividends on our capital stock in the foreseeable future. In addition, our lending facilities contain restrictions on our ability to pay dividends. We may also incur indebtedness in the future that may prohibit or further restrict any payment of dividends.

                             CORPORATE INFORMATION

     We were incorporated in the State of Delaware as Findmail Communications, Inc., in June 1998 and changed our name to eGroups, Inc., in December 1998. Our principal headquarters is located at 350 Brannan Street, San Francisco, California 94107, and our telephone number is (415) 546-2700. Our fiscal year ends on July 31. We maintain a web site at www.egroups.com. Information contained on our web site is not part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, the accuracy of which involves risks and uncertainties. We use words such as "anticipates," "continue," "may," "goal," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of the Internet and online advertising. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

                                 CAPITALIZATION

     The following table describes the actual, pro forma and pro forma as adjusted capitalization of eGroups as of January 31, 2000. Our pro forma capitalization gives effect to the automatic conversion of all of our shares of convertible preferred stock into shares of our common stock upon the closing of this offering, the issuance of 437,500 shares of common stock upon the conversion of subordinated debt prior to the closing of this offering, the treatment of $898,000 of unamortized debt-issuance costs as an offset to additional paid-in capital, the repurchase of 600,478 shares of our common stock from one of our founders in March 2000 under a repurchase right, and the purchase of 971,946 shares of our common stock from February 1, 2000 to March 15, 2000 by some employees through the exercise of stock options. Our pro forma
as adjusted capitalization gives effect to the sale of                shares of
common stock at an assumed initial public offering price of $     per share in
this offering, after deducting estimated underwriting discounts, commissions and offering expenses payable by us, and the application of the resulting net proceeds.

                                                                     JANUARY 31, 2000
                                                           -------------------------------------
                                                                                     PRO FORMA
                                                            ACTUAL     PRO FORMA    AS ADJUSTED
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Long-term capital lease obligations and debt.............  $  8,149     $  4,999      $  4,999
Stockholders' equity:
  Convertible preferred stock: $0.001 par value; 17,500
     shares authorized, 16,539 shares issued and
     outstanding, actual; 10,000 shares authorized, no
     shares issued and outstanding, pro forma and pro
     forma as adjusted...................................        17           --            --
  Common stock: $0.001 par value; 43,000 shares
     authorized, 16,244 shares issued and outstanding,
     actual; 150,000 shares authorized, 33,592 shares
     issued and outstanding, pro forma; 150,000 shares
     authorized,           shares issued and outstanding,
     pro forma as adjusted...............................        16           34
  Additional paid-in capital.............................    75,297       83,330
  Notes receivable from stockholders.....................    (2,160)      (7,943)       (7,943)
  Deferred stock compensation............................   (12,196)     (12,196)      (12,196)
  Accumulated deficit....................................   (19,419)     (19,419)      (19,419)
                                                           --------     --------      --------
          Total stockholders' equity.....................    41,555       43,806
                                                           --------     --------      --------
          Total capitalization...........................  $ 49,704     $ 48,805      $
                                                           ========     ========      ========

                                    DILUTION

     Our pro forma net tangible book value as of January 31, 2000, was $43.8 million or approximately $1.30 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding on a pro forma basis. Pro forma net tangible book value gives effect to the automatic conversion of all of our shares of convertible preferred stock into shares of our common stock upon the closing of this offering, the issuance of 437,500 shares of common stock upon the conversion of subordinated debt prior to the closing of this offering, the repurchase of 600,478 shares of our common stock from one of our founders in March 2000 under a repurchase right, and the purchase of 971,946 shares of our common stock from February 1, 2000 to March 15, 2000 by some of our employees through the exercise of stock options. Dilution in pro forma net tangible book value represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards.

     After giving effect to our sale of           shares of common stock offered
by this prospectus in this offering at an assumed initial public offering price
of $     per share, and after deducting estimated underwriting discounts, commissions and offering expenses payable by us, our pro forma as adjusted net
tangible book value would have been $     million, or approximately $     per
share. This represents an immediate increase in net tangible book value per
share of $       to existing stockholders and an immediate dilution per share of
$       to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $
Pro forma net tangible book value per share as of January
  31, 2000..................................................  $1.30
Increase per share attributable to new investors............
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................
                                                                      -----
Dilution in pro forma net tangible book value per share to
  new investors.............................................
                                                                      =====

     The following table describes, as of January 31, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price and the average price per share paid by existing stockholders and by the new investors in this offering, at an assumed
initial public offering price of $       per share, before deducting estimated
underwriters' discounts, commissions and offering expenses payable by us.

                                 SHARES PURCHASED      TOTAL CONSIDERATION
                               --------------------   ---------------------   AVERAGE PRICE
                                 NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
Existing stockholders........  33,592,379             $63,321,072                $
New investors................                                                    $
                               ----------    -----    -----------    -----
  Total......................                         $
                               ==========    =====    ===========    =====

     The discussion and tables assume no exercise of options and warrants that will remain outstanding upon completion of this offering. As of January 31, 2000, there were options outstanding to purchase a total of 1,951,190 shares of common stock, with a weighted average exercise price of $1.09 per share. As of January 31, 2000, there was a warrant outstanding to purchase 8,330 shares of our common stock at an exercise price of $7.20 per share. If the outstanding options and warrants were exercised in full for cash, the dilution in pro forma net tangible book value per share to new investors in this offering would be
$          and shares held by new investors would comprise      % of outstanding
shares.

     If the underwriters' over-allotment option is exercised in full, the number
of shares held by new public investors will be increased to           or
approximately      % of the total number of shares of our common stock
outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The consolidated statement of operations data for the period from inception (June 5, 1998) to July 31, 1999, and for the six months ended January 31, 2000, and the consolidated balance sheet data at July 31, 1999 and January 31, 2000, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended January 31, 1999 is derived from unaudited consolidated financial statements included elsewhere in this prospectus, but in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our operations for the period. The historical results presented below are not necessarily indicative of future results or results to be expected for an entire fiscal year. The following selected consolidated financial data is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and related Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

                                                                 PERIOD FROM       SIX MONTHS ENDED
                                                                  INCEPTION          JANUARY 31,
                                                              (JUNE 5, 1998) TO   ------------------
                                                                JULY 31, 1999      1999       2000
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................       $   489        $    43   $  3,464
Cost of revenue.............................................           222             87        325
                                                                   -------        -------   --------
Gross profit (loss).........................................           267            (44)     3,139
Operating expenses:
     Product development....................................         1,282            204      3,717
     Sales and marketing....................................         2,689            304      4,228
     General and administrative.............................         2,125            550      3,804
     Amortization of deferred stock compensation(1).........           975            138      3,995
                                                                   -------        -------   --------
          Total operating expenses..........................         7,071          1,196     15,744
                                                                   -------        -------   --------
Operating loss..............................................        (6,804)        (1,240)   (12,605)
Other income (expense)......................................           159             39       (169)
                                                                   -------        -------   --------
Net loss....................................................        (6,645)        (1,201)   (12,774)
Accretion on redeemable convertible preferred stock.........          (212)           (34)      (129)
                                                                   -------        -------   --------
Net loss attributable to common stockholders................       $(6,857)       $(1,235)  $(12,903)
                                                                   =======        =======   ========
Basic and diluted net loss per share attributable to common
  stockholders(2)...........................................       $ (1.25)       $ (0.29)  $  (1.61)
                                                                   =======        =======   ========
Shares used in per share calculation(2).....................         5,465          4,303      8,011
                                                                   =======        =======   ========
Pro forma basic and diluted net loss per share attributable
  to common stockholders (unaudited)(2).....................       $ (0.49)                 $  (0.56)
                                                                   =======                  ========
Shares used in pro forma per share calculation
  (unaudited)(2)............................................        13,641                    22,643
                                                                   =======                  ========

                                                              JULY 31,    JANUARY 31,
                                                                1999         2000
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 4,957      $ 44,586
Working capital.............................................    4,053        44,578
Total assets................................................    6,756        52,211
Long-term capital lease obligations and debt................      224         8,149
Redeemable convertible preferred stock......................    4,237            --
Accumulated deficit.........................................   (6,645)      (19,419)
Total stockholders' equity..................................      761        41,555

------------------------------
(1) See Note 8 of Notes to Consolidated Financial Statements for a description of the amortization of deferred stock compensation.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares in the calculation of net loss per share and pro forma net loss per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     eGroups is the most widely used email group communication platform on the Internet. Our service allows members to easily create, join and manage online groups focused on business and personal interests. As of February 2000, we had over 14 million active members in approximately 600,000 member-created groups, with new members joining our service at a rate of approximately 1.5 million per month. Also, during February 2000, our members exchanged email messages at a rate of approximately 2 billion per month, and our web site generated 163 million page views. By aggregating our members who have segmented themselves into groups based on their interests, we offer advertisers and direct marketers a broad audience as well as enable them to deliver highly targeted marketing messages. Our proprietary, high-volume ad-serving technology allows advertisers and direct marketers to place context-sensitive advertisements in emails and web pages based on member designated interests, demographic information and other data.

     We derive substantially all of our revenue from the sale of advertising, including permission-based direct marketing programs, sponsorships and banner advertising. Through our permission-based direct marketing programs, we deliver full-page emails to members who have elected to receive promotional offers in specific categories of interest. We currently have approximately 2.5 million subscriptions from our members for this opt-in advertising. In a typical sponsorship agreement, we provide sponsors with a variety of additional promotional opportunities, such as the delivery of impressions on our web site through banner, button or text-link advertising, sometimes granting exclusive placement on specific web pages. Under a typical banner advertising agreement, we serve advertisements to web pages and into emails that we deliver through our service.

     In the past, we have received, and we anticipate that we will continue to receive, higher advertising rates for targeted advertisements than for non-targeted advertisements. Permission-based direct marketing advertisements, for example, are a more highly targeted form of advertising and command much higher rates than non-targeted banner advertisements. If we are able to increase our targeting capabilities and further enhance our ad-serving technology, we believe we will be able to increase revenue generated from the sale of these advertisements. We also aim to increase revenue by expanding our direct sales force, increasing our inventory of rich-media email advertisements, refining our permission-based email direct marketing programs, and introducing new subscription-based services.

     We were incorporated in June 1998 as a Delaware corporation and our fiscal year ends on July 31. Since inception, our operating activities have focused primarily on developing an easy-to-use, convenient service for members, expanding our member and advertiser base by increasing sales and marketing activities, recruiting personnel, and raising capital. In November 1999, we merged with ONEList, Inc., a privately-held company and leading provider of email group communication services. The merger was treated as a pooling of interests for accounting purposes, and accordingly, all of our historical financial information has been restated to combine the results of the two entities for all periods presented. We have recently opened offices in four foreign countries and expect to release web sites in 14 languages in April 2000. No significant revenue has been recognized to date from our international operations.

     Because of the rapid evolution of our business and our limited operating history, we believe that period-to-period comparisons of our revenue and operating results, including our gross margin and operating expenses as a percentage of total revenue, are not meaningful, and you should not rely upon them as an indication of future performance.

REVENUE

     We derive our revenue principally from short-term advertising contracts that guarantee a minimum number of advertising impressions that are delivered to members in email messages or on web pages. We recognize advertising revenue using either the ratio of impressions delivered to the total guaranteed impressions or on a straight-line basis over the term of the contract, whichever is less, provided that we do not have any significant remaining obligations and collection of the resulting receivable is probable. For advertising contracts that do not involve guaranteed impressions but are tied to members' "click through" or other action, revenue is recognized as services are provided. We provide for bad debts and additional discounts at the time revenue is recognized, based on historical experience and current economic conditions. Through January 31, 2000, the majority of our advertising contracts have ranged from several weeks to two months in duration.

     Revenue in any quarter substantially depends on advertising orders received and campaigns run in that quarter. Accordingly, we cannot predict revenue for any future quarter with any significant degree of certainty. In addition, given our limited operating history, we are unable to predict the effect of seasonality on our business. However, during the December 1999 holiday season, we experienced increased advertising revenue.

     Through February 2000, we derived a portion of our revenue from advertising contracts negotiated by third-party advertising brokers. We recorded as revenue our contractual percentage of the total revenue generated from the delivery of advertisements, net of commissions taken by these advertising brokers. We recognized this revenue in the period in which the advertisement was delivered, provided that no significant obligations remained and collection of the resulting receivable was probable.

     We have not recognized any revenue related to the non-monetary exchange of advertising-for-advertising as these exchanges were not objectively determinable.

COST OF REVENUE

     The major components of cost of revenue consist of direct costs related to the ad-serving process, including web-hosting costs, direct labor attributable to product development and depreciation on equipment. These costs relate to serving advertisements to our members on behalf of our advertisers and direct marketers.

OPERATING EXPENSES

     Product development. Product development expenses primarily include personnel and related expenses associated with the development of our email group communication platform, technical support, member support, quality assurance, and group categorization.

     Sales and marketing. Sales and marketing expenses include salaries, commissions and related expenses of employment for our direct sales force, business development and marketing personnel, together with the expenses of marketing promotional programs, advertising, and public relations activities.

     General and administrative. General and administrative expenses include personnel and related expenses for corporate functions, such as accounting and finance, human resources, facilities, legal and information systems. General and administrative expenses also include consulting and professional service fees which may vary over time.

     Amortization of deferred stock compensation. Deferred stock compensation represents the aggregate difference at the date of grant for our option awards, between the respective exercise price and the deemed fair value of the underlying stock. This deferred stock compensation is amortized using the graded amortization method over the vesting period of the related awards, which is generally four years. We recorded deferred stock compensation of approximately $11.9 million for the six months ended January 31, 2000, and approximately $5.3 million for the period from inception to July 31, 1999. In connection with grants made in February and March 2000, we estimate that we will record additional deferred stock compensation of approximately $15.9 million.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JANUARY 31, 2000 AND 1999

     REVENUE

     Total revenue was approximately $3.5 million and $43,000 for the six months ended January 31, 2000 and 1999. The increase in revenue was primarily due to the growth of our direct sales force during the six months ended January 31, 2000. For the six months ended January 31, 2000 and 1999, sales through third-party advertising brokers accounted for 22% and 0% of total revenue. As we transition to using our direct sales force to sell the advertising inventory formerly sold by these third-party brokers, we expect revenue generated by outside brokers to be insignificant in future periods.

     COST OF REVENUE

     Cost of revenue was approximately $325,000 and $87,000 for the six months ended January 31, 2000 and 1999. The increase in cost of revenue was primarily due to the increased number of personnel and additional equipment required to support the ad-serving process. Additional network and web-hosting costs also contributed to the increase. We expect cost of revenue to increase over time in absolute dollars as our ad-serving personnel and equipment costs continue to increase.

     OPERATING EXPENSES

     Product development. Product development expenses were approximately $3.7 million and $204,000 for the six months ended January 31, 2000 and 1999. The increase was due primarily to an increase in product development personnel and related expenses. We expect product development expenses to increase in absolute dollars as we continue to increase our product development personnel and further enhance our email group communication infrastructure.

     Sales and marketing. Sales and marketing expenses were approximately $4.2 million and $304,000 for the six months ended January 31, 2000 and 1999. The increase was primarily a result of growth in our direct sales, business development and marketing personnel. Direct labor and related expenses accounted for a substantial portion of the increase. Additional promotional spending, advertising, market-research activities and consulting fees also contributed to the growth. We expect sales and marketing expenses to increase significantly in absolute dollars as we continue to grow our sales force and expand our marketing programs in the United States and abroad.

     General and administrative. General and administrative expenses were approximately $3.8 million and $550,000 for the six months ended January 31, 2000 and 1999. The increase was primarily due to increases in facility expenses, professional fees and personnel expenses associated with growth in headcount. In addition, in the six months ended January 31, 2000, we incurred merger-related expenses of $500,000. We expect general and administrative expenses to increase in absolute dollars to support an increasing number of employees and as a result of becoming a public company.

     Amortization of deferred stock compensation. Amortization of deferred stock compensation was approximately $4.0 million for the six months ended January 31, 2000, which consisted of $1.1 million related to product development, $1.5 million related to sales and marketing, and $1.4 million related to general and administrative expenses. Amortization expense was approximately $138,000 for the six months ended January 31, 1999, which consisted of $44,000 related to product development and $94,000 related to sales and marketing expenses. The unamortized deferred stock compensation balance at January 31, 2000 will be amortized as follows: $4.6 million for the six months ended July 31, 2000, $4.8 million for the year ended July 31, 2001, $2.1 million for the year ended July 31, 2002, $693,000 for the year ended July 31, 2003, and $22,000 for the year ended July 31, 2004. Stock options granted after January 31, 2000 will increase future deferred stock compensation. If we terminate the employment of option holders, this may reduce future stock compensation.

     OTHER INCOME (EXPENSE)

     Other income (expense) consists primarily of interest earned on investments in money market funds and interest payable on debt and capital lease obligations. Other income (expense) was approximately ($169,000) and $39,000 for the six months ended January 31, 2000 and 1999. We expect other income to increase as a result of interest earned on the anticipated cash proceeds from the offering, and other expense to increase as a result of interest payable on debt issued in October 1999 and January 2000 and additional anticipated capital lease financings as we expand our operations infrastructure.

     PROVISION FOR INCOME TAXES

     We recorded no provision for federal and state income taxes as we incurred net operating losses from inception to January 31, 2000. As of January 31, 2000, we had federal net operating loss carryforwards of approximately $12.6 million. If not utilized, the net operating loss carryforwards will expire at various dates beginning in 2019. Utilization of these net operating losses is likely to be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. In addition, sales of stock, including shares sold in this offering, may further restrict our ability to utilize our net operating loss carryforwards.

PERIOD FROM INCEPTION TO JULY 31, 1999

     Revenue for the period from inception to July 31, 1999 was approximately $489,000. Advertising sold through third-party advertising brokers accounted for 44% of this revenue. We currently do not sell any advertising through third-party brokers. This advertising inventory is now sold through our direct sales force. Cost of revenue consisted of approximately $222,000 in direct costs related to the ad-serving process. Product development expenses were $1.3 million and primarily consisted of personnel expenses. Sales and marketing expenses were approximately $2.7 million and primarily consisted of personnel-related expenses, promotional spending, advertising, market research activities and consulting. General and administrative expenses were approximately $2.1 million and primarily consisted of personnel, facilities, and recruiting expenses, and professional fees. Amortization of deferred stock compensation amounted to approximately $975,000, which consisted of $332,000 related to product development, $532,000 related to sales and marketing, and $111,000 related to general and administrative expenses.

QUARTERLY OPERATING RESULTS

     The following table provides the unaudited quarterly condensed consolidated statements of operations data for each of the four quarters ended January 31, 2000. We believe this information reflects all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of such information for the quarters presented. The results for any quarter are not necessarily indicative of results for any future period.

                                                              FISCAL QUARTER ENDED
                                                ------------------------------------------------
                                                APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,
                                                  1999        1999        1999          2000
                                                                 (IN THOUSANDS)
Revenue.......................................   $   126    $   320      $ 1,048       $ 2,416
Cost of revenue...............................        28         43          150           175
                                                 -------    -------      -------       -------
     Gross profit ............................        98        277          898         2,241
Operating expenses, excluding amortization of
  deferred stock compensation.................     1,685      3,416        4,422         7,327
Amortization of deferred stock compensation...       179        658        1,658         2,337
                                                 -------    -------      -------       -------
     Total operating expenses.................     1,864      4,074        6,080         9,664
                                                 -------    -------      -------       -------
     Operating loss...........................   $(1,766)   $(3,797)     $(5,182)      $(7,423)
                                                 =======    =======      =======       =======

     The increase in revenue over the four quarters above was primarily due to expanding our direct sales force beginning in April 1999, increasing our advertising targeting capabilities, and introducing our opt-in, permission-based marketing program in October 1999.

     The increase in operating expenses, excluding amortization of deferred stock compensation, over the four quarters above was due primarily to an increase in personnel in the product development, sales and marketing, and general and administrative areas. Other factors contributing to the increase included: higher facilities and infrastructure expenses associated with the growth in personnel and increased promotional spending, advertising and market research activities. The increase in the amortization of deferred stock compensation over the four quarters above was due to extensive hiring of the senior management team and staff.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations through private placements of preferred and common stock, issuance of subordinated debt, revenue from advertising sales and strategic alliances, and, to a lesser extent, equipment financings. Through January 31, 2000, we have raised an aggregate of approximately $51.9 million in preferred stock private placements, $7.0 million in subordinated debt, $1.3 million in capital lease obligations, and $500,000 in senior debt. As of January 31, 2000, we had working capital of $44.6 million.

     Net cash used for operating activities was $8.6 million for the six months ended January 31, 2000, primarily as a result of a net loss of $12.8 million and an increase in accounts receivable of $1.8 million, adjusted for non-cash expenses of $5.1 million from stock, debt and warrant issuances. Net cash used in operating activities was $4.6 million for the period from inception to July 31, 1999, primarily as a result of a net loss of $6.6 million, adjusted for non-cash expenses of $1.4 million from stock, debt and warrant issuances, and net changes in assets and liabilities of $558,000.

     Net cash used in investing activities was $2.1 million for the six months ended January 31, 2000 and $1.0 million for the period from inception to July 31, 1999. Net cash used in investing activities consisted of capital expenditures for computer equipment, leasehold improvements, and furniture and fixtures.

     Net cash provided by financing activities was $50.3 million for the six months ended January 31, 2000 and $10.6 million for the period from inception to July 31, 1999. Cash provided by financing activities primarily consisted of proceeds from the sale of preferred and common stock, issuance of subordinated debt, and, to a lesser extent, equipment financings. The net cash provided by financing activities for the six months ended January 31, 2000 was mainly attributable to the issuance of $7.0 million of subordinated debt and $42.0 million of preferred stock during that period.

     As of January 31, 2000, our principal commitments consisted of operating and capital leases and debt payments. Future minimum cash payments under all of these non-cancelable commitments total $8.0 million through the year 2005, excluding approximately $3.2 million of subordinated debt which will be converted into common stock prior to the closing of this offering. The future minimum cash payments include approximately $3.9 million of principal outstanding under a subordinated loan which bears interest at 8.25% per annum. The loan is due and payable in 24 equal monthly installments of interest-only payments, followed by 12 equal monthly installments of principal and interest payments. There is no prepayment penalty on the debt.

     Our working capital requirements depend on numerous factors including market acceptance of our service and the resources we allocate to supporting our growing member base, further improving our email group communication platform, launching new marketing programs, increasing our revenue, hiring additional personnel and expanding our international operations. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase significantly for the foreseeable future.

     We believe that our available cash and cash equivalents, combined with the net proceeds of this offering, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. After that period, however, we may need to raise additional funds to finance our ongoing product development efforts, external marketing programs, increased staffing and related expenses, and acquisitions or investments in complementary businesses, technologies, services or products. In addition, to meet our long-term liquidity needs, we may need to raise additional funds, establish credit facilities, or seek other financing arrangements. Additional funding may not be available on favorable terms, on a timely basis, if at all.

YEAR 2000 READINESS

     To date, we have not experienced any material disruption in our services as a result of, nor are we aware that any of the third-party vendors on which we depend has been materially affected by, the commencement of the year 2000. In light of our experiences to date, we have not developed any specific contingency plan for year 2000 issues. Although we do not anticipate that our services will be affected by the year 2000, if we, or our third-party providers, fail to remedy any year 2000 issues, we may experience a decrease in revenue, increased operating expenses, the loss of members or advertisers, and other business interruptions, any of which could harm our business. If we fail to adequately address year 2000 compliance issues, we may experience legal claims against us, which could be costly and time-consuming to defend. If we did experience significant year 2000 problems and were unable to provide services to our members and advertisers, our revenue would decline.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. SFAS 133 requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in the fair value of the assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the derivative's change in fair value will be immediately recognized in earnings. SFAS 133 is effective for years beginning after June 15, 2000. We do not currently hold any derivatives and do not expect this pronouncement to impact materially our results of operations.

     On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, or SAB 101. This SAB summarizes some areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with SAB 101.

DISCLOSURES REGARDING MARKET RISK

     We have limited exposure to financial market risks, including changes in interest rates. Our interest income and interest expense is sensitive to changes in the general level of United States interest rates. Our $7.0 million subordinated debt carries a fixed rate of interest and therefore does not expose us to any risk from interest-rate fluctuations. An increase or decrease in interest rates would not significantly increase or decrease interest income on cash balances due to our cash being primarily invested in short-term marketable securities. Due to the short-term nature of our investments, we believe that we have no material exposure to interest-rate fluctuations. As our international operations have been minimal to date, we believe that we have no material exposure to foreign exchange rate fluctuations.

                                    BUSINESS

OVERVIEW

     eGroups is the most widely used email group communication platform on the Internet. Our service enables our members to easily create, join and manage online groups focused on business and personal interests. As of February 2000, we had over 14 million active members participating in approximately 600,000 member-created groups, with new members joining our service at a rate of approximately 1.5 million per month. During February 2000, our members exchanged email messages at a rate of approximately 2 billion per month, and our web site generated 163 million page views. We derive revenue from permission-based direct marketing programs, sponsorships and other forms of online advertising.

     By aggregating our members who have segmented themselves into groups based on their interests, we offer advertisers and direct marketers a broad audience as well as enable them to deliver highly targeted marketing messages. Our proprietary, high-volume ad-serving technology allows advertisers and direct marketers to place context-sensitive advertisements in emails and web pages based on member-designated interests, demographic information and other data. In addition, through our permission-based direct marketing programs, we deliver full-page emails to members who have elected to receive promotional offers in specific categories of interest. We currently have approximately 2.5 million subscriptions from our members for this opt-in advertising.

     Our rapid growth in members has been driven by the inherently viral nature of our business and the ease of using our service. The organic growth of our member base occurs as existing members expand their groups by inviting new members, who often form their own groups and invite additional new members. Our member base has expanded rapidly in both the United States and abroad, with over 20% of our members coming from international domains.

INDUSTRY BACKGROUND

     GROWTH OF THE INTERNET AND EMAIL

     The Internet is a global communications network that allows millions of people to interact, share information and conduct business online. According to International Data Corporation, or IDC, the number of Internet users worldwide will increase from 196 million in 1999 to more than 500 million by the end of 2003. Jupiter Communications Inc. estimates that email is used by approximately 96% of Internet users. In addition, we believe that a majority of users' time online is spent composing and reading email, making it the most popular online application. Email continues to evolve as a primary facilitator of online interaction and is quickly becoming the predominant medium for personal and business communications.

     As the number of Internet users increases and email continues to grow in popularity, the number of email accounts created and messages delivered is projected to increase significantly. IDC estimates that the number of email accounts worldwide will more than double, from approximately 315 million in 1999 to approximately 757 million in 2005. Further, IDC estimates that email delivery volumes will increase nearly five-fold, from 1.4 trillion messages in 1999 to
6.9 trillion in 2005.

     IMPORTANCE OF GROUP COMMUNICATIONS

     Individuals, businesses and other organizations often form groups to communicate, coordinate and collaborate around areas of common interest. For example, an individual may belong to a corporate project team, a music fan club, an investment group, an alumni association, and a group of

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

family or friends. Businesses may join trade organizations or form vendor or customer groups to share ideas or transact business. Groups are dynamic, forming as people connect with each other and growing by personal referral. Groups may also evolve over time as they grow, with members creating additional groups focused on new or related interests. However, assembling and communicating can be difficult offline, requiring time, effort and expense to identify and contact participants. Traditional methods of communication among multiple group members can prove difficult unless all participants are able to gather simultaneously. Therefore, time constraints, geographic separation and technological limitations can inhibit the growth of offline groups and the effectiveness of their communications.

     The Internet enables group communications to occur on a global scale and offers efficiencies currently unavailable offline. Several online applications have been developed in an effort to assist group interaction, such as message boards, web-based clubs, online chat groups and newsletter distribution services. However, all of these online applications have significant limitations for group members and organizers. Many are difficult to use, and some require expert assistance to add members or administer groups. Some are inconvenient, as members must continually visit a web site to read group communications, while others require multiple group members to communicate simultaneously. Accordingly, group members and organizers are seeking a solution that provides a rich set of integrated and easy-to-use features for creating, customizing and managing their group communications.

     TRADITIONAL, INTERNET AND EMAIL-BASED ADVERTISING AND DIRECT MARKETING

     Advertisers and direct marketers spent approximately $309 billion on advertising in the United States in 1999, of which $132 billion was invested in brand advertising and $177 billion was spent on direct marketing, according to the Direct Marketing Association. Traditional forms of advertising media, such as print, broadcast and outdoor provide limited targeting capabilities and generally provide for marketing messages to be delivered on an undifferentiated basis to reach the broadest audience. Direct marketers attempt to target consumers with direct mail pieces, catalogs, magazine inserts and telemarketing. Advertising and direct marketing campaigns can be costly to administer due to the acquisition of targeting data, production and distribution of creative material, and the time delays involved in measuring customer responses.

     The Internet represents an attractive new medium for advertising and direct marketing and offers a combined set of features that are unavailable in traditional media. Online advertising enables advertisers to target consumers more precisely through the use of behavioral, demographic and other data. In addition, the Internet allows advertisers to receive immediate responses, to test campaign effectiveness, and to direct consumers to a precise point-of-sale where they may more rapidly complete a purchase transaction. These factors combine to increase the return on advertising investment and motivate advertisers to increase their online advertising expenditures. Forrester Research estimates that the amount spent on online advertising and direct marketing worldwide will increase ten-fold from $3.3 billion in 1999 to $33.1 billion in 2004.

     Internet advertisers and direct marketers are increasingly turning to email as a preferred delivery mechanism for their marketing messages. Email marketing provides significant efficiencies over traditional direct marketing through the elimination of postage, paper, printing, and handling costs and through enhanced delivery, tracking and reporting capabilities. In addition, email marketing also enables advertisers to send targeted, more relevant advertisements and promotions to consumers who have given permission to receive relevant advertising in their categories of interest. Since consumers are more likely to respond to advertising that they elect to receive, or which is targeted to their specific interests, direct marketers have embraced permission-based online marketing programs over traditional means. Jupiter Communications reports that response rates for direct email campaigns

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

targeted to permission-based audiences are three to ten times greater than the response rates of traditional direct mail methods.

     Although the Internet and email offer advertisers and direct marketers a number of advantages over traditional media, there remain significant challenges to realizing the full potential of online advertising. To date, online advertising generally has consisted of banner advertisements and sponsorships on heavily trafficked portals and other web content sites, similar to billboards on a well-traveled roadway. To complement these forms of broad-reaching advertising, advertisers also must be able to identify, target and reach specific consumers and showcase products and services that are relevant to those consumers. Many online advertisers have been unable to target their audiences successfully, largely due to a lack of accurate data on users and their interests. As a result, significant time and financial resources have been spent obtaining and analyzing critical data about consumers in order to determine the appropriate placement for advertisements and direct marketing offers. As advertisers and direct marketers strive to increase the effectiveness of their marketing programs, they are seeking solutions that will enable them to achieve broad reach and to deliver highly targeted messages to consumers.

THE EGROUPS SOLUTION

     eGroups is the most widely used email group communication platform on the Internet. Our service allows members to easily create, join and manage online groups focused on business and personal interests. As of February 2000, we had over 14 million active members participating in approximately 600,000 member-created groups. During that same month, our members exchanged email messages at a rate of approximately 2 billion per month, while our web site generated 163 million page views. New members joined our service at a rate of approximately 1.5 million per month, the majority of whom were referred by existing members. Over 20% of our members have joined from international domains despite limited marketing efforts.

     By aggregating our members who have segmented themselves into groups based on their interests, we offer advertisers and direct marketers a broad audience as well as enable them to deliver highly targeted marketing messages. Our proprietary, high-volume ad-serving technology allows advertisers and direct marketers to place context-sensitive advertisements in emails and web pages based on member-designated interests, demographic information and other data.

     BENEFITS TO OUR MEMBERS:

     - EASY-TO-USE, CONVENIENT SERVICE. We have designed our platform to offer maximum ease of use and convenience to our members. Members communicate with each other using a single group email address, such as golf_fanatics@egroups.com, rather than the individual email addresses of each group member. Members can easily create groups and send personalized email invitations to others to join. Also, our web site provides an intuitive approach for members to join publicly accessible groups. We deliver group email directly to the member's email inbox allowing the member to read and reply at his or her convenience. Groups range in size from several people to hundreds of thousands. Our platform supports all popular email programs.

     - EXTENSIVE ARCHIVE OF MEMBER-GENERATED CONTENT. We believe that our archived email messages, which represent 825 gigabytes of data, constitute one of the largest searchable archives of user-generated content on the Internet. We archive public and private group email communications over the prior six months. On our web site, existing and prospective members can search the communications within publicly accessible groups or private groups to which they belong. During the past six months, we posted over nine billion messages to our archives.

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

       Many of our members regularly browse and review these archives, representing a significant percentage of the time they spend on our web site. In addition, the publicly accessible archives attract new members to our service, as prospective members can browse the archives and then join groups that best match their interests.

     - CUSTOMIZABLE, PRIVACY-PROTECTED GROUPS. We enable group members to customize how they communicate and protect their privacy by limiting access to their groups. Members may elect to receive each email as it is sent, to receive a digest of each day's email messages, or to view group email solely at our web site. Members can configure their groups as announcement-only or discussion groups. Email messages to the group can be moderated by a group member, and the group archives can be kept private among group members or made public. In addition, we have developed a variety of safeguards that are designed to protect members and groups from the delivery of unauthorized email. We do not sell or disclose our member information or identities to our advertisers or other outside organizations.

     - INTEGRATED GROUP COMMUNICATION FEATURES. We offer a set of integrated web-based features that complement our email service and support dynamic groups. Each group receives dedicated storage space to share files such as photographs, documents and digital music. Group calendars with automatic email reminders allow groups to coordinate events. Our chat feature allows groups to schedule and conduct real-time discussions when needed. A polling feature allows members to survey their group on various topics that may be of interest to them, such as favorite political candidates or places to go to dinner. A group database allows members to store group information, such as contact data and project lists.

     - MULTIPLE-LANGUAGE PLATFORM. We plan to make our web-based platform available to users in 14 different languages starting in April 2000. Because members and moderators generate their own content for distribution within their groups, the emails can be written in the group members' native languages. Consequently, we only need to translate our homepage and certain parts of our web site to enhance the accessibility of our service to more international members in the future. In many countries, we are the first group communication platform available to Internet users in their native language, and we have already seen rapid expansion in those countries even prior to the planned launch of translations of our web site.

     - USEFUL AND RELEVANT ADVERTISING. We believe that more highly targeted advertisements and promotions can provide valuable information to our members. We are able to align advertisements more effectively with our members' self-designated interests providing them relevant advertisements that they are more likely to find useful. In addition, through our opt-in direct marketing programs, members can elect to receive category-specific email promotional offers, including new product offerings and special promotions. Because these advertisements are permission-based and highly targeted towards member-selected categories, they tend to provide more relevant content than less targeted advertisements.

     BENEFITS TO ADVERTISERS AND DIRECT MARKETERS:

     - ACCESS TO A LARGE AND GROWING AUDIENCE. We offer advertisers considerable breadth and reach, with 14 million active members across approximately 600,000 groups. We currently deliver approximately 2 billion emails and 163 million web-page views per month, nearly all containing an advertisement. According to Media Metrix, our web site ranked as the 13th most-visited site in the web-services category in February 2000 based on page views alone. Importantly, this statistic only measures 10% of our advertising inventory because Media Metrix does not measure email traffic, which represents 90% of our advertising inventory.

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

     - MEMBER-DESIGNATED AFFINITY ADVERTISING. By subscribing to a group, our members segment themselves based on the interest category of their group. Advertisers and direct marketers then are able to target advertisements to members based on their interests. For example, online financial services firms can deliver email advertisements to members of an investment group, while pharmaceutical companies can promote new therapies to a health-related group. We believe that our member-designated category approach to targeting advertisements is a more effective approach than existing industry methods. In addition to individual group targeting, advertisements on our web site can be targeted to a member according to his or her age, gender, zip code and the multiple groups to which the member belongs. During 2000, we plan to extend this type of member targeting to our email inventory and to offer email and web targeting according to country, local geography, domain, operating system and type of web browser.

     - OPT-IN, PERMISSION-BASED DIRECT MARKETING. In addition to joining groups, our members may elect to receive relevant advertisements and promotions from our direct marketers in specific categories of interest. We currently have approximately 2.5 million subscriptions from our members for this opt-in advertising. Through our permission-based direct marketing programs, we deliver full-page emails to our members who have opted into this program. These members have elected to receive special offers and promotions in over 20 different product categories including books, computers, electronics, health, home and garden, investments, software, sports and travel. The offers provide more detailed product or service descriptions in the content of the email. As a result, this form of advertising generally yields higher response rates and commands higher prices than banner advertising.

     - EMAIL DELIVERY OF ADVERTISING IMPRESSIONS. We believe that by delivering advertisements in email messages rather than web-page views, advertisers are better able to reach consumers where they are spending the majority of their online time. As email programs increasingly support HTML-based content, we expect to be able to improve our delivery of rich-media advertising within group emails.

THE EGROUPS STRATEGY

     We intend to maintain our leading position as the most widely used email group communication platform on the Internet. The following are key elements of our strategy:

     FURTHER ENHANCE OUR EMAIL GROUP COMMUNICATION PLATFORM. We intend to continue to develop, acquire and license proprietary products and technology to maintain our position as the leading email communication platform for online groups. To retain our current members and attract additional members, we expect to continue investing in and improving our members' experience with enhanced functionality and new features. For example, after conducting usability tests of our eGroups and ONElist web sites, we selected the best elements of each, and recently built a new web site architecture to deliver a better member experience. In April 2000, we plan to launch our redesigned web site with several major service enhancements, including a new user interface with over 100 usability and navigation improvements, including enhanced search, directory and archive features.

     INCREASE MEMBER BASE AND ACTIVITY. We intend to continue to increase our member base rapidly and encourage additional activity among existing members. To date, our member base has grown almost exclusively through word-of-mouth referrals by existing members. We plan to continue to expand our audience through member referrals and by launching more member-acquisition advertising and promotional programs, and by establishing more partnerships. We expect our members' activity to increase through cross-promotion of our other services and groups that may be of interest. Increasing member activity creates stronger relationships between us and our members, as

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

they join additional groups, use more applications, and send and receive more email. We also expect our large and growing member base to increase our attractiveness to advertisers and enhance our ability to enter into strategic partnerships. Additionally, we intend to encourage increased participation by our new and existing members in our opt-in direct marketing program.

     PROMOTE BRAND AWARENESS. We believe that building strong brand awareness will be instrumental in growing our member base and increasing our advertising revenues. We intend to promote our brand by consistently delivering value to our members and advertisers. We plan to promote eGroups within email messages sent by members and through select online and offline marketing campaigns. We also intend to maximize awareness of our brand among businesses and advertisers through traditional marketing channels. Our goal is for eGroups to be recognized as the leading platform for email group communication and as a leading provider of email advertising solutions.

     CONTINUE TO PURSUE MULTIPLE REVENUE SOURCES. We generate revenue from diverse sources, including web site and email advertising, sponsorships and opt-in email direct marketing programs. We plan to expand revenue from existing sources by increasing our direct sales efforts, increasing our inventory of rich-media email advertisements, improving our ability to target our web and email advertising, improving our data analysis capabilities and refining our opt-in direct marketing programs. In addition, we plan to introduce new subscription-based services and to develop other revenue sources.

     EXPAND INTERNATIONAL PRESENCE. We will leverage our email group communication platform to further expand internationally. To date, we have attracted over 20% of our members from international domains without incurring significant marketing expenditures. Since members create the content of the group communications, email messages can be composed in the member's native language and require no translation. Coinciding with the launch of our enhanced service in April 2000, we will launch 14 foreign language versions of our web site. We expect the number of international members to increase as we continue to launch additional foreign language versions of our web site and accelerate international marketing efforts.

MEMBER SERVICES

     We provide a free email group communication service that allows members to create, join and manage email groups. Email groups offer a convenient way for members to communicate, coordinate and collaborate online around areas of common interest. We host approximately 600,000 active email groups on our service, and our members create several thousand new email groups each day. A new group can be created at our web site in a few easy steps--the group creator or moderator simply chooses a name for the group, provides a description, selects the appropriate category for the group directory and inputs the email addresses of the members he or she wants to invite to join the group. Groups are classified by the creator or moderator of the group, into categories provided by us. These categories are based on a classification system established by the Open Directory Project, or ODP. The ODP classification system allows individuals to find groups of interest through our directory using descriptions that are also used by numerous Internet search engines.

     MEMBER FEATURES

     Anyone with an email account may create a group or become a member of an existing group. Group members can send email messages to their groups from any email application such as Microsoft Outlook or Eudora, or through any email service, such as America Online, Inc.'s email service, Microsoft Corporation's Hotmail service or Yahoo! Inc.'s Yahoo Mail. Members also can configure email aliases to use multiple email addresses on our service. Email messages are delivered

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directly to the member's inbox, where the member can read them and reply at his or her convenience.

     Through our web site, members can manage their email groups and customize their personal experience on our service. At the MyGroups page, each member can easily access all the groups to which he or she belongs and get an overview of current and past group activity. Members can decide when and how to view group email messages by changing their mail delivery settings--members may receive individual messages, receive a daily digest that consolidates all messages into one, view messages solely on the eGroups web site, or halt messages temporarily such as when going out of town. Members can also elect to receive special offers and promotions from our direct marketing partners in over 20 different product categories, such as investing, travel, sports and electronics.

     Each group benefits from an integrated set of web-based features that enhances email group communications. Each group also has a group page that provides a custom description of the group and allows access to group information and applications. Groups receive dedicated storage space to share files such as photos, documents and digital music. The group calendar enables groups to schedule meetings and events and can be configured to distribute email reminders to the group automatically. Each group also can use a private chat room on occasions when the members need a real-time collaboration tool and can create polls to quickly tabulate group opinion. For example, the poll may ask the group to vote on a date for a meeting, pick a design, or elect a group leader. A group database allows members to store group information, such as contact data and project lists.

     We also archive all the messages that a group has sent over the past six months, providing an easy and valuable reference tool for the group. Email archives can be viewed by date, author or discussion topic. Groups and their related archives may be designated as public or private. Publicly accessible archives can be viewed by any visitor to the eGroups web site, which helps attract new members to our service because prospective members can choose groups that best match their interests. Private archives can be viewed only by group members, thus maintaining group privacy. Because our members generate the content for their groups, our costs associated with acquiring and maintaining content remain minimal.

     In February 2000, PC Magazine awarded eGroups its Editor's Choice award for free email publishing based upon a number of factors including content management, administration, reporting, archiving, protection against unsolicited emails and back-end security.

     MODERATOR FEATURES

     Members who manage groups are known as "moderators." Moderators express pride of ownership in their groups and invite prospective members to their groups by sending out personalized email messages. Many members promote our service on their own personal and business web sites. Accordingly, we have tailored our service to provide several features designed to support group moderators.

     We enable moderators to customize their group settings based on the nature and purpose of the group. Moderators can easily configure their groups to be announcement groups, moderated discussion groups, or unmoderated discussion groups. Announcement groups are one-way newsletters from the moderator to the group. Moderated discussion groups allow any group member to post a message, but the moderator must approve the message before it is distributed to the group. Unmoderated discussion groups allow for free-flowing discussion with no moderator intervention. A group may be restricted so that the moderator must approve new members, or may be unrestricted so that any member may join. A group may be marked as "private" so that it will not appear in our public search database and will not be accessible to anyone but the members of that group. For example, a

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

music fan group may be configured as a public, unrestricted, announcement group to encourage the broadest possible fan base for an artist. By comparison, the moderator of a health support group may configure the group as a private, restricted and moderated discussion group to maintain privacy and control over the discussion content.

     Additional features enable moderators to invite others to join their group and to customize group communications. Moderators can easily add email addresses to their groups and invite members to join their groups, either by sending email invitations or posting links from their own web sites to the group page. We also provide each group with customized software tools to promote the group via a web-based subscription box, allowing the moderator to facilitate new member subscriptions from his or her own web site. Moderators also can customize email messages that go to their groups via an automated signature that is appended to each message. Customized welcome and goodbye messages can be sent to new and departing members. Moderators can also be notified by email when members join or leave the group. Large groups can have multiple moderators to facilitate group management.

     REPRESENTATIVE GROUPS

     Our service seamlessly handles email delivery for large and small groups. Each email group, whether it has several people or a hundred thousand, uses a single email address to communicate. For example, a member of a golfing group can communicate with his or her entire group by sending a single message to golf_fanatics@egroups.com. Our email system then distributes the email message to each member of the group. When another group member replies to the message, our service distributes the reply.

     Examples of groups that use our platform include:

     - Student and Alumni Groups. Student groups use our platform to coordinate study sessions, share class notes and plan social events. Alumni groups from high schools, colleges and universities utilize the eGroups service to stay in touch, coordinate meetings and fundraising efforts, and discuss favorite topics such as sports or politics.

     - Business Groups. Businesses use our platform as an alternative to setting up their own corporate intranet. In this regard, a business may establish an employee group to coordinate work projects and share files, a customer group to communicate new product announcements and product information, and a vendor group to coordinate project schedules and supplier needs.

     - Music/Entertainment Groups. Music groups have become especially popular among teens and young adults, as fans discuss favorite songs, concerts, or upcoming albums from popular artists like the BackStreet Boys, Ricky Martin and Brittney Spears. Our members participate in different music groups, which are focused on individual artists or types of music including pop, rock, country, hip hop, punk and classical. Television and movie fans also discuss episodes of their favorite TV shows or films.

     - Investor Groups. Investor groups use our platform to discuss investment ideas and portfolio strategies, as well as to exchange personal finance advice. Groups may form around broad themes such as the stock market in general or may be focused more narrowly on a specific industry or a particular group's investment theme.

     PRIVACY AND OTHER POLICIES

     Our platform has several features and policies to prevent unauthorized delivery of emails, harassment and illegal content. In order to prevent the unauthorized delivery of unwanted email messages, we have implemented the following features: only group members may post a message to a group, moderators are limited in their ability to add large numbers of email addresses to their groups at one time, and email addresses appearing in the archives on the web site are masked to prevent people from copying and using email address lists without permission. Our member support team responds to member complaints of harassment or illegal content and removes offending content, groups and members from the service. Our privacy policies have been certified by TRUSTe, a leading non-profit organization, which provides privacy certification of web sites.

     MEMBER SUPPORT

     We provide support to our members seven days a week, 20 hours a day. Our support service is evolving to provide coverage 24 hours a day on a two-tiered basis. Tier 1 will consist of support representatives responsible for responding to email inquiries within four hours. Tier 2 support representatives will be dedicated to providing a more comprehensive level of support for participating large groups with greater than 500 members. Further, we provide support information on our web site that is accessible to all members. We utilize both commercial and proprietary support tools to ensure the highest degree of member service. These tools also afford us the ability to track recurring member issues that highlight opportunities for service improvements and enhancements.

ADVERTISER AND DIRECT MARKETER SERVICES

     We offer a wide range of packages and options for advertisers and direct marketers to meet their specific needs.

     - RUN-OF-NETWORK ADVERTISING. Our advertising customers can reach a broad audience of over 14 million active members through run-of-network advertising. These advertisements are in the form of HTML banners, which can be delivered within page views on our web site or into group email messages, or in the form of text email messages.

     - TARGETED ADVERTISING. Advertisers can target banner advertisements to individual groups based on member-designated interests. In addition, advertisements on our web site can be targeted to a member according to his or her age, gender, zip code, and the multiple groups to which the member belongs. During 2000, we plan to extend this type of member targeting to our email inventory and to offer increased email and web targeting capabilities, including country, local geography, domain, operating system, and type of web browser. For advertisers seeking repeated exposure and increased response rates, we offer sponsorships, which involve multiple advertising placements over an extended period of time. Sponsorships provide a variety of additional promotional opportunities, such as the delivery of impressions on our web site through banner, button, or text-link advertising, sometimes including exclusive placement on certain web pages.

     - OPT-IN, PERMISSION-BASED DIRECT MARKETING PROGRAMS. We also offer permission-based direct marketing programs, which involve delivering full-page email promotional offers related to the categories of interest specified by our opt-in members. Because consumers are more likely to respond to advertising that they elect to receive and which is targeted to their specific interests, our permission-based email marketing programs have been well received by direct marketers. We currently have approximately 2.5 million subscriptions from our members who have elected to receive email promotional offers from our advertisers in specific categories of interest. Our permission-based direct marketing programs can be targeted to 20 different product categories, consisting of:

apparel      games          pets
autos        gifts          small business
books        health         software
collectibles home & garden  sports & outdoors
computers    investment     toys
electronics  movies         travel
food & wine  music

     ADVERTISING AND DIRECT MARKETING SALES

     Advertisers, direct marketers and advertising agencies buy directly through our sales force, which is comprised of 23 people as of March 15, 2000. Our sales force is structured as a multi-regional organization with account managers, sponsorship managers and regional directors. Our sales personnel operate out of our offices in San Francisco and New York City. We also intend to leverage third-party advertising sales organizations in international markets.

     ADVERTISER AND DIRECT MARKETING CUSTOMERS

     During the three months ended January 31, 2000, we delivered advertisements for 114 advertisers and direct marketers. These customers represented several sectors, including technology companies, financial institutions, industrial manufacturers, and media companies.

MARKETING

     Without the benefit of significant marketing programs to date, over 14 million active members have joined our groups. Our rapid growth in members has been driven by the inherently viral nature of our business and the ease of using our service. The organic growth of our member base occurs as existing members expand their groups by inviting new members, who often form their own groups and invite additional new members.

     To promote greater brand awareness, we intend to implement an integrated marketing program, which may include print advertising in consumer and trade publications, broadcast advertising on television and radio, outdoor advertising and online advertising. In addition, we plan to strengthen the eGroups brand with existing members by placing our own advertisements in group email messages and on our web site. We also will promote our business through trade show participation, speaking engagements and other public relations programs. We expect to increase our marketing activities in the future.

TECHNOLOGY

     We have developed, and continue to expand, our expertise and industry-standard technology to deliver a robust, highly scalable email group communication platform. Our technology consists of several key components:

     EMAIL SYSTEM

     Our proprietary email system uses a reliable, scalable, distributed architecture to accept incoming email messages from group members, to process the messages through several proprietary steps, and then to distribute the messages to all members of that group. Incoming messages are authenticated to

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confirm group status and the sender's identity by checking the member database.
The system reformats the email according to the email preference of each member in text or HTML and inserts a targeted advertisement from our proprietary ad server. The system automatically handles problems common to large email lists such as auto responders and bounced messages. Our email system is designed to scale to support increasing email volumes by adding modest incremental hardware with limited incremental software engineering efforts. We delivered email messages at the rate of approximately 68 million messages per day during the month of February 2000.

     AD SERVERS

     Our ad-serving technology is based on a highly reliable, scalable and distributed architecture for targeting proprietary advertisements and delivering them into group emails and on the eGroups web site. The proprietary ad server manages our inventory of web and email advertising in order to maximize advertising revenues. The ad server is currently capable of targeting advertisements based on a number of parameters, including:

     - Group characteristics, such as group name and category;

     - Ad characteristics, such as ad location, size, format and type;

     - Priority and timing of ad campaigns;

     - Member demographics, such as age, gender and zip code.

     During 2000, we plan to enhance our targeting capabilities by enabling the ad server to target advertising based on additional member characteristics, such as country, local geography, domain, operating system and type of web browser.

     WEB AND APPLICATION SERVERS

     The web and application servers are run on the Linux operating system. Our web applications are based on a reliable, scalable, distributed architecture and provide the user interface and logic for our email group service. The web applications are integrated with the member database, archive servers and ad servers.

     ARCHIVE SERVERS

     The archives serve as a central repository for the historical content generated by groups on our service. Members can search for and retrieve prior messages sent over the past six months within the groups to which they belong and from other groups with publicly accessible archives. The archive servers also provide designated storage space for storing files such as documents, photos and digital music. We have licensed search technology to provide members with advanced capabilities to search for groups of interest and to search contents of archived messages.

     MEMBER DATABASE

     Our member database is the central repository for group and member information and is never sold or distributed outside the company according to our privacy policy. Each member's profile, preferences and group memberships are stored in the database and changes are managed via our web applications. Member information is also used to direct our ad targeting. Our member information may be supplemented by third-party information to enhance ad-targeting capabilities. The member database is maintained using an Oracle database on Sun Solaris servers. We also have entered into a license agreement with E.piphany, Inc., to utilize its Data Mart software as the central database for all member information. The Data Mart software will enable us to integrate and analyze information from a variety of sources, including web logs, ad logs, email logs, member profiles, subscription data and customer support information. By enhancing our ability to analyze member information, we intend to provide superior member support, implement more effective member acquisition programs, and increase the response rates to our advertising.

     HOSTING AND NETWORK INFRASTRUCTURE

     Our email system and applications are hosted at Global Crossing's Global Center in Sunnyvale, California. Our hosting facility features redundant systems for power, fire protection, seismic reinforcement, and security surveillance by personnel and video monitors on a 24-hour basis. To enhance the security and performance of our service, our employees monitor the network hardware and software 24 hours a day, seven days a week. In addition, we employ a firewall solution to reduce the incidence of network security breaches. We intend to open additional data centers that will add further redundancy and network diversity.

COMPETITION

     We face competition for members and for advertising and direct marketing customers. Our market is intensely competitive, and we expect that competition will persist and intensify in the future. Many of our competitors have longer operating histories, larger user bases, greater brand recognition and significantly greater financial, sales, technical, marketing and other resources. Many of these competitors can devote substantially more resources to the development of their products and services. In addition, our competitors may form strategic alliances or complete acquisitions of businesses, technologies or products that could reduce our competitive advantage.

     We believe that the primary competitive factors determining success in the market for email group communications include easy-to-use integrated group applications, a critical mass of active groups engaged in a diverse range of topics, service reliability, and responsive member support. While we believe that we compete favorably for members with respect to these factors, there is increasing competition emerging in this field. We compete for members with other Internet companies offering group communication services, such as Critical Path's RemarQ division, eCircles, Inc., Microsoft Corporation's Listbot Service, Topica, Inc., and Visto Corporation. In addition, the community and club services of established portals, such as Excite@Home Networks, Inc., Lycos, Inc., Microsoft Corporation's MSN, and Yahoo! Inc., represent alternatives to the consumer.

     We believe that the primary competitive factors determining success in the market for advertising and direct marketing customers include: the size, activity, and demographic profiles of the member base, and the ability to target members based on specific interests and demographic criteria. While we believe that we compete favorably with respect to these factors, numerous competitors may have an advantage over us with respect to specific factors. We compete for Internet advertising and sponsorship revenues with major web publishers and portals, such as America Online, Inc., Excite@Home Networks, Inc., Lycos, Inc., Microsoft Corporation's MSN, and Yahoo! Inc., as well as Internet advertising networks, such as DoubleClick, Inc. We compete for opt-in direct marketing revenues with companies such as Life Minders.com, Inc., NetCreations, Inc. and yesmail.com, Inc. We also compete with traditional advertising channels, including television, radio, print and outdoor media, for a share of advertisers' and direct marketers' total advertising budgets.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular and, as a result, laws and regulations may be adopted to govern it. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several jurisdictions have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. The adoption of such consumer protection laws could create uncertainty in web usage and reduce the demand for our products and services. We have a privacy and information security policy and seek to keep customer information private.

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, libel and obscenity. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

     Legislation has recently been enacted in several states relating to the sending of unsolicited emails, a practice commonly referred to as "spamming." The federal government and several states, including New York and California, are considering, or have enacted, similar legislation. Although the provisions of these current and contemplated laws vary, they generally limit or prohibit both the transmission of unsolicited emails and the use of familiar spamming techniques such as the use of forged or fraudulent routing and header information. We believe that our services will not be significantly affected by this legislation because our current practices are intended to comply with current and proposed legislation. In addition, we have implemented a number of features and policies designed to reduce the likelihood of the transmission of unsolicited emails to our members. However, this legislation may affect our services, particularly in light of the rapidly evolving state of the law in this area.

     In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each state or foreign country. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business and operating results.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY PRODUCTS AND SERVICES

     We rely on various intellectual property laws and contractual restrictions to protect our proprietary products and services. These include confidentiality, invention assignment and nondisclosure agreements with our employees, contractors, suppliers and strategic partners. We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. In addition, we pursue the registration of our trademarks and service marks in the United States and internationally. However, effective intellectual property protection may not be available in every country in which our services are made available online. We have filed for the registration of our trademarks in 21 countries.

     We have licensed various proprietary rights to third parties. Existing and future licensees may take actions that materially adversely affect the value of our proprietary rights or our reputation, or the quality of our brand. We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms. As a result, we may be required to obtain substitute technology of lower quality at greater cost, which could materially adversely affect our business and operating results.

     To date, we have not been notified, and are not aware, of any claims that our technologies infringe the proprietary rights of third parties. However, third parties could claim infringement by us with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, with or without merit, could prove time-consuming, result in costly litigation, cause service upgrade delays, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available, or may not be available on terms acceptable to us. As a result, any claim of infringement against us could have a material adverse effect upon our business and operating results.

EMPLOYEES

     As of March 15, 2000, we had 154 full-time employees. We are not subject to any collective bargaining agreements and consider our employee relations to be good. Competition for employees in our industry is intense and our future success depends on our ability to attract, retain and motivate skilled employees.

FACILITIES

     Our corporate offices are located in San Francisco, California, where we lease approximately 11,000 square feet under two leases that expire in September 2004 for 10,550 square feet and July 2000 for 450 square feet, and in Redwood City, California, where we lease approximately 14,000 square feet under a lease that expires in July 2004. We also maintain a sales office in New York City, where we lease approximately 3,850 square feet under a lease that expires in September 2004. We have business development and marketing offices in Europe and Japan.

LEGAL PROCEEDINGS

     We currently are not a party to any material litigation, nor are we aware of any pending or threatened litigation that, individually or in the aggregate, would have a material adverse effect on our business, operating results or financial condition. However, occasionally we may become involved in litigation. Any litigation potentially could result in the expenditure of significant financial and managerial resources, even if the underlying claims have no merit.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors as of March 15, 2000:

              NAME                 AGE                          POSITION
Michael B. Klein.................   29   President, Chief Executive Officer and Director
Richard J. Carey.................   43   Senior Vice President, Product Development
Marjorie T. Sennett..............   39   Senior Vice President and Chief Financial Officer
Steven T. Comfort................   32   Vice President, Sales
David W. Cragg...................   44   Vice President, Human Resources
Jacqueline A. Maartense..........   35   Vice President, Marketing
Margaret E. Nibbi................   38   Vice President, General Counsel and Secretary
Carolyn J. Patterson.............   36   Vice President, Operations
Marcus Riecke....................   34   Vice President, Business Development and International
Gayle A. Crowell(2)..............   49   Director
Peter Mills(1)...................   48   Director
Michael J. Moritz(2).............   45   Director
Daniel D. Springer(1)............   36   Director

------------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Michael B. Klein has served as our Chief Executive Officer since November 1999 and served on our board of directors since December 1999. Prior to joining us, Mr. Klein was the Chief Executive Officer of ONElist, Inc., beginning in October 1999. Prior to that, he founded Transoft Networks, Inc., a leading supplier of storage area networking software, and served as its President and Chief Executive Officer from 1992 until May 1999 when the Company was acquired by Hewlett Packard. From 1989 to 1992, Mr. Klein founded and served as Chief Executive Officer of MIBEK Corporation, a developer of financial modeling and analysis software which was acquired in 1992. Mr. Klein holds a B.A. from the University of California, Santa Barbara, a J.D. from the Santa Barbara College of Law and an M.B.A. from Pepperdine University.

     Richard J. Carey has served as our Senior Vice President of Product Development since February 2000 and served as Vice President and Chief Technical Officer since November 1999. Prior to joining us, Mr. Carey was Vice President of Engineering at ONElist, Inc., beginning in September 1999. From September 1998 to January 1999, Mr. Carey co-founded and served as Vice President of Engineering at Listen.com, Inc., an online music service. Prior to that, Mr. Carey led the development team and the industry consortium for VRML, an Internet standard. He served as Director of Engineering at Silicon Graphics, a workstation and server company, from 1989 to 1998 and Director of Engineering at Vertigo/Cubicomp, a three-dimensional graphics and animation company, from 1984 to 1989. Mr. Carey holds a B.S. from the University of Maryland and an M.S. from Cornell University.

     Marjorie T. Sennett has served as our Senior Vice President and Chief Financial Officer since July 1999. Prior to joining us, she served as Senior Vice President and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a biotechnology company, from 1989 to 1998. From 1982 to 1986, Ms. Sennett worked in the corporate finance and leveraged buyout departments at Bankers Trust Company. Ms. Sennett holds a B.A. from Vanderbilt University and an M.B.A. from the Stanford Graduate School of Business.

     Steven T. Comfort has served as our Vice President of Sales since April 1999. Prior to joining us, Mr. Comfort served as a Vice President of Sales at 24/7 Media, an Internet advertising firm, beginning in February 1997. From January 1995 to February 1997, Mr. Comfort served as General Manager of Wired Online at Wired Ventures/Lycos. He worked in positions related to media planning at the advertising firms Messner Vetere Berger McNamee Schmetterer Euro-RSCG from 1991 to 1994 and D'Arcy Masius Benton and Bowles from 1989 to 1990. Mr. Comfort holds a B.A. from the University of North Carolina, Chapel Hill.

     David W. Cragg has served as our Vice President of Human Resources since March 2000. Prior to joining us, Mr. Cragg served as Principal HR Consultant at Genentech Inc., beginning in 1996. From 1992 until 1995, he worked as Director of Human Resources at Software Publishing Corporation. Mr. Cragg holds a B.A. from the University of California, Santa Cruz.

     Jacqueline A. Maartense has served as our Vice President of Marketing since September 1999. From 1991 to 1999, Ms. Maartense worked at Intuit, Inc., in a variety of marketing and general management roles, including Director of Quicken Marketing, Director of Online Sales and General Manager for Intuit, U.K. Prior to that, she worked at Gillette and Bristol Myers Squibb in positions related to brand management. Ms. Maartense holds a Bachelor of Commerce from Queen's University, Canada, and an M.B.A. from Harvard Business School.

     Margaret E. Nibbi has served as our Vice President, General Counsel and Corporate Secretary since November 1999. Prior to joining us, Ms. Nibbi was Legal Counsel at GetThere.com, an Internet services company, from October 1997 to September 1999. From 1995 to 1997, Ms. Nibbi was an associate at the law firm Gunderson, Dettmer, Stough, Villeneuve, Franklin & Hachigian and, from 1987 to 1995, she was an associate at the law firm Brobeck, Phleger & Harrison. Ms. Nibbi holds a B.A. and an M.A. from Stanford University and a J.D. from the Georgetown University Law Center.

     Carolyn J. Patterson has served as our Vice President of Operations since September 1999. Prior to joining us, Ms. Patterson served as Vice President of Operations at Critical Path, Inc., a leading provider of Internet messaging solutions, from August 1998 to August 1999. From January 1998 to August 1998, Ms. Patterson was the Channel Manager of Strategic Platform Alliances at Sybase, Inc., an integrated software company. From 1986 to 1997, Ms. Patterson worked in a variety of roles at AT&T, most recently as General Manager of Data Services Operations. Ms. Patterson holds a B.S. from Rider University and an M.B.A. from Monmouth University.

     Marcus Riecke has served as our Vice President of Business Development and International since January 2000. Prior to joining us, Mr. Riecke served as General Manager Europe at ONElist, Inc., beginning in September 1999. Prior to that, Mr. Riecke was Vice President New Business at AOL Bertelsmann Online from November 1998 to August 1999. Before joining AOL, Mr. Riecke was Managing Director at Lycos Bertelsmann, Germany, from June 1997 to October 1998. Prior to Lycos, Mr. Riecke was a consultant to the Chief Executive Officer and board of Bertelsmann AG from August 1996 to June 1997. Mr. Riecke holds a B.A. from the University of London (1989) and an M.B.A. from the Haas School of Business of the University of California, Berkeley (1996).

     Gayle A. Crowell has served on our board of directors since March 2000. Ms. Crowell is currently President of E.piphany.net, the online business unit of E.piphany, Inc., a customer relationship management software company. She has held that position since January 2000, following E.piphany's acquisition of RightPoint, Inc., a real-time marketing software company. From January 1998 to December 1999, Ms. Crowell served as President, Chief Executive Officer and Director of RightPoint. Ms. Crowell was named Chairman of the Board of RightPoint in May 1998. From 1995 to 1998, Ms. Crowell served as Senior Vice President and General Manager of Worldwide Field

Operations for Mosaix, Inc., which provides enterprise customer management call-center solutions to more than 1,300 customers worldwide. She holds a B.S. from the University of Nevada, Reno.

     Peter Mills has served on our board of directors since December 1999. Mr. Mills is a General Partner in CMGI @Ventures and has served as the Managing Partner of CMGI @Ventures since March 1995. From March 1992 to March 1995, from September 1988 to August 1998, Mr. Mills was the Chief Executive Officer of the United States Display Consortium (USDC) and served as SEMATECH's Chief Administrative Officer from September 1988 to August 1998. Mr. Mills serves as a director of Vicinity Corporation, as well as several privately held companies. Mr. Mills holds a B.S. from Ithaca College and an M.B.A. from the Graduate School of Business at Columbia University.

     Michael J. Moritz has served on our board of directors since December 1998. He has been a general partner of Sequoia Capital, a venture capital firm, since 1986. Mr. Moritz serves as a director of Yahoo! Inc., Flextronics International Ltd., Webvan Group, Inc., eToys, Inc., and Agile Software Corporation, as well as several private companies. Mr. Moritz holds an M.A. from Oxford University.

     Daniel D. Springer has served on our board of directors since March 2000. Mr. Springer has served as Chief Marketing Officer of NextCard, Inc., since February 1998. From 1991 to 1997, Mr. Springer worked at McKinsey & Co., an international consulting firm, where he consulted for a wide range of enterprises. Mr. Springer holds a B.A. from Occidental College and an M.B.A. from Harvard University.

BOARD COMPOSITION

     Each of our officers who is also a director devotes full time to our business and affairs. Our nonemployee directors devote such time to our business and affairs as is necessary to discharge their duties. There are currently no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     Our board of directors has an audit committee and a compensation committee.

     Audit Committee. The board of directors established our audit committee in March 2000. The audit committee has the powers and responsibilities to monitor our exposure to major financial risks and review, among other things, the adequacy of our internal control systems and financial reporting procedures, our annual and quarterly financial statements, and our annual audit. The audit committee currently consists of Messrs. Mills and Springer.

     Compensation Committee. The board of directors established our compensation committee in March 2000. The compensation committee has authority to review and recommend to the board of directors the compensation and benefits of all of our executive officers, and general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Mr. Moritz and Ms. Crowell.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationships currently exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     Our directors do not currently receive cash compensation from us for their service as members of the board of directors. We do not provide additional compensation for committee participation or special assignments of the board of directors.

     In March 2000, our board of directors adopted our stock option grant program for non-employee directors. The program will be administered under our 2000 Stock Incentive Plan. Under this program, each non-employee director will receive a nonqualified stock option to purchase 50,000 shares of common stock upon initial election or appointment to the board following this offering. One-fourth of the shares subject to these options will vest after one year of service with the balance vesting in equal monthly installments over the next 36 months of continuous service. After that, beginning with the annual meeting of stockholders in 2001, each nonemployee director will automatically receive an additional option to purchase 12,500 shares of common stock immediately following each year's annual meeting of stockholders. This option will vest monthly over a four-year period measured from the date of grant. The exercise price for all options granted under the program will be the fair market value of the common stock on the date of grant. Options will have a ten-year term, except that the unvested portion of options may expire on the earlier date that a director ceases services as a director and the vested portion of those options will expire three months after a nonemployee director ceases services as a director, or in the case of death, one year after the date of death.

     If specified corporate transactions occur, such as a merger or sale of the company, 25% of the outstanding unvested options granted to a nonemployee director under the program will automatically accelerate and become exercisable immediately prior to the corporate transaction. Acceleration of option vesting will not occur if the corporate transaction is a related-party transaction specified in the plan.

EXECUTIVE COMPENSATION

     The following table provides the total compensation received by our chief executive officer for services rendered to us in all capacities for the period from our inception on June 5, 1998 to July 31, 1999, the end of our last fiscal year. The executive listed below is referred to as the Named Executive Officer elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                         COMPENSATION FOR THE PERIOD FROM           COMPENSATION
                                     INCEPTION (JUNE 5, 1998) TO JULY 31, 1999         AWARDS
                                    -------------------------------------------    --------------
                                                                  ALL OTHER          RESTRICTED
   NAME AND PRINCIPAL POSITION      SALARY($)     BONUS($)     COMPENSATION($)     STOCK AWARD($)
Martin Roscheisen.................   $104,781        --              --               $364,549(1)
  Former President and Chief
     Executive Officer(2)

------------------------------
(1) This award covered 1,215,164 restricted shares of our common stock of which 401,004 shares were fully vested at the time of the award. During the period from June 5, 1998 to February 4, 2000, the remaining unvested shares vested at the rate of 22,616 shares for each month of continuous service completed by Mr. Roscheisen in any capacity. On February 4, 2000, Mr. Roscheisen entered into an executive separation agreement with us under which all of his remaining unvested shares became vested as of that date.

(2) In November 1999, Mr. Roscheisen resigned from the office of President and Chief Executive Officer. Michael B. Klein has served as our Chief Executive Officer since November 1999 and receives an annual salary of $195,000. Marjorie T. Sennett has served as our Senior Vice President and Chief Financial Officer since July 1999 and receives an annual salary of $175,000. Richard J. Carey has served as our Senior Vice President, Product Development, since February 2000 and receives an annual salary of $175,000. Jacqueline A. Maartense has served as our Vice President, Marketing, since September 1999 and receives an annual salary of $150,000. Steven T. Comfort has served as our Vice President, Sales, since April 1999 and receives an annual salary of $100,000. Mr. Comfort received $75,000 as a sales commission bonus for the calendar year 1999.

OPTION GRANTS SINCE INCEPTION

     We did not grant stock options to our Named Executive Officer during the period from our inception to July 31, 1999. We have never granted any stock appreciation rights.

     Michael B. Klein has served as our Chief Executive Officer since November 1999 and has been granted options to purchase 1,030,894, 196,809 and 522,297 shares of common stock at exercise prices of $0.05762, $5.00 and $6.00 per share, all of which shares have been acquired upon exercise. Marjorie T. Sennett has served as our Senior Vice President and Chief Financial Officer since July 1999 and has been granted options to purchase 232,000 and 143,000 shares of common stock at exercise prices of $0.30 and $6.00 per share, all of which shares have been acquired upon exercise. Richard J. Carey has served as our Senior Vice President, Product Development since November 1999 and has been granted options to purchase 256,161 and 118,839 shares of common stock at exercise prices of $0.05762 and $6.00 per share, all of which shares have been acquired upon exercise. Jacqueline A. Maartense has served as our Vice President, Marketing since September 1999 and has been granted an option to purchase 200,000 shares of common stock at an exercise price of $0.35 per share, all of which shares have been acquired upon exercise. Steven T. Comfort has served as our Vice President, Sales since April 1999 and has been granted options to purchase 100,000, 15,000 and 10,000 shares of common stock at exercise prices of $0.30, $0.35 and $6.00 per share, all of which shares have been acquired upon exercise.

     As of March 15, 2000, all of the shares acquired upon exercise of stock options are subject to a right of repurchase by us at the exercise price paid. These repurchase rights lapse over a period of four years measured from the date of the option grant.

FISCAL YEAR-END OPTION VALUES

     Our Named Executive Officer did not hold options to purchase our stock as of July 31, 1999.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     On February 4, 2000, our Named Executive Officer, Martin Roscheisen, entered into an executive separation agreement with us under which all of his remaining unvested shares became vested as of that date.

     All of our executive officers employed in the United States are employed "at-will" and their employment may be terminated at any time. We have issued offer letters to all of our executive officers pursuant to which each person is entitled to a base salary, bonuses and options to purchase restricted shares of our common stock. In addition, we provided Ms. Sennett with a loan in the principal amount of $100,000, bearing no interest, for relocation expenses as part of her agreement to join us. The note also provides that we will forgive this loan in 48 equal monthly installments following July 31, 1999, provided she continues her employment with us on each of those dates. We also agreed upon commencement of their employment that if any of the following executive officers is actually or constructively discharged without cause in connection with or following a transaction in which we experience a change in control, then a portion of their remaining unvested shares will vest immediately: Michael B. Klein, Marjorie T. Sennett, Richard J. Carey, Jacqueline A. Maartense and Steven
T. Comfort.

STOCK PLANS

     2000 STOCK INCENTIVE PLAN

     Our 2000 Stock Incentive Plan, or 2000 Plan, was adopted by our board in March 2000, and we expect it will be approved by our stockholders in April 2000. The purpose of our 2000 Plan is to enhance long-term shareholder value by offering opportunities to officers, directors, employees, consultants, agents, advisors and independent contractors of eGroups and its subsidiaries to participate in eGroups' growth and success, and to encourage them to remain in the service of eGroups and its subsidiaries and to own eGroups stock. Our 2000 Plan provides for awards of stock options and stock. Our board has reserved a total of 5,400,000 shares of common stock for issuance under the plan, plus:

     - Any shares reserved but not granted under our 1998 Stock Option Plan or returned to the 1998 Stock Option Plan upon termination of options up to a total of 1,808,729 shares; and

     - An automatic annual increase, to be added on the first day of our fiscal year beginning in 2001, equal to the lesser of (1) 2,000,000 shares, (2) 5% of the average number of shares outstanding as used to calculate fully diluted earnings per share as reported in eGroups' financial statements for the preceding fiscal year, and (3) a lesser number determined by the board. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the 2000 Plan.

     Our 2000 Plan provides for the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees, officers, directors, consultants, agents, advisors and independent contractors of nonqualified stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value, determined for each share as of the date the option to purchase the shares was granted, in excess of $100,000, any of these excess options shall be treated as nonqualified stock options. Unless terminated earlier, our 2000 Plan will terminate on March 1, 2010.

     Our 2000 Plan may be administered by the board of directors or a committee or committees of the board. Currently, our 2000 Plan will be administered by the compensation committee of our board. The plan administrator determines the terms of options granted under the 2000 Plan, including the number of shares subject to an option and its exercise price, which, for incentive stock options, must be at least equal to the fair market value of the common stock on the date of grant, term and exercisability.

     The plan administrator determines the term of options, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% shareholder. Optionees may not transfer options other than by will or the laws of descent or distribution, with the provision that the plan administrator may grant nonqualified stock options with limited transferability rights in some circumstances. The plan administrator determines when options vest and become exercisable. eGroups expects that options granted under the 2000 Plan generally will vest at the rate of 1/4 of the total number of shares subject to the options 12 months after the date of grant, and 1/48 of the total number of shares subject to the options each month thereafter.

     The plan administrator is authorized under our 2000 Plan to issue shares of common stock to eligible participants with terms, conditions and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with eGroups or its subsidiaries or the achievement of performance goals. Holders of restricted stock are shareholders of eGroups and have all the rights of stockholders with respect to such shares with some restrictions.

     The plan administrator will make proportional adjustments to the aggregate number of shares issuable under our 2000 Plan and to outstanding awards in the event of stock splits or other capital adjustments.

     In the event of the sale of all or substantially all of eGroups' assets, or a merger or consolidation of eGroups with or into another corporation, all options outstanding under the 2000 Plan will be assumed or equivalent options substituted by the successor corporation, unless such successor corporation does not agree to such assumption or substitution, in which case each outstanding option and restricted stock award will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, and any unexercised options will terminate upon consummation of the transaction.

     No awards will be granted under our 2000 Plan until the effective date of this offering.

     EGROUPS 1998 STOCK OPTION PLAN

     Our 1998 Stock Option Plan was adopted by our board and approved by our stockholders in June 1998. We reserved a total of 5,410,024 shares of common stock for issuance under the 1998 Stock Option Plan. Simultaneous with the effectiveness of this offering, our board of directors has suspended our 1998 Stock Option Plan and determined that no further grants will be made under it. Any shares remaining for future option grants and any future cancellations of options from our 1998 Stock Option Plan will become available for future grant under our 2000 Plan.

     The purposes of the 1998 Stock Option Plan are to attract and retain the best available personnel, to provide additional incentives to eGroups' employees and persons rendering consulting or advisory services, and to promote the success of eGroups' business. The 1998 Stock Option Plan provides for the granting of incentive and nonqualified options. Our 1998 Stock Option Plan may be administered by our board or a committee of the board. Currently, the 1998 Stock Option Plan is administered by the board. The plan administrator determines the terms of options granted under the 1998 Stock Option Plan, including the number of shares subject to an option and its exercise price, term and exercisability.

     The terms and conditions for options granted under the 1998 Stock Option Plan are substantially similar to those for options granted under the 2000 Plan, except as follows. Generally, options under the 2000 Plan may not be exercised until the options are vested. In some instances, the plan administrator may grant options that may be exercised immediately after the grant date, but to the extent the shares subject to the options are not vested as of the date of the exercise, eGroups retains a right to repurchase any shares that remain unvested at the time of the optionee's termination of employment by paying an amount equal to the exercise price times the number of unvested shares. No option may be transferred by the optionee other than by will or the laws of descent or distribution.

     As of March 15, 2000, options to purchase 2,711,453 shares of eGroups common stock at a weighted average exercise price of $2.55 per share were outstanding under the eGroups 1998 Stock Option Plan and the ONElist 1998 Stock Plan described below.

     ONELIST 1998 STOCK PLAN

     We assumed the ONElist 1998 Stock Plan and options outstanding under that plan in connection with the merger of eGroups and ONElist under which all outstanding ONElist options were assumed by eGroups and are exercisable for eGroups' stock. No further option grants will be made under this plan.

     The purposes of the ONElist Plan were to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the company's business. The ONElist Plan provided for the granting of incentive and nonqualified options. The terms and conditions for options granted under the ONElist Plan were substantially similar to those for options granted under the eGroups 1998 Option Plan.

     EGROUPS 2000 EMPLOYEE STOCK PURCHASE PLAN

     eGroups' 2000 Employee Stock Purchase Plan was adopted by our board in March 2000, and we expect it to be approved by our stockholders in April 2000. We will implement the Purchase Plan upon the effectiveness of this offering. We reserved a total of 500,000 shares of common stock for issuance under the Purchase Plan. The number of shares reserved will be increased automatically each year on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of (1) 420,000 shares, (2) 1.2% of the average number of shares outstanding as used to calculate fully diluted earnings per share as reported in eGroups' financial statements for the preceding fiscal year, and (3) a lesser amount determined by our board. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the Purchase Plan.

     We intend for the Purchase Plan to qualify under Section 423 of the Internal Revenue Code. We intend to implement the Purchase Plan by an offering period commencing upon the effectiveness of this offering and ending on May 31, 2002. Each subsequent offering period will have a duration of 24 months. Each offering period after the first offering period will commence on June 1st of each year. Each offering period will consist of four consecutive purchase periods of six months duration with the last day of each period being designated a purchase date. The first purchase date will occur on November 30, 2000, with subsequent purchase dates to occur every six months thereafter. The Purchase Plan will be administered by the compensation committee of our board. Employees, including officers and employee directors, of eGroups, or of any of its majority-owned subsidiaries designated by our board, are eligible to participate in the Purchase Plan if they are employed by eGroups or any such subsidiary for at least 20 hours per week and more than five months per year.

     The Purchase Plan permits eligible employees to purchase shares of stock through payroll deductions, which may not exceed 15% of an employee's compensation. Under the Purchase Plan, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period, or more than $25,000 of common stock in any purchase period, valued as of the last day of that purchase period. In addition, owners of 5% or more of eGroups' or a subsidiary's common stock may not participate in the Purchase Plan. The price of the common stock purchased under the Purchase Plan will be the lesser of 85% of the fair market value of eGroups' common stock at the beginning of the offering period or at the purchase date, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock or 85% of the fair market value on the purchase date. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, a new 24 month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with eGroups or a participating subsidiary. If not terminated earlier, the Purchase Plan will have a term of ten years.

     The Purchase Plan provides that in the event of a merger of eGroups with or into another corporation or a sale of all or substantially all of eGroups' assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the purchase right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Our board has the power to amend or terminate the Purchase Plan if that action does not adversely affect any outstanding rights to purchase stock under the Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies like injunctive relief or rescission.

     Our bylaws provide that we shall indemnify our directors to the fullest extent permitted by law. They also permit us similarly to indemnify officers, employees and other agents. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

     We plan to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements will indemnify our directors and executive officers for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of or in connection with their services as a director, officer, employee or agent of eGroups, any subsidiary of eGroups, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Since our inception in June 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest, other than (1) compensation agreements and other arrangements, which are described in "Management," and (2) the transactions described below.

EQUITY TRANSACTIONS

     In June 1998, we sold 1,620,000 shares of our Series A preferred stock for $0.50 per share. In December 1998, we sold 3,556,772 shares of our Series B preferred stock for $1.43955 per share. On November 30, 1999, we merged with ONElist through a statutory merger of EG Acquisition Corporation, a wholly owned subsidiary of eGroups and ONElist by which 2,662,882 shares of ONElist common stock were exchanged and converted into 8,318,629 shares of eGroups common stock, and 2,330,665 shares of ONElist preferred stock were exchanged and converted into 7,280,811 shares of eGroups Series C preferred stock. In December 1999, we sold 4,081,633 shares of our Series D preferred stock for $10.29 per share. Listed below are the directors, executive officers and stockholders who beneficially own more than 5% of our securities who participated in these transactions. "See Description of Capital Stock."

                                                                                                                   VALUE AT
                                                         SERIES A    SERIES B    SERIES C    SERIES D     AMOUNT    $ PER
                                              COMMON     PREFERRED   PREFERRED   PREFERRED   PREFERRED     PAID     SHARE
                STOCKHOLDER                                                                                (IN THOUSANDS)
Michael B. Klein...........................  1,030,894          --          --          --         --        59
Richard J. Carey...........................    256,161                                                       15
Mark Fletcher..............................  4,685,880          --          --          --         --       150
Entities affiliated with CMGI @Ventures....         --          --          --   4,314,558    291,545     5,400
Bertelsmann Ventures.......................         --          --          --   2,876,371    680,272     8,600
Entities affiliated with Sequoia Capital...         --          --   2,848,112          --    485,909     9,100
Entities affiliated with Atlas Venture.....         --   1,620,000     694,660          --    680,272     8,810

     These parties acquired these shares on the same terms as other purchasers in this transaction. Shares held by all affiliated persons and entities have been aggregated. Share numbers and purchase price information are reflected on an as-if-converted into shares of common stock basis. See "Principal Stockholders" for more detail on shares held by these purchasers. Peter Mills, one of our directors, is an affiliate of each of the entities affiliated with CMGI @Ventures. Michael Moritz, one of our directors, is a general partner of Sequoia Capital VIII and thus is an affiliate of each of the entities affiliated with Sequoia Capital.

EMPLOYMENT-RELATED CONTRACTS

     As part of Mr. Roscheisen's employment with us, he assigned a business concept and related intellectual property rights to us. In return, we issued to him 1,215,164 restricted shares of our common stock, all of which have vested.

     Some of our executive officers have received employment offer letters from us. See "Management--Employment Contracts and Change of Control Arrangements."

     We plan to enter into indemnification agreements with each of our directors and executive officers. See "Management--Indemnification of Officers and Directors."

LOANS TO EXECUTIVE OFFICERS

     The following executive officers delivered to us full-recourse promissory notes to purchase restricted stock under our 1998 Stock Option Plan. The full principal amount and accrued interest under each note remain outstanding. The terms of the notes are summarized below:

                                                       INTEREST                ACCRUED INTEREST      BALANCE
              NAME                 DATE OF MATURITY      RATE     PRINCIPAL     AS OF 3/15/00     AS OF 3/15/00
Richard J. Carey.................     March 15, 2004     6.80     $  712,915       $     0         $  712,915
Steven T. Comfort................   October 12, 2003     6.25%        35,135           937             36,072
Steven T. Comfort................     March 15, 2004     6.80         59,990             0             59,990
David W. Cragg...................     March 15, 2004     6.80        749,875             0            749,875
Michael B. Klein.................   January 26, 2004     6.21        983,848        11,685            995,533
Michael B. Klein.................     March 15, 2004     6.80      3,133,260             0          3,133,260
Jacqueline A. Maartense..........   October 12, 2003     6.25         69,800         1,862             71,662
Margaret E. Nibbi................    January 5, 2004     6.21        674,850         8,015            682,865
Carolyn J. Patterson.............  November 17, 2003     6.08         27,920           555             28,475
Carolyn J. Patterson.............     March 15, 2004     6.80        269,955             0            269,955
Marjorie T. Sennett..............   October 11, 2003     6.25         69,368         1,863             71,231
Marjorie T. Sennett..............     March 15, 2004     6.80        857,857             0            857,857

     We extended Marjorie T. Sennett, our Senior Vice President and Chief Financial Officer, a loan related to her relocation expenses. See
"Management--Employment Contracts and Change of Control Arrangements."

OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS SINCE INCEPTION

     David W. Cragg has served as our Vice President, Human Resources since March 2000 and has been granted an option to purchase 125,000 shares of common stock at an exercise price of $6.00 per share, all of which shares have been acquired upon exercise. Margaret E. Nibbi has served as our Vice President, General Counsel since November 1999 and has been granted an option to purchase 150,000 shares of common stock at an exercise price of $4.50 per share, all of which shares have been acquired upon exercise. Carolyn J. Patterson has served as our Vice President, Operations since September 1999 and has been granted options to purchase 80,000 and 45,000 shares of common stock at exercise prices of $0.35 and $6.00 per share, all of which shares have been acquired upon exercise. Marcus Riecke has served as our Vice President, Business Development since January 2000 and has been granted options to purchase 168,691 and 31,309 at exercise prices of $0.05762 and $5.00 per share, of which no shares have been acquired upon exercise. See also "Management -- Option Grants Since Inception."

     As of March 15, 2000, all of the shares acquired upon exercise of stock options are subject to a right of repurchase by us at the exercise price paid. These repurchase rights lapse over a period of four years measured from the date of the option grant.

OTHER TRANSACTIONS

     In March 2000, we entered into a Software License and Services Agreement with E.piphany, Inc. Under this agreement, we acquired a nonexclusive license for approximately $900,000 to use E.piphany's customization and campaign management software to enhance our email and web-based services. We may terminate the agreement at any time, and E.piphany may terminate upon written notice if we materially breach the agreement and fail to correct the breach within 30-days' notice.

Gayle Crowell, one of our directors, also serves as the President of E.piphany.net, the online and electronic commerce operation of E.piphany.

     In December 1999 and February 2000, we entered into advertising contract orders with X.com, Inc., to provide $225,000 and $50,500, respectively, of advertising placement services. Michael J. Moritz, one of our directors, is a general partner of Sequoia Capital IX, which holds an equity interest in X.com, Inc.

                             PRINCIPAL STOCKHOLDERS

     The following table provides information regarding beneficial ownership of our common stock, following automatic conversion of all preferred stock, as of March 15, 2000, and as adjusted to reflect our sale of common stock in this offering by:

     - Each person or entity known by us to own beneficially more than 5% of our common stock;

     - Each of our directors and our Named Executive Officer; and

     - All of our executive officers and directors as a group.

     We determined this beneficial ownership under the rules of the Securities and Exchange Commission, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of March 15, 2000, as described in the footnotes below. The following calculations of the percentages of outstanding shares are based on 33,583,879 shares of our common stock outstanding as of March 15, 2000,
on an as-converted basis, and                shares of common stock outstanding
after this offering.

                          PRINCIPAL STOCKHOLDERS TABLE

                                                                           PERCENTAGE OF SHARES
                                                                            BENEFICIALLY OWNED
                                               NUMBER OF SHARES      --------------------------------
                   NAME                      BENEFICIALLY OWNED(1)   BEFORE OFFERING   AFTER OFFERING
5% STOCKHOLDERS
  Mark Fletcher(2).........................        4,685,880              14.0%
  Entities affiliated with CMGI
     @Ventures(3)..........................        4,606,103              13.7%
  Entities affiliated with Atlas
     Venture(4)............................        2,994,932               8.9%
  Bertelsmann Ventures(5)..................        3,556,643              10.6%
  Entities affiliated with Sequoia
     Capital(6)............................        3,334,021               9.9%
  Scott Hassan(7)..........................        1,912,164               5.7%
DIRECTORS AND EXECUTIVE OFFICERS
  Michael B. Klein(8)......................        1,750,000               5.2%
  Gayle Crowell(9).........................           50,000                 *
  Peter Mills(10)..........................        4,656,103              13.9%
  Michael J. Moritz(11)....................        3,384,021              10.1%
  Daniel D. Springer(12)...................           50,000                 *
  Martin Roscheisen........................        1,215,164               3.6%
     All directors and executive officers
       as a group (13
       persons)(8)(9)(10)(11)(12) (13).....       12,780,288              37.6%

------------------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes investment or voting power relating to the securities. Shares of common stock subject to options, warrants or other rights to purchase common stock that are currently exercisable or are exercisable within 60 days after March 15, 2000, are deemed outstanding for purpose of computing the percentage ownership of the persons holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (2) At March 15, 2000, 1,366,715 shares held by Mr. Fletcher were vested, and 3,319,165 shares were unvested and subject to a right of repurchase in favor of us. This right lapses over a period of four years from the date of issuance and accelerates in some instances. Mr. Fletcher's address is 374 Genoa Drive, Redwood City, CA 94065.

 (3) Represents 830,190 shares held by @Ventures Foreign Fund III, L.P., 2,767,175 shares held by @Ventures III, L.P., 92,123 shares held by @Ventures Investors, LLC, and 916,615 shares held by CMG@Ventures III, LLC. The address for CMGI @Ventures is 100 Brickstone Square, 5th Floor, Andover, MA 01810.

 (4) Represents 63,732 shares held by Atlas Venture Entrepreneurs' Fund III, L.P., and 2,931,200 shares held by Atlas Venture Fund III, L.P. The address for Atlas Venture is 222 Berkeley Street, Boston, MA 02116.

 (5) Bertelsmann Ventures' address is 813 Anacapa Street, Studio 111, Santa Barbara, CA 93101.

 (6) Represents 6,266 shares held by Sequoia 1997, 3,022,692 shares held by Sequoia Capital VIII, 38,342 shares held by Sequoia International Technology Partners VIII, 200,041 shares held by Sequoia International Technology Partners VIII (Q), and 66,680 shares held by CMS Partners LLC. The address of Sequoia Capital is 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, CA 94025.

 (7) Mr. Hassan's address is 961 Duncan Street, San Francisco, CA 94131.

 (8) At March 15, 2000, all of the shares held by Mr. Klein were unvested and subject to a right of repurchase in favor of us. This right lapses over a period of four years from the date of issuance and accelerates in some instances.

 (9) Represents 50,000 shares subject to options that are exercisable within 60 days. These options vest over a period of four years from the date of issuance and accelerate in some instances.

(10) Includes 830,190 shares held by @Ventures Foreign Fund III, L.P., 2,767,175 shares held by @Ventures III, L.P., 92,123 shares held by @Ventures Investors, LLC and 916,615 shares held by CMG@Ventures III, LLC. Mr. Mills is a Managing Partner of CMGI @Ventures and thus may be deemed to be a beneficial owner of these shares. Mr. Mills disclaims beneficial ownership of these shares. Also includes 50,000 shares subject to options held by Mr. Mills that are exercisable within 60 days. These options vest over a period of four years from the date of issuance and accelerate in some instances.

(11) Represents 6,266 shares held by Sequoia 1997, 3,022,692 shares held by Sequoia Capital VIII, 38,342 shares held by Sequoia International Technology Partners VIII, 200,041 shares held by Sequoia International Technology Partners VIII (Q), and 66,680 shares held by CMS Partners LLC. Mr. Moritz is a general partner of Sequoia Capital and as such may be deemed to be a beneficial owner of these shares. Mr. Moritz disclaims beneficial ownership of these shares. Also includes 50,000 shares subject to options held by Mr. Moritz that are exercisable within 60 days. These options vest over a period of four years from the date of issuance and accelerate in some instances.

(12) Represents 50,000 shares subject to options that are exercisable within 60 days. These options vest over a period of four years from the date of issuance and accelerate in some instances.

(13) Includes 400,000 shares subject to options that are exercisable within 60 days and 3,225,000 shares subject to a right of repurchase in favor of us. This right lapses over a period of four years from the date of issuance and accelerates in some instances.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon completion of this offering, we will be authorized to issue 150,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value.

     The following description of our capital stock is not complete and is qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement, of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

     As of March 15, 2000, we had 33,583,879 shares of common stock outstanding and held of record by 120 stockholders, which includes the automatic conversion of all of our shares of convertible preferred stock and the issuance of 437,500 of common stock upon the conversion of subordinated debt prior to the closing of this offering. In addition, as of March 15, 2000, there were 2,711,453 shares of common stock subject to outstanding options and 8,330 shares of common stock subject to outstanding warrants.

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered by this prospectus may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of eGroups, holders of common stock would be entitled to share in the assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate in the future.

PREFERRED STOCK

     Upon the closing of this offering, the board of directors will have the authority, without action by the stockholders, to designate and issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series, and to designate the rights, preferences and privileges of each series. These rights may be greater than those of the common stock. We cannot determine the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

     - Restricting dividends on the common stock;

     - Diluting the voting power of the common stock;

     - Impairing the liquidation rights of the common stock; or

     - Delaying or preventing a change in control of us without further action by the stockholders.

     Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

     In June 1999, we issued a warrant to purchase 8,330 shares of Series B preferred stock to Comdisco, Inc., at an exercise price of $7.20 per share. This warrant expires in June 2003.

REGISTRATION RIGHTS

     We have entered into an investor rights agreement among us and some of our stockholders. Under the terms of that agreement, the holders of 16,539,216 shares of the outstanding common stock, referred to as registrable securities, are entitled to registration rights for their shares under the Securities Act. These registration rights include the following:

     - Beginning 180 days following the date of this prospectus, the holders of a majority of the registrable securities may require us, subject to some limitations, to file a registration statement covering their registrable securities, provided that the anticipated aggregate offering price would be at least $15,000,000.

     - Most holders of registrable securities are entitled to piggyback registration rights as part of any registration by us of securities for our own account or the account of other security holders. If we propose to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of the registration and are entitled to include their shares in the offering, with some exceptions.

     - At any time after we become eligible to file a registration statement on Form S-3, any holder of the registrable securities may require us to file registration statements on Form S-3 under the Securities Act for a public offering of registrable securities if the reasonably anticipated aggregate offering price would exceed $1,000,000, with some exceptions.

     Each of these registration rights has some conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares included in that registration. All registration rights terminate either three years from the effective date of this offering or, with respect to a particular holder, when the shares held by that holder either may be sold under Rule 144 during any three-month period or represent less than one percent of our outstanding voting stock. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares entitled to registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The investor rights agreement obligates us to indemnify the holders of registration rights, with some exceptions.

EFFECT OF SOME PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTI-TAKEOVER LAW

     Various provisions of our Amended and Restated Certificate of Incorporation and Bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, with some exceptions, prohibits a Delaware corporation from engaging in any business combination involving any interested stockholder, unless:

     - Prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - On or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions:

     - Enable the board of directors, without further stockholder approval, to designate and issue up to ten million shares of preferred stock;

     - Prohibit the removal of directors without cause;

     - Impose special notice requirements upon the right of stockholders to call special meetings of stockholders;

     - Prohibit stockholders from acting by written consent once this offering closes;

     - Prevent stockholders from filling vacancies on the board of directors;

     - Require super-majority approval of the stockholders to effect amendments to the bylaws and certain provisions of our certificate of incorporation; and

     - Require no less than 60 days' advance notice with respect to nominations of directors or other matters to be voted on by stockholders other than by or at the direction of the board of directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, LLC.

NASDAQ NATIONAL MARKET LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "EGPS."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, we will have outstanding
               shares of common stock. Of these shares, the shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, generally, officers directors or 10% stockholders. The remaining 33,583,879 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted shares in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

     All of these shares will be subject to "lock-up" agreements that will prohibit these stockholders from offering, selling or otherwise disposing of any of the shares of common stock owned by them for a period of 180 days after the date of this offering, subject to the following exceptions applicable to stockholders who are not officers of eGroups:

     - 25% of a holder's shares may be sold on the earlier of 90 days after the date of this offering or on the second trading day after the first public release of our quarterly results if the last recorded sale price on the Nasdaq National Market for 20 of the 30 trading days ending on that date is at least twice the price per share in this initial public offering; and

     - An additional 25% of each holder's shares may be sold 135 days after the date of this offering if the price per share of common stock has achieved the same target level.

     However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Upon expiration of the lock-up agreements, shares will become eligible for sale pursuant to Rule 144(k), shares will become eligible for sale under Rule 144 and shares will become eligible for sale under Rule 701.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET
               (LISTED BY DATE UPON WHICH SHARES BECOME SALEABLE)

                                                              APPROXIMATE NUMBER
                                                              OF SHARES ELIGIBLE
     DAY AFTER DATE OF THIS PROSPECTUS ON EFFECTIVENESS        FOR FUTURE SALE
 90 days after the effective date or second trading day
    following first public release of quarterly
    earnings(1).............................................
135 days after the effective date(1)........................
180 days after the effective date (expiration of lock-up)...

------------------------------
(1) The number of shares listed may be offered, sold or traded, provided that the last recorded sale price per share for 20 of the 30 trading days ending on such date is at least twice the initial public offering price per share.

     In general, under Rule 144, and beginning after the expiration of the lock-up agreements 180 days after the date of this prospectus, a person, or persons whose shares are combined, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that do not exceed the greater of the following:

     - one percent of the number of shares of common stock then outstanding that
       will equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to some manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered under this prospectus.

     Any of our employees or professionals who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume-limitation, or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

     We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered under our stock incentive plans within 180 days after the date of this prospectus, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act.

     In addition, after this offering, holders of                shares will be
entitled to rights relating to registration of their shares under the Securities Act. Registration of such shares would result in these shares, except for shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of registration.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement
dated                      , 2000, the underwriters named below, whom Donaldson,
Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and FleetBoston Robertson Stephens Inc. represent, have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below:

                                                                NUMBER
                       UNDERWRITERS:                          OF SHARES:
Donaldson, Lufkin & Jenrette Securities Corporation.........
Chase Securities Inc. ......................................
FleetBoston Robertson Stephens Inc. ........................
                                                               --------
          Total.............................................
                                                               ========

     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock in the offering are subject to approval by their counsel of legal matters concerning the offering and to conditions precedent that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in the offering, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers at the initial public
offering price less a concession not in excess of $     per share. The
underwriters may allow, and those dealers may re-allow, a concession not in
excess of $     per share. After the initial offering of the common stock to the public, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus will be available on the web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on that web site relating to this offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

     We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of           additional shares of common stock at
the initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

     The following table provides the compensation payable to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                               NO         FULL
                                                            EXERCISE    EXERCISE
Per share.................................................
Total.....................................................

     We will pay the offering expenses, estimated to be $           .

     We have agreed to indemnify the underwriters against liabilities which may arise in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make with respect to these liabilities.

     We, our executive officers, directors, stockholders and option holders are subject to lock-up agreements that will prohibit them from offering, selling or otherwise disposing of any of the shares of common stock owned by them for a period of 180 days after the date of this offering, subject to the following exceptions applicable to stockholders who are not officers of eGroups:

     - 25% of a holder's shares may be sold on the earlier of 90 days after the date of this offering or on the second trading day after the first public release of our quarterly results if the last recorded sale price on the Nasdaq National Market for 20 of the 30 trading days ending on that date is at least twice the price per share in this initial public offering; and

     - an additional 25% of each holder's shares may be sold 135 days after the date of this offering if the price per share of common stock has achieved the same target level.

     However, Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

     In addition, during this 180-day period, we have also agreed not to file any registration statement pertaining to, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any class right pertaining to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Prior to this offering, there has been no established trading market for our common stock. The initial public offering price of the shares of our common stock offered by this prospectus will be determined by negotiation among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

     - The history of and the prospects for the industry in which we compete;

     - Our past and present operations;

     - Our historical results of operations;

     - Our prospects for future earnings;

     - The recent market prices of securities of generally comparable companies; and

     - The general condition of the securities markets at the time of the offering.

     At our request, the underwriters have reserved up to 15% of the shares of common stock to be sold in this offering for sale to some of our members who have registered with our service. No shares have been reserved for sale to our directors or officers. Through this directed share program, we intend to ensure that those members that have supported us, or who are in a position to support us in the future, have the opportunity to purchase our common stock at the same price that we are offering our shares to the general public. Indications of interest will be sought by means of a written notice, which conforms to Rule 134 under the Securities Act, accompanied by a copy of this prospectus. Prospective participants will be permitted to participate in this offering at the initial public offering price presented on the cover page of this prospectus. No commitment to purchase shares by any participant in the directed share program will be accepted until after the registration statement of which this prospectus is part is effective and an initial public offering price has been established. The number of shares of our common stock available for sale to the general public will be reduced by the number of shares sold through the directed share program. Any shares reserved for the directed share program which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "EGPS."

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of these shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We advise persons who receive this prospectus to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where an offer or solicitation is unlawful.

     As part of this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase our shares of common stock in the open market to cover such syndicate short positions or to stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the common stock we are offering will be passed upon for us by Perkins Coie LLP, San Francisco, California. Selected legal matters in connection with this offering will be passed upon for the underwriters by Pillsbury Madison & Sutro LLP, San Francisco, California. As of the consummation of this offering, an investment partnership associated with, and some partners of, Perkins Coie LLP own an aggregate of 9,718 shares of our Series D Preferred Stock, which will convert into 9,718 shares of common stock prior to the closing of this offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at July 31, 1999 and January 31, 2000, and for the period from our inception on June 5, 1998 to July 31, 1999 and for the six months ended January 31, 2000, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC, a registration statement on Form S-1 under the Securities Act relating to the shares of common stock we are offering. This prospectus does not contain all the information provided in the registration statement and the exhibits to it. For further information with respect to eGroups, Inc., and our common stock, we refer you to the registration statement and to the exhibits filed with the registration statement. Statements contained in this prospectus relating to the contents of any contract or other document are not necessarily complete, and in each instance we make reference to the copy of such contract or other document that we have filed as an exhibit to the registration statement, each of these statements being fully qualified by that reference. Anyone may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                 EGROUPS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statement of Redeemable Convertible Preferred
  Stock and Stockholders' Equity............................  F-5
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
eGroups, Inc.

     We have audited the accompanying consolidated balance sheets of eGroups, Inc. as of July 31, 1999 and January 31, 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the period from inception (June 5, 1998) to July 31, 1999 and for the six-month period ended January 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eGroups, Inc. at July 31, 1999 and January 31, 2000, and the consolidated results of its operations and its cash flows for the period from inception (June 5, 1998) to July 31, 1999 and for the six-month period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP

Palo Alto, California
February 25, 2000

                                 EGROUPS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                     PRO FORMA
                                                                                   STOCKHOLDERS'
                                                                                     EQUITY AT
                                                       JULY 31,     JANUARY 31,     JANUARY 31,
                                                         1999           2000           2000
                                                      -----------   ------------   -------------
                                                                                    (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 4,957,231   $ 44,586,059
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000 and $150,000 at July 31,
     1999 and January 31, 2000......................      329,127      2,157,805
  Prepaids and other current assets.................      301,404        340,797
                                                      -----------   ------------
     Total current assets...........................    5,587,762     47,084,661
Property and equipment, net.........................      950,594      2,697,423
Other assets, net...................................      217,595      2,429,171
                                                      -----------   ------------
     Total assets...................................  $ 6,755,951   $ 52,211,255
                                                      ===========   ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $   708,065   $  1,118,346
  Accrued liabilities...............................      668,113        905,324
  Deferred revenue..................................           --         47,568
  Short-term debt...................................      135,454        136,344
  Short-term capital lease obligations..............       23,030        299,240
                                                      -----------   ------------
     Total current liabilities......................    1,534,662      2,506,822
Long-term capital lease obligations.................       54,662        938,162
Long-term debt......................................      169,046      7,211,143
Commitments.........................................
Redeemable convertible preferred stock, $0.001 par
  value, 7,300,000 shares authorized, 7,280,811
  shares issued and outstanding at July 31, 1999 (no
  shares authorized, issued or outstanding at
  January 31, 2000 and pro forma)...................    4,236,723             --   $         --
Stockholders' equity:
  Convertible preferred stock, $0.001 par value,
     issuable in series; 5,220,000 and 17,500,000
     shares authorized at July 31, 1999 and January
     31, 2000; 5,176,772 and 16,539,216 (liquidation
     preference of $51,979,337) shares issued and
     outstanding at July 31, 1999 and January 31,
     2000 (10,000,000 shares authorized, no shares
     issued or outstanding pro forma)...............        5,177         16,539             --
  Common stock, $0.001 par value; 43,000,000 shares
     authorized; 12,453,628 and 16,244,195 shares
     issued and outstanding at July 31, 1999 and
     January 31, 2000 (150,000,000 shares
     authorized, 32,783,411 shares issued and
     outstanding pro forma).........................       12,454         16,244         32,783
  Additional paid-in capital........................   11,717,496     75,296,764     75,296,764
  Notes receivable from stockholders................      (14,330)    (2,159,493)    (2,159,493)
  Deferred stock compensation.......................   (4,315,327)   (12,196,265)   (12,196,265)
  Accumulated deficit...............................   (6,644,612)   (19,418,661)   (19,418,661)
                                                      -----------   ------------   ------------
     Total stockholders' equity.....................      760,858     41,555,128   $ 41,555,128
                                                      -----------   ------------   ============
     Total liabilities and stockholders' equity.....  $ 6,755,951   $ 52,211,255
                                                      ===========   ============

                            See accompanying notes.

                                 EGROUPS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 PERIOD FROM
                                                  INCEPTION        SIX MONTHS ENDED JANUARY 31,
                                              (JUNE 5, 1998) TO    -----------------------------
                                                JULY 31, 1999          1999            2000
                                              -----------------    ------------    -------------
                                                                   (UNAUDITED)
Revenue.....................................     $   488,700       $    42,535     $  3,463,636
Cost of revenue.............................         221,832            86,464          324,471
                                                 -----------       -----------     ------------
Gross profit (loss).........................         266,868           (43,929)       3,139,165
Operating expenses:
  Product development.......................       1,282,240           204,480        3,717,296
  Sales and marketing.......................       2,688,900           303,503        4,227,690
  General and administrative................       2,124,727           550,120        3,804,245
  Amortization of deferred stock
     compensation(1)........................         974,754           138,294        3,994,627
                                                 -----------       -----------     ------------
     Total operating expenses...............       7,070,621         1,196,397       15,743,858
                                                 -----------       -----------     ------------
Operating loss..............................      (6,803,753)       (1,240,326)     (12,604,693)
Interest and other income...................         181,871            44,255          348,509
Interest and other expense..................         (22,730)           (4,638)        (517,865)
                                                 -----------       -----------     ------------
     Total other income (expense)...........         159,141            39,617         (169,356)
                                                 -----------       -----------     ------------
Net loss....................................      (6,644,612)       (1,200,709)     (12,774,049)
Accretion on redeemable convertible
  preferred
  stock.....................................        (212,625)          (33,861)        (128,934)
                                                 -----------       -----------     ------------
Net loss attributable to common
  stockholders..............................     $(6,857,237)      $(1,234,570)    $(12,902,983)
                                                 ===========       ===========     ============
Basic and diluted net loss per share
  attributable to common stockholders.......     $     (1.25)      $     (0.29)    $      (1.61)
                                                 ===========       ===========     ============
Shares used in per share calculation........       5,465,400         4,302,949        8,011,140
Pro forma basic and diluted net loss per
  share attributable to common stockholders
  (unaudited)...............................     $     (0.49)                      $      (0.56)
                                                 ===========                       ============
Shares used in pro forma per share
  calculation (unaudited)...................      13,641,257                         22,642,636

------------------------------
(1) See Note 8 for a description of the amortization of deferred stock compensation.

                            See accompanying notes.

                                 EGROUPS, INC.

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                              STOCKHOLDERS' EQUITY

                                                                                 STOCKHOLDERS' EQUITY
                                                               ---------------------------------------------------------
                                     REDEEMABLE CONVERTIBLE        CONVERTIBLE
                                        PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL
                                    ------------------------   --------------------   --------------------     PAID-IN
                                      SHARES       AMOUNT        SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL
                                    ----------   -----------   ----------   -------   ----------   -------   -----------
Balance at inception (June 5,
  1998)...........................          --   $        --           --   $    --           --   $    --   $        --
Issuances of common stock to
  founders at $0.005 to $0.032 per
  share...........................          --            --           --        --   11,490,340    11,490       214,725
Issuances of common stock and
  options to consultants for cash
  and services at $0.005 to $0.30
  per share.......................          --            --           --        --      522,427       523       455,380
Issuance of Series A preferred
  stock at $0.50 per share, net of
  issuance costs of $18,375.......          --            --    1,620,000     1,620           --        --       790,005
Issuance of Series B preferred
  stock at $1.44 per share, net of
  issuance costs of $12,545.......          --            --    3,556,772     3,557           --        --     5,104,050
Issuance of Series C redeemable
  preferred stock at $0.56 per
  share, net of issuance costs of
  $25,088.........................   7,280,811     4,024,098           --        --           --        --            --
Warrants issued in connection with
  debt............................          --            --           --        --           --        --        51,498
Accretion of redeemable
  convertible preferred stock.....          --       212,625           --        --           --        --      (212,625)
Issuances of common stock upon
  exercise of options.............          --            --           --        --      647,737       648        34,520
Repurchases of common stock upon
  termination.....................          --            --           --        --     (206,876)     (207)      (10,138)
Deferred stock compensation.......          --            --           --        --           --        --     5,290,081
Amortization of deferred stock
  compensation....................          --            --           --        --           --        --            --
Net loss and comprehensive loss...          --            --           --        --           --        --            --
                                    ----------   -----------   ----------   -------   ----------   -------   -----------
Balance at July 31, 1999 (carried
  forward)........................   7,280,811     4,236,723    5,176,772     5,177   12,453,628    12,454    11,717,496

                                                       STOCKHOLDERS' EQUITY
                                    ----------------------------------------------------------
                                       NOTES
                                     RECEIVABLE      DEFERRED                        TOTAL
                                        FROM          STOCK       ACCUMULATED    STOCKHOLDERS'
                                    STOCKHOLDERS   COMPENSATION     DEFICIT         EQUITY
                                    ------------   ------------   ------------   -------------
Balance at inception (June 5,
  1998)...........................  $        --    $         --   $         --   $         --
Issuances of common stock to
  founders at $0.005 to $0.032 per
  share...........................           --              --             --        226,215
Issuances of common stock and
  options to consultants for cash
  and services at $0.005 to $0.30
  per share.......................           --              --             --        455,903
Issuance of Series A preferred
  stock at $0.50 per share, net of
  issuance costs of $18,375.......           --              --             --        791,625
Issuance of Series B preferred
  stock at $1.44 per share, net of
  issuance costs of $12,545.......           --              --             --      5,107,607
Issuance of Series C redeemable
  preferred stock at $0.56 per
  share, net of issuance costs of
  $25,088.........................           --              --             --             --
Warrants issued in connection with
  debt............................           --              --             --         51,498
Accretion of redeemable
  convertible preferred stock.....           --              --             --       (212,625)
Issuances of common stock upon
  exercise of options.............      (14,330)             --             --         20,838
Repurchases of common stock upon
  termination.....................           --              --             --        (10,345)
Deferred stock compensation.......           --      (5,290,081)            --             --
Amortization of deferred stock
  compensation....................           --         974,754             --        974,754
Net loss and comprehensive loss...           --              --     (6,644,612)    (6,644,612)
                                    -----------    ------------   ------------   ------------
Balance at July 31, 1999 (carried
  forward)........................      (14,330)     (4,315,327)    (6,644,612)       760,858

                                 EGROUPS, INC.

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                 STOCKHOLDERS' EQUITY
                                                               ---------------------------------------------------------
                                     REDEEMABLE CONVERTIBLE        CONVERTIBLE
                                        PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK       ADDITIONAL
                                    ------------------------   --------------------   --------------------     PAID-IN
                                      SHARES       AMOUNT        SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL
----------------------------------  ----------   -----------   ----------   -------   ----------   -------   -----------
Balance at July 31, 1999 (brought
  forward)........................   7,280,811   $ 4,236,723    5,176,772   $ 5,177   12,453,628   $12,454   $11,717,496
Issuances of common stock upon
  exercise of options.............          --            --           --        --    4,001,489     4,001     2,274,925
Issuances of common stock and
  options to consultants for cash
  and services at $0.068 to $5.00
  per share.......................          --            --           --        --        4,998         5       927,146
Accretion of redeemable
  convertible preferred stock.....          --       128,934           --        --           --        --      (128,934)
Conversion of redeemable preferred
  to nonredeemable preferred
  stock...........................  (7,280,811)   (4,365,657)   7,280,811     7,281           --        --     4,358,376
Issuance of Series D preferred
  stock at $10.29 per share, net
  of issuance costs of $27,420....          --            --    4,081,633     4,081           --        --    41,968,502
Warrants issued in connection with
  debt............................          --            --           --        --           --        --     2,327,500
Repurchases of common stock upon
  termination.....................          --            --           --        --     (215,920)     (216)      (23,812)
Deferred stock compensation.......          --            --           --        --           --        --    11,875,565
Amortization of deferred stock
  compensation....................          --            --           --        --           --        --            --
Net loss and comprehensive loss...          --            --           --        --           --        --            --
                                    ----------   -----------   ----------   -------   ----------   -------   -----------
Balance at January 31, 2000.......          --   $        --   16,539,216   $16,539   16,244,195   $16,244   $75,296,764
                                    ==========   ===========   ==========   =======   ==========   =======   ===========

                                                       STOCKHOLDERS' EQUITY
                                    ----------------------------------------------------------
                                       NOTES
                                     RECEIVABLE      DEFERRED                        TOTAL
                                        FROM          STOCK       ACCUMULATED    STOCKHOLDERS'
                                    STOCKHOLDERS   COMPENSATION     DEFICIT         EQUITY
----------------------------------  ------------   ------------   ------------   -------------
Balance at July 31, 1999 (brought
  forward)........................  $   (14,330)   $ (4,315,327)  $ (6,644,612)  $    760,858
Issuances of common stock upon
  exercise of options.............   (2,148,153)             --             --        130,773
Issuances of common stock and
  options to consultants for cash
  and services at $0.068 to $5.00
  per share.......................           --              --             --        927,151
Accretion of redeemable
  convertible preferred stock.....           --              --             --       (128,934)
Conversion of redeemable preferred
  to nonredeemable preferred
  stock...........................           --              --             --      4,365,657
Issuance of Series D preferred
  stock at $10.29 per share, net
  of issuance costs of $27,420....           --              --             --     41,972,583
Warrants issued in connection with
  debt............................           --              --             --      2,327,500
Repurchases of common stock upon
  termination.....................        2,990              --             --        (21,038)
Deferred stock compensation.......           --     (11,875,565)            --             --
Amortization of deferred stock
  compensation....................           --       3,994,627             --      3,994,627
Net loss and comprehensive loss...           --              --    (12,774,049)   (12,774,049)
                                    -----------    ------------   ------------   ------------
Balance at January 31, 2000.......  $(2,159,493)   $(12,196,265)  $(19,418,661)  $ 41,555,128
                                    ===========    ============   ============   ============

                            See accompanying notes.

                                 EGROUPS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                                                      INCEPTION        SIX MONTHS ENDED JANUARY 31,
                                                  (JUNE 5, 1998) TO    -----------------------------
                                                    JULY 31, 1999          1999            2000
                                                  -----------------    ------------    -------------
                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
Net loss........................................     $(6,644,612)      $(1,200,709)    $(12,774,049)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization.................         100,613            16,302          356,334
  Noncash expenses from stock, debt and warrant
     issuances..................................       1,426,897           175,654        5,149,888
  Changes in assets and liabilities:
     Accounts receivable........................        (329,127)          (26,033)      (1,828,678)
     Prepaids and other current assets..........        (301,404)          (20,909)         (39,393)
     Other assets, net..........................        (187,266)           (3,330)        (118,076)
     Accounts payable...........................         708,065            32,240          410,281
     Accrued liabilities........................         668,113            77,971          237,211
     Deferred revenue...........................              --             1,401           47,568
                                                     -----------       -----------     ------------
       Net cash used in operating activities....      (4,558,721)         (947,413)      (8,558,914)
INVESTING ACTIVITIES:
Capital expenditures............................      (1,038,828)         (218,785)      (2,098,107)
FINANCING ACTIVITIES:
Principal payments of capital lease and debt
  financing.....................................          (2,740)               --         (214,940)
Proceeds from capital lease obligations.........          80,432                --        1,217,872
Proceeds from issuances of debt.................         304,500           100,000        7,199,765
Proceeds from issuances of preferred stock,
  net...........................................       5,899,232         9,906,520       41,972,583
Proceeds from issuances of redeemable preferred
  stock, net....................................       4,024,098                --               --
Proceeds from issuances of common stock.........         259,603           203,849          131,607
Repurchase of common stock......................         (10,345)               --          (21,038)
                                                     -----------       -----------     ------------
       Net cash provided by financing
          activities............................      10,554,780        10,210,369       50,285,849
                                                     -----------       -----------     ------------
Net increase in cash and cash equivalents.......       4,957,231         9,044,171       39,628,828
Cash and cash equivalents at beginning of
  period........................................              --                --        4,957,231
                                                     -----------       -----------     ------------
Cash and cash equivalents at end of period......     $ 4,957,231       $ 9,044,171     $ 44,586,059
                                                     ===========       ===========     ============
SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
Issuance of common stock for other assets.......     $    26,213       $    26,213     $         --
                                                     ===========       ===========     ============
Issuance of common stock for notes receivable...     $    14,330       $        --     $  2,148,153
                                                     ===========       ===========     ============
Deferred stock compensation.....................     $ 5,290,081       $   720,718     $ 11,875,565
                                                     ===========       ===========     ============
Deferred debt interest in connection with
  issuance of warrants and conversion option....     $    51,498       $        --     $  2,327,500
                                                     ===========       ===========     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for interest..........................     $    11,715       $     4,732     $    147,414
                                                     ===========       ===========     ============

                            See accompanying notes.

                                 EGROUPS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BASIS OF PRESENTATION

     On June 5, 1998, eGroups, Inc., "eGroups", was incorporated in the state of Delaware under the name Findmail Communications, Inc. eGroups offers a widely used email group communication platform on the Internet, with an integrated set of web-based features that support dynamic groups. eGroups enables advertisers and direct marketers to reach consumers by delivering targeted email advertising solutions. The financial operations of eGroups for the period from inception (June 5, 1998) to July 31, 1998 were insignificant, with a net loss of approximately $65,000 in the period, and have been combined with eGroups' results for the period from inception (June 5, 1998) to July 31, 1999. The accompanying consolidated financial statements include the accounts of eGroups and its wholly owned subsidiary, ONElist, Inc., which merged with eGroups on November 30, 1999 (see Note 2), and the accounts of its wholly owned foreign subsidiaries in Germany and Japan. The historical consolidated financial statements of eGroups prior to the merger date have been restated to reflect the merger with ONElist, Inc., which has been accounted for as a pooling of interests.

     eGroups has sustained net losses and negative cash flows from operations since inception. eGroups' ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and to raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing. In the six months ended January 31, 2000, eGroups received financing of approximately $42,000,000 through the issuance of Series D convertible preferred stock and $7,000,000 through issuance of subordinated debt. Management believes that these funds will be sufficient to enable eGroups to meet planned expenditures through at least January 31, 2001. If anticipated operating results are not achieved, and additional financial resources are not available on terms acceptable to eGroups, management intends to delay or reduce expenditures so as not to require such resources.

     INTERIM FINANCIAL INFORMATION

     In the opinion of management, the unaudited financial statements for the six months ended January 31, 1999 have been prepared on the same basis as the audited financial statements and contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the unaudited interim results when read in conjunction with the audited financial statements and the accompanying notes. Operating results for any interim period are not necessarily indicative of results to be expected for the entire year or for any other subsequent period.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) REVENUE RECOGNITION

     eGroups derives its revenue principally from short-term advertising contracts in which eGroups guarantees a minimum number of impressions (a view of an advertisement by a member), for a fixed fee. Advertising revenue is recognized using either the ratio of impressions delivered to the total guaranteed impressions or on a straight-line basis over the term of the contract, whichever is less, provided that eGroups does not have any significant remaining obligations and collection of the resulting receivable is probable. To the extent that minimum guaranteed impression levels or other obligations are not being met, eGroups defers recognition of the corresponding revenue until guaranteed levels are being achieved or the obligations are satisfied. For advertising contracts that do not involve guaranteed impressions, revenue is recognized based on actual impressions delivered. Provisions for bad debts and additional discounts are provided at the time of revenue recognition based upon historical experience and current economic conditions. Through January 31, 2000, the majority of eGroups' advertising contracts have ranged from several weeks to two months in duration.

     eGroups has also derived a portion of its revenue from short-term advertising contracts negotiated by third-party advertising brokers. eGroups records as revenue its contractual percentage of the total revenue generated from the delivery of advertisements, net of the commission taken by the advertising broker. Such revenue is recognized in the period in which the advertisement is delivered, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent the advertising broker does not collect billings from the advertisers, or grant additional discounts, eGroups is not at risk for its contractual percentage of such bad debts and additional discounts. Net revenue derived from these agreements represented 44%, 0% and 22% of eGroups' revenue for the period from inception (June 5, 1998) to July 31, 1999 and the six-month periods ended January 31, 1999 and January 31, 2000.

     Revenue also includes sponsorship revenue under contracts in which eGroups commits to provide sponsors with a variety of promotional opportunities in addition to traditional banner advertising. In a typical sponsorship agreement, eGroups provides sponsors with a variety of additional promotional activities, such as the delivery of impressions on its website through banner, button or text-link advertising, sometimes granting exclusive placement on specific web pages. The portion of sponsorship revenue that is recognized in the period in which the advertisement is displayed is the ratio of impressions delivered over the total guaranteed impressions or the straight-line basis over the term of the contract, provided that no significant obligations remain and the collection of the resulting receivable is probable.

     eGroups also derives revenue from the delivery of permission-based, direct marketing email campaigns. Such revenue is recognized upon the delivery of the email advertisements at the lesser of the ratio of emails delivered over the total guaranteed number of emails or on a straight-line basis over the term of the contract.

     eGroups has not recognized any revenue related to the nonmonetary exchange of advertising for advertising as such exchanges were not objectively determinable.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CERTAIN RISKS AND CONCENTRATIONS

     eGroups has a limited operating history and its prospects are subject to the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as Internet services. These risks include the difficulty of developing and extending the eGroups brand, competitive challenges posed by other group communication services, fluctuations in operating results, dependence on advertising revenues, and the difficulty in maintaining and increasing the level of traffic to the eGroups networks and online services. eGroups' revenue is principally derived from the sale of online advertising, the market for which is highly competitive and rapidly changing. Significant changes in the industry or changes in customer buying behavior could adversely affect operating results. In the event that eGroups does not successfully implement its business plan, certain assets may not be recoverable.

     For the period from inception (June 5, 1998) to July 31, 1999, revenue from eGroups' two largest customers accounted for approximately 44% and 37% of total revenue. For the six-month period ended January 31, 2000, revenue from eGroups' largest customer accounted for approximately 20% of total revenue. At July 31, 1999, one customer accounted for approximately 53% of the net accounts receivable balances. At January 31, 2000, two customers accounted for 27% and 10% of net accounts receivable balances. eGroups generally does not require collateral and maintains allowances for potential credit losses. Such losses have been insignificant.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated amortization and depreciation which is provided using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the asset.

     ADVERTISING EXPENSES

     Advertising is expensed as incurred. The costs of producing advertising are incurred and expensed during production. The costs of communicating advertising are incurred and expensed as the advertisement is broadcast in accordance with Statement of Position No. 93-7, "Reporting on Advertising Costs." Advertising expense was approximately $128,000 for the period from inception (June 5, 1998) to July 31, 1999, and approximately $194,000 for the six-month period ended January 31, 2000.

     CASH AND CASH EQUIVALENTS

     eGroups considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of July 31, 1999 and January 31, 2000, cash equivalents consisted primarily of investments in money market funds. To date, eGroups has not experienced losses on any of its investments.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of eGroups' cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of their short maturities. The carrying amount of eGroups debt and capital lease obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available for similar debt obligations at January 31, 2000.

     NET LOSS PER SHARE

     Basic and diluted net loss per share is presented in conformity with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Pursuant to the Securities and Exchange Commission ("SEC") Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of an initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, eGroups has not had any issuances or grants for nominal consideration.

     In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of common shares outstanding during the period, less the weighted-average number of shares of common stock issued to founders, investors, and employees that are subject to repurchase. Shares subject to repurchase have been excluded as these shares must be returned to eGroups if specified conditions are not met. Basic and diluted pro forma net loss per share, as presented in the statements of operations, have been computed as described above and also give effect, under SEC guidance, to the conversion of the convertible preferred stock and redeemable convertible preferred stock (using the if-converted method) from the original date of issuance. The

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share:

                                                PERIOD FROM
                                                 INCEPTION
                                             (JUNE 5, 1998) TO    SIX MONTHS ENDED JANUARY 31,
                                                 JULY 31,         -----------------------------
                                                   1999               1999            2000
                                             -----------------    ------------    -------------
                                                                  (UNAUDITED)
Net loss...................................     $(6,644,612)      $(1,200,709)    $(12,774,049)
Accretion on redeemable convertible
  preferred
  stock....................................        (212,625)          (33,861)        (128,934)
                                                -----------       -----------     ------------
Net loss attributable to common
  stockholders.............................     $(6,857,237)      $(1,234,570)    $(12,902,983)
                                                ===========       ===========     ============
Basic and diluted:
  Weighted-average shares of common stock
     outstanding...........................       9,651,015         8,254,854       15,828,528
  Less: weighted-average shares subject to
     repurchase............................      (4,185,615)       (3,951,905)      (7,817,388)
                                                -----------       -----------     ------------
Weighted-average shares used in computing
  basic and diluted net loss per share.....       5,465,400         4,302,949        8,011,140
                                                ===========       ===========     ============
Basic and diluted net loss per share.......     $     (1.25)      $     (0.29)    $      (1.61)
                                                ===========       ===========     ============

                                               PERIOD FROM
                                                INCEPTION                         SIX MONTHS
                                            (JUNE 5, 1998) TO                       ENDED
                                                JULY 31,                         JANUARY 31,
                                                  1999                               2000
                                            -----------------                    ------------
Net loss..................................     $(6,644,612)                      $(12,774,049)
                                               ===========                       ============
Pro forma basic and diluted:
  Shares used above.......................       5,465,400                          8,011,140
  Pro forma adjustment to reflect
     weighted-average effect of assumed
     conversion of convertible preferred
     stock (unaudited)....................       8,175,857                         14,631,496
                                               -----------                       ------------
Shares used in computing pro forma basic
  and diluted net loss per share
  (unaudited).............................      13,641,257                         22,642,636
                                               ===========                       ============
Pro forma basic and diluted net loss per
  share (unaudited).......................     $     (0.49)                      $      (0.56)
                                               ===========                       ============

     eGroups has excluded all convertible preferred stock, redeemable convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented. If eGroups' initial public offering is consummated, all of the convertible preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma stockholders' equity at January 31, 2000, as adjusted for the assumed conversion of convertible

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) preferred stock based on the shares of convertible preferred stock outstanding at January 31, 2000, is disclosed on the balance sheet.

     The total number of shares excluded from the calculation of diluted net loss per share was as follows (on an as-converted-to-common basis):

                                                         JULY 31,      JANUARY 31,
                                                           1999           2000
                                                        -----------    -----------
Common stock subject to repurchase..................      7,197,104     9,902,047
Preferred stock.....................................     12,457,583    16,539,216
Common stock options outstanding....................      2,816,835     1,951,190
Warrants to purchase preferred stock................          8,330       445,830
                                                        -----------    ----------
                                                         22,479,852    28,838,283
                                                        ===========    ==========

     INCOME TAXES

     Since incorporation, eGroups has recognized income taxes under the liability method. Deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     STOCK-BASED COMPENSATION

     As permitted by the FASB Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), eGroups accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock-based compensation plans. Under APB 25, when the exercise price of eGroups' employee stock awards equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Stock compensation related to non-employees is based on the fair value of the related stock or options in accordance with SFAS 123 and its interpretations.

     COMPREHENSIVE LOSS

     To date, comprehensive loss has been the same as net loss and the accumulated deficit is the same as the accumulated comprehensive loss.

     SEGMENT INFORMATION

     eGroups has organized its operations into a single operating segment, the development of group communication services on the Internet. eGroups derives the significant majority of its revenues from operations in the United States. At January 31, 2000, no material assets were held outside of the United States.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SOFTWARE DEVELOPED FOR INTERNAL USE

     Through January 31, 2000, capitalizable costs incurred have not been significant for any development project. Accordingly, eGroups has charged all costs to product development expense in the periods they were incurred.

     RECENT PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires eGroups to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. SFAS 133 is effective for years beginning after June 15, 2000. eGroups does not currently hold any derivatives and does not expect this pronouncement to materially impact the results of its operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. eGroups believes that its current revenue recognition principles comply with SAB 101.

 2. MERGER WITH ONELIST

     On November 30, 1999, eGroups completed its merger with ONElist, Inc. ("ONElist"), a privately held company that operates in the Internet group communication business. ONElist commenced operations in June 1998. eGroups exchanged all of the outstanding common stock of ONElist for 8,318,629 shares of eGroups common stock at an exchange ratio of 3.12392 shares of eGroups common stock for each share of ONElist common stock, and exchanged all of the outstanding Series A redeemable convertible preferred stock of ONElist for 7,280,811 shares of eGroups Series C redeemable convertible preferred stock. eGroups also assumed all outstanding stock options to acquire 1,304,182 shares of ONElist capital stock, after giving effect to the exchange ratio. The merger was treated as a pooling of interests for accounting purposes, and accordingly, the historical financial statements of eGroups have been restated to combine the results of both companies in all periods.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 2. MERGER WITH ONELIST (CONTINUED)
     Separate results of the combined entities through the date of the merger (November 30, 1999) were as follows (Unaudited):

                                        PERIOD FROM
                                         INCEPTION
                                     (JUNE 5, 1998) TO    SIX MONTHS ENDED    FOUR MONTHS ENDED
                                         JULY 31,           JANUARY 31,         NOVEMBER 30,
                                           1999                 1999                1999
                                     -----------------    ----------------    -----------------
Revenue:
  eGroups..........................     $   265,582         $    41,413          $ 1,179,056
  ONElist..........................         223,118               1,122              434,359
                                        -----------         -----------          -----------
                                        $   488,700         $    42,535          $ 1,613,415
                                        ===========         ===========          ===========
Net loss attributable to common
  stockholders:
  eGroups..........................     $(4,343,492)        $  (933,718)         $(4,363,859)
  ONElist..........................      (2,513,745)           (300,852)          (3,579,520)
                                        -----------         -----------          -----------
                                        $(6,857,237)        $(1,234,570)         $(7,943,379)
                                        ===========         ===========          ===========

     There were no intercompany transactions between the two companies or significant conforming accounting adjustments.

 3. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of the following:

                                                         JULY 31,     JANUARY 31,
                                                           1999          2000
                                                        ----------    -----------
Cash and cash equivalents:
  Cash................................................  $  498,152    $ 1,501,325
  Money market funds..................................   4,459,079     43,084,734
                                                        ----------    -----------
     Total cash and cash equivalents..................  $4,957,231    $44,586,059
                                                        ==========    ===========

 4. LOAN TO OFFICER

     In June 1999, eGroups provided a $100,000 loan to an officer in connection with relocation and in exchange for a nonrecourse promissory note. The note does not bear interest, is being forgiven over a four-year period beginning in July 1999, and is included in other assets in the accompanying balance sheet. Amounts forgiven have been recorded as compensation expense.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 5. BALANCE SHEET DETAIL

                                                          JULY 31,     JANUARY 31,
                                                            1999          2000
                                                         ----------    -----------
Property and equipment:
  Computer and software equipment......................  $  876,417    $2,546,083
  Furniture, fixtures, and leasehold improvements......      79,240       486,828
  Other equipment......................................      83,171       104,024
                                                         ----------    ----------
                                                          1,038,828     3,136,935
  Accumulated depreciation and amortization............     (88,234)     (439,512)
                                                         ----------    ----------
                                                         $  950,594    $2,697,423
                                                         ==========    ==========

     As of July 31, 1999 and January 31, 2000, eGroups had approximately $80,432 and $1,217,872 of fixed assets purchased under capital leases with approximately $0 and $71,456 of accumulated depreciation, respectively.

     Other assets:
     Other assets at January 31, 2000 are primarily comprised of the unamortized debt interest expense associated with the value of a conversion option issued in connection with subordinated debt. See Note 8.

Accrued liabilities:
  Accrued compensation.................................  $  290,957    $  439,737
  Accrued legal and accounting.........................      40,000       184,000
  Accrued marketing and advertising....................      45,000        60,000
  Other accrued expenses...............................     292,156       221,587
                                                         ----------    ----------
                                                         $  668,113    $  905,324
                                                         ==========    ==========

 6. COMMITMENTS AND BORROWINGS

     eGroups leases its main facilities under noncancelable operating lease agreements, which expire in July 2004 and September 2004. Rent expense was $102,211 for the period from inception (June 5, 1998) to July 31, 1999, and $468,296 for the six-month period ended January 31, 2000.

     In September 1999, eGroups entered into a noncancelable sublease agreement with a stockholder of eGroups, which expires in April 2000. Rent expense in connection with this sublease was $168,525 for the six-month period ended January 31, 2000. In December 1999, eGroups entered into a noncancelable sub-sublease for the same property with an unrelated third party which expires in April 2000. Rental income was approximately $26,700 for the six-month period ended January 31, 2000.

     In June 1999, eGroups entered into a one-year Master Lease Agreement with a lender that allows eGroups to borrow up to $1,500,000 for the purchase of property and equipment. Under this Agreement, in July 1999, eGroups signed a $204,500 Secured Promissory Note with the lender. The Note bears interest at an annual rate of 7.4%. Payments of approximately $3,600 are due monthly with a final $30,675 payment due on September 1, 2003. Also under this agreement, in October and December 1999, the Company entered into lease agreements for approximately $436,000 and $782,000, respectively. The leases are payable in 48 equal monthly payments of approximately $9,100 and $16,300, respectively, beginning in October and December 1999. The Note and lease agreements

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 6. COMMITMENTS AND BORROWINGS (CONTINUED) are secured by certain property and equipment of eGroups. The Note and lease agreements reduce the available borrowings under the Master Lease Agreement to approximately $77,600 as of January 31, 2000.

     In July 1999, eGroups entered into a three-year capital lease agreement for the purchase of $80,432 in equipment.

     As of January 31, 2000, minimum payments under all noncancelable leases were as follows:

                                                          CAPITAL      OPERATING
                                                           LEASES        LEASES
                                                         ----------    ----------
Six months ending July 31, 2000........................  $  191,590    $  383,305
Years ending July 31:
  2001.................................................     383,180       700,581
  2002.................................................     380,440       700,581
  2003.................................................     350,304       348,654
  2004.................................................     118,395       330,334
  2005 and thereafter..................................          --        66,794
                                                         ----------    ----------
Total minimum lease payments...........................   1,423,909    $2,530,249
                                                                       ==========
Less amount representing interest......................    (186,507)
                                                         ----------
Present value of minimum payments......................   1,237,402
Less current portion...................................    (299,240)
                                                         ----------
Long-term portion......................................  $  938,162
                                                         ==========

     In July 1998, eGroups entered into a $100,000 loan agreement with a financial institution for the purchase of property and equipment. The rate of interest was the lender's prime lending rate plus 2.00%. Payments of approximately $3,000 in principal plus interest, were due monthly beginning in August 1999 through January 2003. The loan was secured by substantially all of eGroups' assets. In October 1999, eGroups repaid the entire outstanding balance.

     In September 1999, eGroups entered into a $200,000 loan agreement with a financial institution. The loan bears interest at 8% and is payable in 24 equal monthly payments of approximately $7,900, plus interest, beginning in September 1999 through August 2001.

     In October 1999, eGroups entered into a $7,000,000 Subordinated Loan and Security Agreement. Notes taken out under this Agreement bear interest at 8.25% per annum and are due and payable in 24 equal monthly installments of interest-only payments, followed by 12 equal monthly installments of principal and interest payments. The loan is secured by a secondary lien on substantially all of eGroups' assets. In connection with this Agreement, eGroups issued an option, allowing the lender to convert 45% of the notes taken out under the loan into shares of eGroups' convertible preferred stock (see Note 8). As of January 31, 2000, eGroups has borrowed $7,000,000 under the terms of the Subordinated Loan Security Agreement. The loan agreement provides that eGroups shall not, without prior written consent of the lender, declare or pay cash dividends or make a distribution on any class of stock.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 6. COMMITMENTS AND BORROWINGS (CONTINUED)
     A summary of eGroups' outstanding debt is as follows:

                                                          JULY 31,     JANUARY 31,
                                                            1999          2000
                                                          ---------    -----------
Subordinated notes......................................  $      --    $7,000,000
Other notes.............................................    304,500       347,487
                                                          ---------    ----------
Total debt..............................................    304,500     7,347,487
Short-term debt.........................................   (135,454)     (136,344)
                                                          ---------    ----------
Long-term debt..........................................  $ 169,046    $7,211,143
                                                          =========    ==========

     401(k) PROFIT SHARING PLAN

     Effective January 1, 1999, eGroups established the eGroups 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for eGroups to match employee contributions at a rate equal to 50% of employee contributions up to 6% of their compensation. Employees are eligible to participate in the Plan on any January 1, April 1, July 1, or October 1 following the first day of employment. The terms of the Plan are subject to change as determined by management. eGroups made contributions for the period from inception (June 5, 1998) to July 31, 1999 and for the six months ended January 31, 2000, of $25,351 and $65,638, respectively.

 7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     As part of the merger agreement with ONElist, eGroups exchanged all shares of ONElist redeemable convertible preferred Series A shares for a new class of Series C eGroups redeemable convertible preferred shares with terms identical to the redeemable convertible preferred Series A shares of ONElist.

     For so long as shares of Series C redeemable convertible preferred stock remained outstanding, each holder of Series C redeemable convertible preferred stock could, at the option of the holder, on each of December 31, 2003, December 31, 2004 and December 31, 2005, require eGroups to redeem a number of shares of Series C preferred stock equal to one-third of the number of shares of Series C preferred stock held by such holder as of the first such date. The shares were redeemable at the original issue price plus an additional 9% per annum, compounded annually commencing on the date of issuance. The carrying amount of Series C preferred stock has been increased by periodic accretions so as to equal redemption amounts at the redemption dates. In December 1999, in connection with the issuance of Series D convertible preferred stock, the Series C redeemable preferred stock was modified to be non-redeemable. At January 31, 2000, the outstanding shares are classified as convertible preferred stock in stockholders' equity.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 8. STOCKHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK

                                                     SHARES                SHARES ISSUED AND
                                                   AUTHORIZED                 OUTSTANDING
                                             -----------------------    -----------------------
                                             JULY 31,    JANUARY 31,    JULY 31,    JANUARY 31,
                                               1999         2000          1999         2000
                                             ---------   -----------    ---------   -----------
Series A...................................  1,620,000    1,620,000     1,620,000    1,620,000
Series B...................................  3,600,000    3,600,000     3,556,772    3,556,772
Series C...................................         --    7,280,811            --    7,280,811
Series D...................................         --    4,520,000            --    4,081,633
Undesignated...............................         --      479,189            --           --
                                             ---------   ----------     ---------   ----------
Total convertible preferred stock..........  5,220,000   17,500,000     5,176,772   16,539,216
                                             =========   ==========     =========   ==========

     Each share of Series A, B, C and D convertible preferred stock is, at the option of the holder, convertible into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The outstanding shares of Series A, B, C and D convertible preferred stock automatically convert into common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $20,000,000 in gross proceeds at a per share offering price of at least $15.44.

     Series A, B, C and D convertible preferred stockholders are entitled to noncumulative dividends of $0.040, $0.115, $0.050 and $0.926 per share per annum if and when declared by the board of directors. No dividends have been declared as of January 31, 2000.

     The Series A, B, C and D convertible preferred stockholders are entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed pro rata among the common stockholders.

     The Series A, B, C and D convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion of their preferred shares.

     COMMON STOCK

     eGroups has sold 11,490,340 shares of common stock to founders of eGroups and ONElist for $0.005 - $0.032 per share. Certain of these shares are subject to repurchase by eGroups at the price paid by the stockholder, in the event of termination of services by the stockholder to eGroups. For 3,512,475 of these shares, the repurchase option lapses ratably over a 36-month period. For 4,685,880 of these shares, the repurchase option lapses ratably over a 36-month period beginning on the one-year anniversary. Additionally, the repurchase option of certain shares will lapse upon the occurrence of certain defined events. At July 31, 1999 and January 31, 2000, 6,637,256 and 5,921,679 shares were subject to repurchase (see Note 11).

     eGroups has sold 522,427 and 527,425 shares of common stock to consultants for cash at $0.005 - $0.349 per share and services rendered at July 31, 1999 and January 31, 2000, respectively.

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 8. STOCKHOLDERS' EQUITY (CONTINUED)
337,500 of these shares were subject to repurchase by eGroups at the price paid by the stockholder, in the event of termination of services by the consultant to eGroups. The repurchase option lapses ratably over a 48-month period. Additionally, the repurchase option lapses upon the occurrence of certain defined events. At July 31, 1999 and January 31, 2000, 232,500 and 85,312 shares were subject to repurchase.

     eGroups has reserved shares of common stock for issuance as follows:

                                                                JANUARY 31,
                                                                   2000
                                                                -----------
Warrants....................................................       445,830
Stock options...............................................     2,744,767
Conversion of convertible preferred stock...................    16,539,216
                                                                ----------
                                                                19,729,813
                                                                ==========

     STOCK WARRANTS

     In conjunction with a debt agreement (see Note 6), eGroups issued warrants to purchase 8,330 shares of eGroups' Series B preferred stock at $7.20 per share to a lender. The warrants vested immediately and are exercisable over a period of five years or three years from the effective date of eGroups' initial public offering, whichever is earlier. The value of the warrants, based on a Black-Scholes calculation using a volatility factor of 0.5, and a life of five years, was $51,498, which is being amortized to interest expense over the one-year life of the agreement. As of July 31, 1999, and January 31, 2000, all of these warrants are exercisable.

     SUBORDINATED DEBT CONVERSION OPTION

     In conjunction with a subordinated loan and security agreement (see Note
6), the lender purchased an option to convert 45% of the notes taken out under the loan into shares of eGroups' convertible preferred stock with an aggregate purchase value of 45% of the total amount advanced against the loan. The exercise price of the convertible preferred stock is equal to 70% of the Series D convertible preferred stock price, or $7.20 per share. At January 31, 2000, the lender has the option to purchase 437,500 shares under the agreement (see
Note 11). The value of the option, based on a Black-Scholes calculation, using a volatility factor of 0.5, and a life of three years, was $2,327,500 which is being amortized to interest expense over the three-year life of the loan.

     1998 STOCK OPTION PLAN

     In June 1998, eGroups adopted the 1998 Stock Option Plan and on November 30, 1999, eGroups assumed the ONElist, Inc. 1998 Stock Plan (collectively the "Plan"). Options under the Plan are generally for periods not to exceed ten years, and must be issued at prices not less than 100% and 85% for incentive and non-statutory stock options, respectively, of the estimated fair value of the underlying shares of common stock on the date of grant as determined by the board of directors. Options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years, and must be issued at prices not less than 110% of the estimated fair

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 8. STOCKHOLDERS' EQUITY (CONTINUED)
value of the underlying shares of common stock on the date of grant. The Plan provides for grants of immediately exercisable options; however, eGroups has the right to repurchase any unvested common stock upon termination of employment at the original exercise price. As of July 31, 1999, and January 31, 2000, eGroups had 327,348 and 3,895,056 shares of common stock outstanding subject to repurchase under the Plan. Options become exercisable at such times and under such conditions as determined by the board of directors. Options generally vest over four years and are immediately exercisable.

     Information with respect to stock option activity from inception (June 5, 1998) to January 31, 2000, is summarized as follows:

                                                                                      WEIGHTED-
                                         OPTIONS                                       AVERAGE
                                      AVAILABLE FOR      OPTIONS         PRICE        EXERCISE
                                          GRANT        OUTSTANDING     PER SHARE        PRICE
                                      -------------    -----------    ------------    ---------
Shares authorized...................    5,539,376
  Options granted...................   (3,726,744)      3,726,744     $0.02 - $0.30     $0.14
  Options exercised.................           --        (647,737)    $0.02 - $0.30     $0.05
  Options canceled..................      262,172        (262,172)    $0.06 - $0.30     $0.11
                                       ----------      ----------
Balance at July 31, 1999............    2,074,804       2,816,835     $0.02 - $0.30     $0.16
  Additional shares authorized......    3,914,965              --               --         --
  Authorized shares canceled........   (1,346,474)             --               --         --
  Options granted...................   (4,122,518)      4,122,518     $0.06 - $5.00     $1.11
  Options exercised.................           --      (4,001,489)    $0.06 - $5.00     $0.58
  Options canceled..................      272,800        (986,674)    $0.03 - $4.50     $0.56
                                       ----------      ----------
Balance at January 31, 2000.........      793,577       1,951,190     $0.02 - $5.00     $1.09
                                       ==========      ==========

     Exercise prices for options outstanding as of January 31, 2000, and the weighted-average remaining contractual life are as follows:

                                                OPTIONS OUTSTANDING AND EXERCISABLE
                                               -------------------------------------
                                                             WEIGHTED-
                                                              AVERAGE      WEIGHTED-
                                                             REMAINING      AVERAGE
                                                NUMBER      CONTRACTUAL    EXERCISE
                  EXERCISE                     OF SHARES       LIFE          PRICE
                    PRICE                      ---------    -----------    ---------
                                                            (IN YEARS)
$0.02 - 0.06.................................  1,091,701       9.26          $0.05
 0.30 - 0.35.................................    437,132       9.51           0.33
 4.50 - 5.00.................................    422,357       9.87           4.58
                                               ---------
                                               1,951,190       9.45           1.09
                                               =========

     For the period from inception (June 5, 1998) to July 31, 1999, and for the six-month periods ended January 31, 1999 and 2000, eGroups recorded deferred compensation expense of $5,290,081, $720,718, and $11,875,565, respectively, representing the difference between the exercise prices and

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 8. STOCKHOLDERS' EQUITY (CONTINUED)
the deemed fair values of eGroups' common stock on the dates these stock options were granted. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method.

     The unamortized deferred stock compensation balance at January 31, 2000, will be amortized as follows: $4,553,899 in the six months ending July 31, 2000, $4,808,181 in the year ending July 31, 2001, $2,119,283 in the year ending July 31, 2002, $693,009 in the year ending July 31, 2003, and $21,893 in the year ending July 31, 2004. Subsequent terminations of the employment of option holders may reduce future stock-based compensation. See Note 11.

     Amortization of deferred stock compensation relates to the following operating expenses:

                                           PERIOD FROM           SIX MONTHS ENDED
                                            INCEPTION               JANUARY 31,
                                        (JUNE 5, 1998) TO    -------------------------
                                          JULY 31, 1998         1999           2000
                                        -----------------    -----------    ----------
                                                             (UNAUDITED)
Product development...................      $332,295          $ 44,318      $1,120,695
Sales and marketing...................       531,652            93,586       1,533,921
General and administrative............       110,807               390       1,340,011
                                            --------          --------      ----------
  Total...............................      $974,754          $138,294      $3,994,627
                                            ========          ========      ==========

     In the period from inception (June 5, 1998) to July 31, 1999, and in the six-month period ended January 31, 2000, eGroups issued options to purchase 18,750 and 22,550 shares of common stock, respectively, to several third-party consultants in exchange for services rendered. In connection with these options, eGroups recorded noncash charges of $20,392 and $64,042 in these periods.

     ACCOUNTING FOR STOCK-BASED COMPENSATION UNDER SFAS 123

     As discussed in Note 1, eGroups has elected to follow APB 25 and related interpretations in accounting for its employee stock awards. The alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock awards. Under APB 25, when the exercise price of eGroups' employee stock awards equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The fair value for eGroups' stock awards was estimated at the date of grant using the minimum value options pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because eGroups' stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of awards granted during the period from inception (June 5, 1998) to July 31, 1999, and the six months ended January 31, 2000,

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 8. STOCKHOLDERS' EQUITY (CONTINUED)
were determined using a risk-free interest rate of 6.0%, an expected life of four years, and a dividend yield of zero.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. eGroups' pro forma information follows:

                                                        PERIOD FROM       SIX MONTHS
                                                         INCEPTION          ENDED
                                                     (JUNE 5, 1998) TO   JANUARY 31,
                                                       JULY 31, 1999         2000
                                                     -----------------   ------------
Net loss attributable to common stockholders:
  As reported......................................     $(6,857,237)     $(12,902,983)
  Pro forma........................................     $(6,863,101)     $(12,949,039)
Basic and diluted net loss per share attributable
  to common stockholders:
  As reported......................................     $     (1.25)     $      (1.61)
  Pro forma........................................     $     (1.26)     $      (1.62)

     STOCK SPLIT

     In December 1998, the board of directors approved a 2-for-1 stock split of the outstanding shares of eGroups' common and preferred stock. All of the share information contained in these financial statements and footnotes has been retroactively adjusted to reflect the stock split.

 9. NOTES RECEIVABLE

     During the period from inception (June 5, 1998) to July 31, 1999, and for the six-month period ended January 31, 2000, eGroups issued $14,330 and $2,148,153, respectively, of full recourse notes receivable from employees which bear interest at rates ranging from 4.5% to 6.2% per annum in consideration for the exercise of stock options. The notes are collateralized by the underlying shares of common stock and mature on various dates through fiscal 2004.

 10. INCOME TAXES

     As of July 31, 1999 and January 31, 2000, eGroups had federal net operating loss carryforwards of approximately $5,000,000 and $12,600,000, respectively. The Company also had federal research and development credit carryforwards of approximately $100,000 as of January 31, 2000. The net operating loss and credit carryforwards will expire at various dates beginning in 2019, if not utilized.

     Utilization of the net operating losses and credits may be subject to substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     Deferred tax assets and liabilities reflect the net tax effects of net operating loss and credit carryforwards and of temporary differences between the carrying amounts of assets and liabilities for

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 10. INCOME TAXES (CONTINUED)
financial reporting and the amounts used for income tax purposes. Significant components of eGroups' deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                        JULY 31,      JANUARY 31,
                                                          1999           2000
                                                       -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards...................  $ 2,000,000    $ 5,000,000
  Research credit carryforwards......................      100,000        200,000
  Other..............................................      100,000        100,000
                                                       -----------    -----------
          Total deferred tax assets..................    2,200,000      5,300,000
Valuation allowance..................................   (2,200,000)    (5,300,000)
                                                       -----------    -----------
Net deferred tax assets..............................  $        --    $        --
                                                       ===========    ===========

     Based upon the weight of available evidence, which includes eGroups' historical operating performance and the reported cumulative net losses in all prior periods, eGroups has provided a full valuation allowance against its net deferred tax assets.

     The valuation allowance increased by $2,200,000 in the period from inception (June 5, 1998) to July 31, 1999.

 11. SUBSEQUENT EVENTS (UNAUDITED)

     REPURCHASE OF FOUNDERS STOCK

     In March 2000, eGroups repurchased 600,478 shares of its common stock from one of its founders under a repurchase right for $3,003.

     INITIAL PUBLIC OFFERING

     In March 2000, eGroups' board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit eGroups to sell shares of its common stock to the public. Upon completion of the initial public offering as described in the registration statement, all outstanding convertible preferred stock will be converted into 16,539,216 shares of common stock.

     SUBORDINATED DEBT CONVERSION

     In March 2000, a lender gave notice to eGroups of its intention to exercise its option to purchase 437,500 shares of preferred stock upon the conversion of $3,150,000 of subordinated debt. This conversion and the conversion of such shares into common stock will occur upon the closing of eGroups' initial public offering.

     DEFERRED STOCK COMPENSATION

     In February and March 2000, eGroups granted to its employees options to purchase a total of 1,773,991 shares of common stock at prices between $5.00 and $6.00 per share. In connection with

                                 EGROUPS, INC.

      (INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1999 IS UNAUDITED)

 11. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) these grants, eGroups estimates that it will record additional deferred stock compensation of approximately $15,912,000.

     EGROUPS 2000 EMPLOYEE STOCK PURCHASE PLAN

     In March 2000, the board of directors adopted the eGroups 2000 Employee Stock Purchase Plan, subject to stockholder approval, and reserved 500,000 shares of common stock for issuance under this plan. On each August 1, beginning in 2001, the aggregate number of shares reserved for issuance under this plan will increase automatically by the lesser of (i) 420,000 shares, (ii) 1.2% of the average number of shares outstanding as used to calculate the previous year's fully diluted earnings per share, or (iii) a lesser amount determined by the board.

     2000 STOCK INCENTIVE PLAN

     In March 2000, the board of directors adopted the 2000 Stock Incentive Plan, subject to stockholder approval, and reserved 5,400,000 shares of common stock for issuance under the plan, plus any shares reserved but not granted under the 1998 Stock Option Plan or returned to the 1998 Stock Option Plan upon termination of options. On each August 1, beginning in 2001, the aggregate number of shares reserved for issuance under this plan will increase automatically by the lesser of (i) 2,000,000 shares, (ii) 5% of the average number of shares outstanding used to calculate the previous year's fully diluted earnings per share, or (iii) a lesser number determined by the board. Simultaneous with effectiveness of eGroups' initial public offering, no further grants may be made under the 1998 Stock Option Plan.

     GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS

     In March 2000, the board of directors adopted a stock option grant program for non-employee directors. The program will be administered under the 2000 Stock Incentive Plan. Each non-employee director will receive a non-qualified stock option to purchase 50,000 shares of common stock upon initial election or appointment to the board. Beginning with the annual meeting of stockholders in 2001, each non-employee director will automatically receive an additional option to purchase 12,500 shares of common stock immediately following each year's annual meeting of stockholders. The exercise price for all options granted under the program will be the fair market value of the common stock on the date of grant.

[Inside Back Cover]

The top of the page has the following header:

AN EXPANDING GLOBAL PRESENCE

The following three sub-headers are located across the page directly under the above header:

"Members generate their own content for group communications in their native languages."

"Over 20% of our members come from international domains."

"The eGroups web site will be available in 14 languages in April 2000."

Below these sub-headers is a centered rendering of planet earth. Domain names for eGroups' international web sites are arrayed around this photograph.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               , 2000

                                      LOGO

                                      SHARES OF COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                                   CHASE H&Q
                               ROBERTSON STEPHENS

--------------------------------------------------------------------------------
We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of eGroups, Inc., have not changed since the date hereof.

--------------------------------------------------------------------------------

Until                      , 2000 (25 days after the date of this prospectus),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts are estimates other than the SEC registration fee and the NASD filing fees.

Securities and Exchange Commission registration fee.........  $ 19,800
NASD filing fee.............................................     8,000
Nasdaq National Market listing fee..........................    95,000
Printing fees...............................................   200,000
Legal fees and expenses.....................................   500,000
Accounting fees and expenses................................   400,000
Blue sky fees and expenses..................................    10,000
Transfer agent and registrar fees...........................     7,500
Miscellaneous fees..........................................         *
                                                              --------
     Total..................................................  $      *
                                                              ========

------------------------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended ("Securities Act"). Article VIII of our Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto), which will be effective upon the closing of this offering, and Article XI of our current Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among us and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our inception in June 1998, we have sold and issued the following securities:

          1. On June 5, 1998, we issued 5,242,500 shares of common stock to three founders for an aggregate consideration of $26,212.50 paid by cash, check, or assignment of intellectual property rights and other assets.

          2. On June 5, 1998, we issued 337,500 shares of common stock to three advisors for an aggregate purchase price of $1,687.50.

          3. On June 22, 1998, we issued an aggregate of 1,620,000 shares of Series A preferred stock to two accredited investors for an aggregate purchase price of $810,000.

          4. On December 17, 1998, we issued an aggregate of 3,556,772 shares of Series B preferred stock to nine accredited investors for an aggregate purchase price of $5,120,151.13.

          5. On June 22, 1999, we issued a warrant to purchase up to 8,330 shares of Series B preferred stock to one accredited investor in connection with a certain lease financing.

          6. On October 8, 1999, we granted a right to purchase up to 437,500 shares of Series D preferred stock to one investor in connection with issuance of debt. The purchase right was exercised by the investor on March 16, 2000, and we issued 437,500 shares of Series D preferred stock to such investor in consideration of cancellation of debt in the principal amount of $3,150,000.

          7. On November 30, 1999, in connection with our acquisition by merger of ONElist, Inc., we issued an aggregate of 8,318,629 shares of common stock to twenty shareholders of ONElist and 7,280,811 shares of Series C preferred stock to seven accredited investors of ONElist.

          8. On December 14, 1999, we issued an aggregate of 4,081,633 shares of Series D preferred stock to twenty-four accredited investors for an aggregate consideration of $42,000,003.36.

          9. Since our incorporation, we have entered into an aggregate of 291 stock option agreements to purchase our common stock to employees, directors and consultants with exercise prices ranging from $0.02 to $6.00.

     No underwriters were involved in the foregoing sales of securities. The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering, or Rule 701 of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) THE FOLLOWING EXHIBITS ARE FILED HEREWITH:

EXHIBIT
NUMBER                           DESCRIPTION
 1.1     Form of Underwriting Agreement.
 2.1     Agreement and Plan of Reorganization among eGroups, Inc., EG
         Acquisition Corporation and ONElist, Inc., dated as of
         November 9, 1999.
 3.1     Fifth Amended and Restated Certificate of Incorporation.
 3.2     Form of Amended and Restated Certificate of Incorporation,
         to be effective upon completion of this offering.
 3.3     Amended and Restated Bylaws.
 4.1     Form of Common Stock Certificate.
 4.2     Second Amended and Restated Investors Rights Agreement,
         dated as of December 14, 1999, among eGroups, Inc., and the investors listed on the exhibits thereto.
 4.3     Warrant Agreement to purchase shares of the Series B
         Preferred Stock, dated as of June 23, 1999, between eGroups,
         Inc., and Comdisco, Inc.
 4.4*    Letter to Purchasers of Preferred Stock regarding
         Registration Rights in the Proposed Initial Public Offering.
 5.1*    Opinion of Perkins Coie LLP regarding the legality of the
         common stock being registered.
10.1*    Form of Indemnification Agreement between eGroups, Inc., and each of its officers and directors.
10.2     Form of Lockup Agreement.

EXHIBIT
NUMBER                           DESCRIPTION
10.3     eGroups 1998 Stock Option Plan.
10.4*    eGroups 2000 Stock Incentive Plan.
10.5     ONElist 1998 Option Plan.
10.6*    eGroups 2000 Employee Stock Purchase Plan.
10.7     Form of Stock Option Agreement.
10.8     Form of Early Exercise Notice and Restricted Stock Purchase
         Agreement.
10.9     Form of Notice of Stock Option Grant.
10.10    Employment Offer Letter with Michael B. Klein, dated as of
         October 11, 1999.
10.11    Employment Offer Letter with Richard J. Carey, dated as of
         September 16, 1999.
10.12    Employment Offer Letter with Marjorie T. Sennett, dated as of June 7, 1999.
10.13    Employment Offer Letter with Steven T. Comfort, dated as of
         April 8, 1999.
10.14    Employment Offer Letter with Jacqueline A. Maartense, dated as of September 1, 1999.
10.15    Form of eGroups Proprietary Information and Inventions
         Assignment Agreement.
10.16*   Form of ONElist Employment, Confidential Information and
         Invention Assignment Agreement.
10.17    Series A Preferred Stock Purchase Agreement, dated as of
         December 28, 1998, among ONElist, Inc., and the purchasers listed on the exhibits thereto.
10.18    Series A Preferred Stock Purchase Agreement, dated as of
         June 22, 1998, among FindMail Communications, Inc., and the purchasers listed on the exhibits thereto.
10.19    Series B Preferred Stock Purchase Agreement, dated as of
         December 17, 1998 among eGroups, Inc., and the purchasers
         listed on the exhibits thereto.
10.20    Series D Preferred Stock Purchase Agreement, dated as of
         December 14, 1999, among eGroups, Inc., and the purchasers listed on the exhibits thereto.
10.21    Common Stock Purchase Agreement, dated as of June 5, 1998
         between FindMail Communications, Inc., and Scott Hassan,
         amended as of December 15, 1998.
10.22    Common Stock Purchase Agreement, dated as of June 5, 1998
         between FindMail Communications, Inc., and Martin
         Roscheisen, amended as of December 15, 1998.
10.23    First Amended and Restated Common Stock Purchase Agreement,
         dated as of December 24, 1998 among ONElist, Inc., and the purchasers listed on the exhibits thereto.
10.24    Employment Agreement, dated as of December 28, 1998, between
         eGroups, Inc., and Mark Fletcher.
10.25    Form of Promissory Note between eGroups, Inc., as lender,
         and certain executive officers, as borrowers.
10.26*   Promissory Note, dated as of July   , 1999, between eGroups,
         Inc., as lender, and Marjorie T. Sennett, as borrower.
10.27*   Lease for 350 Brannan Street, San Francisco, dated May 3,
         1999.
10.28*   Lease for 2688 Middlefield Road, Redwood City, dated June 9,
         1999.
10.29    Subordinated Promissory Note, dated as of March 16, 2000,
         between Comdisco, Inc., as lender, and eGroups, Inc., as
         borrower.
10.30**  Software License and Service Agreement, dated as of March 3,
         2000, between eGroups, Inc. and E.piphany, Inc.
10.31    Form of Advertising Insertion Order and standard advertising terms and conditions.
10.32    Advertising Insertion Order, dated as of December 6, 1999, between eGroups, Inc., and X.com, Inc.
10.33**  Advertising Insertion Order, dated as of February 9, 2000, between eGroups, Inc., and X.com, Inc.
10.34**  Advertising Sales Agreement, dated as of March 1, 2000, between eGroups, Inc., and beMANY!, Inc.

EXHIBIT
NUMBER                           DESCRIPTION
10.35    Master Services Agreement, dated as of February   , 2000
         between eGroups, Inc., and Global Center, Inc.
10.36    Loan and Security Agreement, dated as of May 19, 1999,
         between ONElist, Inc., and Silicon Valley Bank.
10.37    Master Lease Agreement, dated as of June 23, 1999, between
         eGroups, Inc., and Comdisco, Inc.
10.38    Subordinated Loan Agreement, dated as of October 8, 1999,
         between eGroups, Inc., and Comdisco, Inc.
10.39    Notice of Exercise of Purchase Option by Comdisco, Inc.,
         dated as of March 16, 2000.
21.1*    List of Subsidiaries.
23.1     Consent of Ernst & Young LLP, Independent Auditors.
23.2*    Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1*    Power of Attorney (see page II-6 of the Registration
         Statement).
27.1     Financial Data Schedule for the period from inception (June
         5, 1998) to July 31, 1999.
27.2     Financial Data Schedule for the six-month period ended
         January 31, 2000.

------------------------------
 * To be filed by amendment

** Confidential treatment requested as to certain portions of this Exhibit.

(b) FINANCIAL STATEMENT SCHEDULES

     No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation, or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 23rd day of March, 2000.

                                          eGROUPS, INC.

                                          By:     /s/ MICHAEL B. KLEIN
                                            ------------------------------------
                                                      Michael B. Klein
                                              President, Chief Executive Officer
                                              and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints Michael B. Klein and Marjorie T. Sennett, and each of them, such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in such individual's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or such individual's or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                       SIGNATURE                                    TITLE                  DATE

                  /s/ MICHAEL B. KLEIN                    President, Chief Executive  March 23, 2000
--------------------------------------------------------     Officer and Director
                    Michael B. Klein                         (Principal Executive
                                                                   Officer)

                /s/ MARJORIE T. SENNETT                    Chief Financial Officer    March 23, 2000
--------------------------------------------------------   (Principal Financial and
                  Marjorie T. Sennett                        Accounting Officer)

                  /s/ GAYLE A. CROWELL                             Director           March 23, 2000
--------------------------------------------------------
                    Gayle A. Crowell

                    /s/ PETER MILLS                                Director           March 23, 2000
--------------------------------------------------------
                      Peter Mills

                 /s/ MICHAEL J. MORITZ                             Director           March 23, 2000
--------------------------------------------------------
                   Michael J. Moritz

                 /s/ DANIEL D. SPRINGER                            Director           March 23, 2000
--------------------------------------------------------
                   Daniel D. Springer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
  1.1      Form of Underwriting Agreement.
  2.1      Agreement and Plan of Reorganization among eGroups, Inc., EG
           Acquisition Corporation and ONElist, Inc., dated as of
           November 9, 1999.
  3.1      Fifth Amended and Restated Certificate of Incorporation.
  3.2      Form of Amended and Restated Certificate of Incorporation,
           to be effective upon completion of this offering.
  3.3      Amended and Restated Bylaws.
  4.1      Form of Common Stock Certificate.
  4.2      Second Amended and Restated Investors Rights Agreement,
           dated as of December 14, 1999, among eGroups, Inc., and the investors listed on the exhibits thereto.
  4.3      Warrant Agreement to purchase shares of Series B Preferred
           Stock, dated as of June 23, 1999, between eGroups, Inc., and
           Comdisco, Inc.
  4.4*     Letter to Purchasers of Preferred Stock regarding
           Registration Rights in the Proposed Initial Public Offering.
  5.1*     Opinion of Perkins Coie LLP regarding the legality of the
           common stock being registered.
 10.1*     Form of Indemnification Agreement between eGroups, Inc., and each of its officers and directors.
 10.2      Form of Lockup Agreement.
 10.3      eGroups 1998 Stock Option Plan.
 10.4*     eGroups 2000 Stock Incentive Plan.
 10.5      ONElist 1998 Option Plan.
 10.6*     eGroups 2000 Employee Stock Purchase Plan.
 10.7      Form of Stock Option Agreement.
 10.8      Form of Early Exercise Notice and Restricted Stock Purchase
           Agreement.
 10.9      Form of Notice of Stock Option Grant.
 10.10     Employment Offer Letter with Michael B. Klein, dated as of
           October 11, 1999.
 10.11     Employment Offer Letter with Richard J. Carey, dated as of
           September 16, 1999.
 10.12     Employment Offer Letter with Marjorie T. Sennett, dated as of June 7, 1999.
 10.13     Employment Offer Letter with Steven T. Comfort, dated as of
           April 8, 1999.
 10.14     Employment Offer Letter with Jacqueline A. Maartense, dated as of September 1, 1999.
 10.15     Form of eGroups Proprietary Information and Inventions
           Assignment Agreement.
 10.16*    Form of ONElist Employment, Confidential Information and
           Invention Assignment Agreement.
 10.17     Series A Preferred Stock Purchase Agreement, dated as of
           December 28, 1998, among ONElist, Inc., and the purchasers listed on the exhibits thereto.
 10.18     Series A Preferred Stock Purchase Agreement, dated as of
           June 22, 1998, among FindMail Communications, Inc., and the purchasers listed on the exhibits thereto.
 10.19     Series B Preferred Stock Purchase Agreement, dated as of
           December 17, 1998 among eGroups, Inc., and the purchasers
           listed on the exhibits thereto.
 10.20     Series D Preferred Stock Purchase Agreement, dated as of
           December 14, 1999, among eGroups, Inc., and the purchasers listed on the exhibits thereto.
 10.21     Common Stock Purchase Agreement, dated as of June 5, 1998
           between FindMail Communications, Inc., and Scott Hassan,
           amended as of December 15, 1998.
 10.22     Common Stock Purchase Agreement, dated as of June 5, 1998
           between FindMail Communications, Inc., and Martin
           Roscheisen, amended as of December 15, 1998.

EXHIBIT
NUMBER                             DESCRIPTION
 10.23     First Amended and Restated Common Stock Purchase Agreement,
           dated as of December 24, 1998, among ONElist, Inc., and the purchasers listed on the exhibits thereto.
 10.24     Employment Agreement, dated as of December 28, 1998, between
           eGroups, Inc., and Mark Fletcher.
 10.25     Form of Promissory Note between eGroups, Inc., as lender,
           and certain executive officers, as borrowers.
 10.26*    Promissory Note, dated as of July   , 1999, between eGroups,
           Inc., as lender, and Marjorie T. Sennett, as borrower.
 10.27*    Lease for 350 Brannan Street, San Francisco, dated May 3,
           1999.
 10.28*    Lease for 2688 Middlefield Road, Redwood City, dated June 9,
           1999.
 10.29     Subordinated Promissory Note, dated as of March 16, 2000,
           between Comdisco, Inc., as lender, and eGroups, Inc., as
           borrower.
10.30**    Software License and Service Agreement, dated as of March 3,
           2000, between eGroups, Inc., and E.piphany, Inc.]
 10.31     Form of Advertising Insertion Order and standard advertising terms and conditions.
 10.32     Advertising Insertion Order, dated as of December 6, 1999, between eGroups, Inc., and X.com, Inc.
10.33**    Advertising Insertion Order, dated as of February 9, 2000, between eGroups, Inc., and X.com, Inc.
10.34**    Advertising Sales Agreement, dated as of March 1, 2000,
           between eGroups, Inc., and BeMANY!, Inc.
 10.35     Master Services Agreement, dated as of February   , 2000
           between eGroups, Inc., and Global Center, Inc.
 10.36     Loan and Security Agreement, dated as of May 19, 1999,
           between ONElist, Inc., and Silicon Valley Bank.
 10.37     Master Lease Agreement, dated as of June 23, 1999, between
           eGroups, Inc., and Comdisco, Inc.
 10.38     Subordinated Loan Agreement, dated as of October 8, 1999,
           between eGroups, Inc., and Comdisco, Inc.
 10.39     Notice of Exercise of Purchase Option by Comdisco, Inc.,
           dated as of March 16, 2000.
 21.1*     List of Subsidiaries.
 23.1      Consent of Ernst & Young LLP, Independent Auditors.
 23.2*     Consent of Perkins Coie LLP (included in Exhibit 5.1).
 24.1*     Power of Attorney (see page II-6 of the Registration
           Statement).
 27.1      Financial Data Schedule for the period from inception (June
           5, 1998) to July 31, 1999.
 27.2      Financial Data Schedule for the six-month period ended
           January 31, 2000.

------------------------------
 * To be filed by amendment

** Confidential treatment requested as to certain portions of this Exhibit.